As filed with the Securities and Exchange Commission on August 27, 2001

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _________
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
 _____________
FIRST PULASKI NATIONAL CORPORATION
 (Exact name of registrant as specified in its charter)

Tennessee	6021	62-1110294
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

206 South First Street
Pulaski, Tennessee 38478
(931) 363-2585

(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)
 --------------------------------------
 James T. Cox
First Pulaski National Corporation
Pulaski, Tennessee 38478
(931) 363-2585

(Name, address, including zip code, and telephone number,including area code, of agent for service)

Copy to:
 Bob F. Thompson
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-3001
(615) 742-6200
 ______________________

        Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective and all other conditions to the merger described herein have been satisfied.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ___

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.___ ________________________________________________________________________________________________

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___ _____________________________________________

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock	89,400shares	Not Applicable	Not Applicable	$593.78 (2)

(1)     The registration statement relates to securities of the registrant issuable to holders of common stock of Belfast Holding Company in the proposed merger of Belfast into registrant.
(2)      Pursuant to Rule 457(f), the registration fee was computed on the basis of the book value of the Belfast securities being acquired in the merger as of  June 30, 2001 the latest practicable date prior to filing the registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[Belfast Holding Company Letterhead]

                                                                                                                                                                                                    _______________, 2001

Dear Shareholder:

        We are pleased to enclose your Notice of Special Meeting and proxy statement/prospectus for the special meeting of shareholders Belfast Holding Company to be held on _________, 2001 at ______ local time, at ______.

        At the special meeting you will be asked to consider and vote on the proposed merger of Belfast with and into First Pulaski National Corporation. By virtue of the proposed merger, each share of Belfast common stock outstanding immediately prior to the time that the proposed merger is completed will be exchanged for 2.98 shares of First Pulaski common stock.  First Pulaski is headquartered in Pulaski, Tennessee.  As of June 30, 2001, First Pulaski had consolidated assets of about $325 million, deposits of about $281.3 million and shareholders' equity of about $38.5 million.

        THE BELFAST BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND RECOMMENDS THAT YOU VOTE "FOR" THE MERGER.

        The proposed merger has been approved by the Belfast board of directors as being in the best interest of Belfast and its shareholders. The Belfast board reached this decision after careful consideration of a number of factors.  The enclosed proxy statement/prospectus contains more detailed information concerning the Belfast board's decision, the terms of the merger and First Pulaski and its common stock.  We urge you to read and consider it carefully.

        Approval of the merger is subject to certain conditions, including the approval of the merger by various regulatory agencies.  In addition, the affirmative vote of the holders of a majority of the shares of the Belfast common stock entitled to vote thereon is required to approve the merger agreement.  It is very important that your shares are voted at the special meeting, regardless of whether you attend in person.  Please complete the enclosed proxy and mail it promptly in the enclosed postage-paid, return envelope. If approved by the Belfast shareholders, Belfast and First Pulaski intend to consummate the merger by ______________, 2001.

        The merger involves certain investment considerations which you should evaluate carefully before voting for the merger. See "Risk Factors" on page 10 of the enclosed proxy statement/prospectus.

        Under Chapter 23 of the Tennessee Business Corporation Act, holders of Belfast common stock who comply with Chapter 23 of the Tennessee Business Corporation Act will have the right to dissent from the merger and to obtain payment, in cash, of the fair value of their shares.  A copy of Chapter 23 of the Tennessee Business Corporation Act is attached as Appendix B to the accompanying proxy statement/prospectus.  Please see the section entitled Dissenters' Appraisal Rights in the enclosed proxy statement/prospectus for a discussion of the procedures to be followed in asserting these dissenters' rights.

        It is very important that your shares are voted at the special meeting.  Please indicate your vote on the enclosed proxy form, date and sign it, and return it in the enclosed envelope.  If you attend the meeting, you may revoke your proxy at the special meeting and vote in person.  You should not forward your stock certificates at this time.

Sincerely,

        Neither the Securities and Exchange Commission nor any state securities regulators or other governmental agency has approved the First Pulaski common stock to be issued under the accompanying proxy statement/prospectus or determined if the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Subject to Completion dated August 27, 2001

BELFAST HOLDING COMPANY
1600 Fishing Ford Road
Belfast, TN 37019-0009
(931) 276-2255

NOTICE OF SPECIAL SHAREHOLDERS' MEETING

TO BE HELD ON ________, 2001

To the Shareholders of Belfast Holding Company:

        NOTICE IS HEREBY GIVEN that a Special Meeting of the shareholders of the Belfast Holding Company, a Tennessee corporation and registered bank holding company, will be held at ____ on September __, 2001, at ___ a/p.m. local time for the purpose of considering and voting upon the following matters:

  Approval and adoption of the Agreement and Plan of Reorganization dated as of June 12, 2001, by and between Belfast and First Pulaski National Corporation, a Tennessee corporation and registered bank holding company. Pursuant to the terms of the merger agreement, Belfast will be merged with and into Pulaski with Pulaski surviving the merger and each outstanding share of Belfast common stock, par value $1.00 per share, being converted into the right to receive 2.98 shares of Pulaski common stock, par value $1.00 per share, with the Belfast shareholders having the option of receiving either cash in exchange for any fractional shares or purchasing such additional fractional share up to the next whole share.

  To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

          The Belfast board of directors has fixed the close of business on _________, 2001 as the record date for determining the shareholders entitled to vote at the special meeting and any adjournments or postponements of the meeting.  Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the meeting.

          A form of proxy and a proxy statement/prospectus containing more detailed information with respect to the matter to be considered at the special meeting accompanies this notice.  A copy of the merger agreement is attached as Appendix A to the proxy statement/prospectus.

          Dissenting shareholders who comply with the provisions of Chapter 23 of the Tennessee Business Corporation Act, are entitled to dissent from the merger and receive payment of the fair value of your shares of Belfast common stock if the merger is consummated.  A copy of Chapter 23 (if the Tennessee Business Corporation Act is attached as Appendix B to the proxy statement/prospectus.  Please see the section entitled "Dissenters' Appraisal Rights" in the proxy statement/prospectus for a summary of the procedures to be followed in asserting these dissenters' rights.  A dissenting shareholder will be entitled to payment only if written notice of intent to demand payment is delivered to Belfast before the vote is taken and the shareholder does not vote in favor of the merger agreement.

          The affirmative vote of the holders of a majority of the outstanding shares of Belfast common stock is necessary to approve and adopt the merger agreement and the merger.

          The Belfast board of directors has unanimously approved the merger agreement and the merger and has also declared that the merger is advisable and in the best interest of Belfast and its shareholders.  Accordingly, the board of directors recommends that the Belfast shareholders vote "FOR" approval and adoption of the merger agreement and the merger.

  By Order of the Board of Directors,

                                                                                                                                        _____________________

                                                                                                                                        _____________________

  Belfast, Tennessee
  __________ 2001

          In order to assure your representation at the special meeting, please complete, sign, date and mail promptly, the enclosed proxy, which is being solicited by time Belfast board of directors, whether or not you plan to attend the special meeting.  An addressed return envelope which requires no postage if mailed in the United States has been included for that purpose.  The proxy may be revoked at any time prior to the vote at the special meeting by following the procedures set forth in the proxy statement/prospectus.

  Subject to Completion dated August 24, 2001

  Proxy Statement
  of
  Belfast Holding Company

  Prospectus
  of
  First Pulaski National Corporation
  89,400 Shares of Common Stock

          This proxy statement/prospectus is being furnished to the holders of shares of common stock of Belfast Holding Company, a Tennessee corporation, pursuant to the Agreement and Plan of Reorganization dated June 12, 2001 by and among Belfast and First Pulaski National Corporation, a Tennessee corporation pursuant to which Belfast will merge with and into First Pulaski with First Pulaski as the surviving corporation.

          Pursuant to the terms of the merger agreement, each share of Belfast common stock outstanding at the effective time (as defined in the merger agreement) will be converted into the right to receive 2.98 shares of First Pulaski common stock.

          This proxy statement/prospectus describes the merger agreement, First Pulaski, Belfast and the First Pulaski common stock and is being provided in connection with the issuance of the First Pulaski common stock to the shareholders of Belfast under the terms of the merger agreement, a copy of which is attached hereto as Appendix A and is incorporated herein by reference.

          See "Risk Factors" beginning on page 10 for a discussion of certain risks that you should consider before you vote on approval of the merger agreement and the merger.

          Neither the Securities and Exchange Commission nor any state securities regulators have approved the First Pulaski common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate.  Any representation to the contrary is a criminal offense.

          The First Pulaski common stock offered hereby has not been approved or disapproved by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions or the Board of Governors of the Federal Reserve System nor has the Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions, the Board of Governors of the Federal Reserve System or the Office of the Comptroller of the Currency passed on the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is unlawful.

          This proxy statement/prospectus and the form of proxy are first being mailed to Belfast's shareholders on or about August __, 2001.

          The information in this proxy statement/prospectus is subject to completion or amendment.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  These securities may not be sold until the registration statement becomes effective.  This proxy statement/prospectus is not an offer to sell the securities and is not soliciting an offer to buy the securities in any state where offers or sales are not permitted.

  ________________________________

  The date of this proxy statement/prospectus
  is August __, 2001.

  DOCUMENTS DELIVERED WITH THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...48
  INDEX TO FINANCIAL STATEMENTS...........................................................................................................................................................................50

  SUMMARY

  This summary highlights selected information from this document. It does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which we have referred you in order to understand fully the merger and to obtain a more complete description of the legal terms of the merger. Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

  The Companies

  First Pulaski National Corporation (page 26)
  206 South First Street
  Pulaski, Tennessee 38478
  (931) 363-2585

          First Pulaski was formed in 1981 as a Tennessee corporation and a registered bank holding company. As of June 30, 2001 it had almost $325 million in total assets, approximately $281.3 million in deposits, and shareholders' equity of about $38.5 million. Its bank subsidiary, the First National Bank of Pulaski, is a national banking association with branches in Giles County and Lincoln County, Tennessee.

          The executive office of First Pulaski is located in Pulaski, Tennessee at the address noted above. The principal telephone number is (931) 363-2585.

  Belfast Holding Company (pages 28 and 44)
  1600 Fishing Ford Road
  Belfast, Tennessee 37019-0009
  (931) 276-2255

          Belfast was formed in 1986 as a Tennessee corporation and registered bank holding company. As of June 30, 2001, the total assets of Belfast were about $21 million. Belfast has one bank subsidiary, the Bank of Belfast, a Tennessee state-chartered bank, with branches in Marshall County, Tennessee. The executive office of Belfast is located in Belfast, Tennessee at the address noted above.

  The Special Meeting (page 14)

          The Belfast special meeting will be on ,                   2001, at           a.m., local time, at                           in                           , Tennessee.  At the Belfast special meeting, you will be asked to:

    approve and adopt the merger agreement and the merger of Belfast with and into First Pulaski; and
    act on any other matters that may be submitted to a vote at the Belfast special meeting.

  Risk Factors (page 10)

  The following are some of the risks associated with the merger:

    the exchange ratio is fixed and will not change with the changes in the market value of First Pulaski or Belfast common stock;
    Pulaski may not realize the anticipated profitability it expects to achieve as a result of the merger;
    the voting agreement under which some shareholders, including all of the directors of Belfast, are required to vote in favor of the merger may discourage other companies from acquiring Belfast; and
    following the merger, the Bank of Belfast may not be able to retain all of its current customers.

  Belfast's Reasons for the Merger (page 17)

          Belfast believes that combining with First Pulaski will enhance opportunities for profitable growth for you and allow it to better serve its customers' diversified financial services needs while maintaining a local, friendly and trustworthy face to our customers.

  Belfast's Recommendation to Shareholders (page 15)

          Our board believes that the merger is fair to you and in your best interests, and our board unanimously recommends that you approve the merger agreement attached hereto as Appendix A.

  Record Date; Vote Required (page 14)

          You may vote at the Belfast special meeting if you owned Belfast common stock at the close of business on                         , 2001.  On that date, there were 30,000 shares of Belfast common stock outstanding and entitled to vote.  You are entitled to cast one vote for each share of common stock you owned on that date.

          In order for the merger to be approved, under Tennessee law, Belfast shareholders holding a majority of the outstanding shares of our common stock on the record date must vote in favor of the merger.

  The Merger (page 15)

          Belfast will merge with and into First Pulaski with First Pulaski as the surviving corporation of the merger. After the merger, Belfast shareholders will be shareholders of First Pulaski and First Pulaski will own all the shares of the Bank of Belfast.

          We have attached the agreement and plan of reorganization by and among First Pulaski and Belfast to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement. It is the legal document that governs the merger.

  Merger Consideration That You Will Receive (page 16)

          As merger consideration, you will receive 2.98 shares of First Pulaski common stock for each share of Belfast common stock that you own. This number is referred to as the "exchange ratio."  The exchange ratio is fixed, except that it is subject to adjustment if the outstanding shares of First Pulaski or Belfast common stock are changed into a different number or class of shares by reason of any of those events described in the merger agreement but the exchange ratio will not be adjusted solely because of changes in the market price of First Pulaski or Belfast common stock.

          You will not receive fractional shares and will have the option to either be paid cash equal to the product of $50 multiplied by such fractional share; or
    To purchase such additional fractional share up to the next whole share for the product of $50 multiplied by such fractional share.

  Conditions to Completion of the Merger (page 20)

          The completion of the merger depends on a number of conditions being met, including the following:

    Belfast's shareholders approving the merger;
    receipt of all required regulatory approvals and the expiration of any regulatory waiting periods;
    the absence of any governmental order blocking completion of the merger, or of any proceedings by a government body trying to block it;
    the Securities and Exchange Commission shall have declared effective the registration statement registering the shares of First Pulaski common stock to be issued in the merger;
    receipt by each of First Pulaski and Belfast of a legal opinion that the United States Federal income tax treatment for First Pulaski, Belfast and the Belfast shareholders shall be as described in this document;
    receipt of all material regulatory and non-regulatory consents that are required to complete the merger; and
    execution and delivery of non-competition and employment agreements by some of Belfast's directors and officers.

          In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger although it is entitled not to.  We can't be certain whether or when any of the conditions we've listed will be satisfied (or waived, where permissible), or that the merger will be completed.

  Federal Income Tax Consequences (page 23)

          We have structured the transaction with the intent that First Pulaski, Belfast, and Belfast's shareholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger, except in connection with cash received instead of fractional shares by Belfast shareholders.

           Determining the actual tax consequences of the merger to you can be complicated. They will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

  Accounting Treatment (page 25)

          We expect that the merger will qualify as a "pooling-of-interests," which means that for accounting and financial purposes, we will treat First Pulaski and Belfast as if the two companies have always been one company.

  Interests of Other Persons in the Merger that are Different from Yours (page 24)

          In considering the recommendation of Belfast's board of directors that you vote in favor of the merger, you should be aware that certain directors and officers of Belfast have entered into agreements that provide them with interests in the merger that are different from, or in addition to, yours.  Two officers of Belfast are expected to enter into employment agreements with First Pulaski as the surviving corporation of the merger.  These agreements provide for the payment of salaries and reimbursement for expenses.  Also, First Pulaski has agreed to maintain in effect its existing directors' and officers' liability insurance policies which provide liability insurance to these individuals for acts and omissions in their capacity as directors and officers of First Pulaski, and, to the extent possible, cause the officers and directors of Belfast and its bank subsidiary to be covered by such policy.

  Effective Time (page 18)

          The merger will occur shortly after satisfaction of the conditions to completion of the merger.  The merger is anticipated to be completed by September 30, 2001.

  Comparative Per Share Market Price Information (page 8)

          Shares of First Pulaski are not listed or traded on a national exchange or over-the-counter.  Shares of Belfast are neither listed nor publicly traded.  Based on information known to First Pulaski's senior management, the only price paid for shares of First Pulaski common stock during the week ended June 11, 2001 (the day prior to the signing of the merger agreement) was $50.  During the week ended on the date of this proxy statement/prospectus such range was $____ to $___.  To the knowledge of the Belfast senior management, the last transaction in Belfast common stock was the sale of 700 shares at $80 per share on October 4, 2000.

          Based on the exchange ratio in the merger agreement, the market value of the consideration that Belfast's shareholders will receive in the merger for each share of Belfast common stock would be approximately $149 based on the trading range for First Pulaski's common stock for the week ended June 11, 2001 and $_______ based on the trading range for First Pulaski's common stock for the week ended , 2001.

  Dissenter's Appraisal Rights (page 47)

          Tennessee law permits you to dissent from the merger and to have the fair value of your stock appraised by a court and paid to you in cash.  To do this, you must follow certain procedures, including filing certain notices with us and refraining from voting your shares in favor of the merger.  If you dissent from the merger, your shares of Belfast common stock will not be exchanged for shares of First Pulaski common stock in the merger, and your only right will be to receive the appraised value of your shares in cash.

  A DISSENTING SHAREHOLDER WILL BE ENTITLED TO PAYMENT ONLY IF WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT IS DELIVERED TO BELFAST BEFORE THE VOTE ON THE MERGER IS TAKEN AND THE SHAREHOLDER DOES NOT VOTE IN FAVOR OF THE MERGER.

  Regulatory Approvals (page 25)

          We can't complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System and the Tennessee Department of Financial Institutions.  The U.S. Department of Justice has input into the Federal Reserve Board's approval process.

          While we don't know of any reason why we shouldn't obtain the regulatory approvals in a timely manner, we can't be certain when we'll obtain them or that we will obtain them.

  Forward-Looking Statements May Prove Inaccurate (page 12)

          Both First Pulaski and Belfast have each made forward-looking statements in this document (and in documents to which we refer you in this document) that are subject to risks and uncertainties.  These forward-looking statements include information about possible or assumed future results of First Pulaski's operations or performance after the merger.  Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements.  Many possible events or factors could affect the future financial results and performance of First Pulaski after the merger and could cause those results or performance to differ materially from those expressed in our forward-looking statements.  These possible events or factors include the following:

    legal and regulatory risks and uncertainties;
    economic, political and competitive forces affecting our businesses, markets, constituencies or securities; and
    the risk that our analyses of these risks and forces could be incorrect, or that the strategies we've developed to deal with them may not succeed

  QUESTIONS AND ANSWERS ABOUT THE FIRST PULASKI/BELFAST TRANSACTION

  Set forth below are frequently asked questions about the proposed merger, and answers to those questions. These questions and answers do not address all questions that Belfast shareholders may have about the merger. You should carefully read this entire document, as well as all appendixes and documents incorporated by reference into this document.

  Q: Why is Belfast choosing to combine with First Pulaski?

  A:     We believe that combining with First Pulaski will enhance opportunities for profitable growth, thus providing you with substantial benefits, and that we will be able to better serve our customers' increasingly diversified financial services needs and desire for banking convenience and flexibility.  Furthermore, the resources and capital of First Pulaski will provide, when combined an enhanced ability to compete in the changing and competitive financial services industry.  Moreover, when combined with First Pulaski, we believe that the Bank of Belfast can still provide a local, friendly and trustworthy face to its customers because of First Pulaski's history of growth and outstanding service in Middle Tennessee.

  Q: As a Belfast shareholder, what will I receive in the merger?

  A:     You will have the right to receive 2.98 shares of First Pulaski common stock in exchange for each share of Belfast common stock you own.  First Pulaski won't issue any fractional shares . Instead, you will have the option to either (1) receive an amount of cash for any fraction of a share equal to the product of $50 multiplied by the fractional share; or (2) purchase an additional fractional share up to the next whole share for the product of the fractional share purchased multiplied by $50.

  For example, if you owned 225 shares of Belfast common stock, and the exchange ratio was 2.98 shares of First Pulaski common stock per share of Belfast common stock, you would receive 670 shares of First Pulaski common stock and either $25 in cash (for the 0.5 fractional share) or, upon payment of $25 to First Pulaski, one additional share of First Pulaski common stock.

  Q: When do you expect the merger to be completed?

  A:     The merger is expected to be completed as quickly as possible after the conditions of the merger have been satisfied. We hope to complete the merger by September 30, 2001. In addition to the approval of the Belfast shareholders, we must also obtain regulatory approvals, which include approval of the Federal Reserve Board and the Tennessee Department of Financial Institutions.

  Q: As a Belfast shareholder, what are the U.S. federal income tax consequences to me?

  A:     We expect that for U.S. federal income tax purposes, your exchange of shares of Belfast common stock for shares of First Pulaski common stock by virtue of the merger generally will not cause you to recognize any gain or loss.  You will, however, have to recognize gain in connection with any cash received instead of fractional shares.

  We provide a more detailed review of the U.S. federal income tax consequences of the merger at page 23 of this proxy statement/prospectus.

  Q: As a Belfast shareholder, do I have to accept First Pulaski common stock in exchange for my shares of Belfast common stock if the merger is approved?

  A:     No. If you are a Belfast shareholder and you follow the procedures prescribed by Tennessee law, you may dissent from the merger and have the fair value of your stock appraised by a court and paid in cash.  If you follow those procedures, you won't receive First Pulaski common stock.  The fair value of your Belfast common stock, determined in the manner prescribed by Tennessee law, will be paid to you in cash.  That amount could be more or less than the market value of the First Pulaski common stock as of the closing date of the merger.  For a more complete description of these dissenters' rights, see page 47 of this document.  It is a condition to First Pulaski's obligation to consummate the transaction that dissenting Belfast shareholders shall own no more than 10% of the outstanding Belfast shares.

  Q: What do I need to do now?

  A:     Indicate on your enclosed proxy card how you want to vote and mail the proxy card in the enclosed postage-prepaid return envelope as soon as possible so that your shares may be represented at the special meeting.  The special meeting will take place on , 2001.  You are invited to the special meeting to vote your shares in person, rather than by signing and mailing your proxy card.  If you do sign your proxy card, you can take back your proxy up until and including the date of the special meeting and either change your vote or attend the special meeting and vote in person.

  The Belfast board unanimously recommends voting in favor of the merger agreement and proposed merger.

  Q: Should I send in my stock certificates now?

  A:     No.  No one should send stock certificates in now.  After the merger is completed, we'll send you written instructions on how to exchange your Belfast common stock certificate for First Pulaski common stock certificates.

  COMPARATIVE UNAUDITED PER SHARE DATA

  The following table shows information about First Pulaski's income per share, dividends per share and book value per share. The information in the following table is based on the historical financial information of First Pulaski that has been presented in its SEC filings. First Pulaski's financial information has been incorporated into this proxy statement/prospectus by reference. See " Where You Can Find More Information" and "Documents Delivered with this Proxy Statement/Prospectus and Incorporation of Certain Information by Reference" on page 47.

	At or for the
	Six months
Ended June 30,			At or for the years ended December 31,
	2001	2000	2000	1999	1998
First Pulaski Common Stock
Net income per share - primary:	$1.31	$1.28	$2.63	$2.33	$2.44
Net income per share - diluted:	$1.30	$1.27	$2.61	$2.32	$2.43
Cash dividends declared per common share:	$.82	$.82	$1.65	$1.65	$1.60
share:
Book value per common share as of end of period:	$25.12	$22.50	$24.07	$23.15	$23.31

  SELECTED FINANCIAL DATA

          Set forth below is selected consolidated financial data for First Pulaski for the periods indicated.  The selected consolidated financial data of First Pulaski as of and for the years 1996, 1997, 1998, 1999 and 2000 are derived from the audited financial statements of First Pulaski which were audited by Putman & Hancock, CPAs, First Pulaski's independent certified public accountants.  The consolidated financial statements as of year-end 1999 and 2000 and for 1998, 1999 and 2000, and the report of Putman & Hancock, CPAs on those financial statements, are contained in First Pulaski's Annual Report on Form 10-K for the year ended December 31, 2000, a copy of which is being delivered with this proxy statement/prospectus and which is incorporated by reference herein. See "Where You Can Find More Information" and "Documents Delivered with this Proxy Statement/Prospectus and Incorporation of Certain Information by Reference."  The selected consolidated financial data as of and for the six months ended June 30, 2001 and June 30, 2000 are derived from unaudited condensed consolidated financial statements.  The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring items, which First Pulaski's management considers necessary for a fair presentation of its financial position and results of operations for these periods.  The results of operations and financial condition for the six months ended June 30, 2001 do not purport to be indicative of the results of operations or financial condition to be expected as of or for the fiscal year ending December 31, 2001.  The unaudited condensed consolidated financial statements as of June 30, 2001 and for the six month periods ended June 30, 2001 and June 30, 2000 are contained in First Pulaski's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, a copy of which is being delivered with this proxy statement/prospectus and which is incorporated by reference herein.  See "Where You Can Find More Information" and "Documents Delivered With This Proxy Statement/Prospectus and Incorporation of Certain Information by Reference."  The following information should be read in conjunction with the consolidated financial statements and notes thereto contained in First Pulaski's Annual Report on Form 10-K for the year ended December 31, 2000 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.  See "Where You Can Find More Information" and "Documents Delivered With This Proxy Statement/Prospectus and Incorporation of Certain Information by Reference."

Selected Historical Financial Data of First Pulaski

	Six months ended June 30,		For years ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands, except per share data)

Summary of Operations
Interest income	$ 12,818	$ 11,563	$ 23,691	$ 22,070	$ 22,506	$ 22,104	$ 21,245
Interest expense	6,208	5,063	11,117	9,138	9,445	9,296	8,761
Net interest income	6,610	6,500	12,574	12,931	13,061	12,809	12,484
Provision for loan losses	406	179	341	791	1,652	508	783
Noninterest income	1,450	1,319	2,928	2,579	2,624	2,353	2,125
Noninterest expense	4,694	4,698	9,162	9,318	8,321	8,119	7,668
Income before taxes	2,960	2,942	5,999	5,401	5,712	6,536	6,158
Net income	2,013	1,996	4,072	3,681	3,803	4,320	4,063

Basic earnings per share	1.31	1.28	2.63	2.33	2.44	2.81	2.67
Diluted earnings per share	1.30	1.27	2.61	2.32	2.43	2.80	2.67
Dividends per common share	.82	.82	1.65	1.65	1.60	1.50	1.40
Book value per common share	25.12	22.50	24.07	23.15	23.31	22.29	20.81

Selected Period - End Balances
Total assets	$ 324,949	$ 286,699	$303,440	$ 279,484	$275,005	$266,616	$248,792
Loans - net of unearned income	183,069	174,505	181,879	174,734	169,651	168,738	157,903
Allowance for loan losses	2,732	2,761	2,679	2,838	2,936	2,604	2,381
Total deposits	281,285	247,132	261,082	238,610	233,800	227,165	212,686
Other borrowings	1,559	1,755	1,659	1,849	2,028	2,196	1,847
Shareholders' equity	38,515	34,747	36,959	36,672	36,686	34,579	31,887

  PRICE RANGE OF COMMON STOCK AND DIVIDENDS

          First Pulaski's common stock is not traded through an organized exchange but is traded between individuals.  The following trading prices for the periods indicated represent the high and low trades of which First Pulaski is aware, and are primarily trades of its officers and directors. These prices do not necessarily include all trades and may not necessarily reflect actual stock value.  The table also includes the dividends paid by First Pulaski on its common stock for each period.  There is no established public trading market for Belfast common stock and therefore market price information about Belfast's common stock is not presented.  Because of the limited number of Belfast shareholders, trading in Belfast common stock has been essentially nonexistent.  Consequently, any market price information concerning Belfast, were it available, would be largely irrelevant.  Belfast has paid an annual dividend of $1.60 per share for each of the last two fiscal years.

		First Pulaski common stock
		High	Low	Dividend
1999:
	First Quarter	$55.00	$25.60	$0.41
	Second Quarter	55.00	27.60	0.41
	Third Quarter	55.00	25.60	0.41
	Fourth Quarter	55.00	25.60	0.42

2000:
	First Quarter	$52.50	$25.60	$0.41
	Second Quarter	55.00	49.00	0.41
	Third Quarter	51.49	30.00	0.41
	Fourth Quarter	50.00	34.60	0.42

2001:
	First Quarter	$50.00	$35.00	$0.41
	Second Quarter	50.00	45.00	0.41
	Third Quarter (through August 23, 2001)	50.00	50.00	0.00

          First Pulaski reviews its dividend policy at least annually.  The amount of the dividend, while in First Pulaski's sole discretion, depends in part upon the performance of its bank subsidiary.  First Pulaski's ability to pay dividends is restricted by federal laws and regulations applicable to bank holding companies, and by Tennessee law relating to the payment of dividends by Tennessee corporations.  Because substantially all of First Pulaski's operations are conducted through its bank subsidiary, its ability to pay dividends to its shareholders also depends on the ability of its bank subsidiary to pay dividends to First Pulaski.  The ability of First Pulaski's bank subsidiary to pay cash dividends is restricted by applicable regulations of the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. If First Pulaski's bank subsidiary is unable to pay dividends to First Pulaski in the future, First Pulaski may be limited in its ability to declare future dividends to the holders of First Pulaski common stock.

  Recent Closing Prices

          Shares of First Pulaski are not listed or traded on a national exchange or over-the-counter.  Shares of Belfast are neither listed nor publicly traded.  Based on information known to First Pulaski's senior management, the only price paid for shares of First Pulaski common stock during the week ended June 11, 2001 (the day prior to the signing of the merger agreement) was $50.  During the week ended on the date of this proxy statement/prospectus such range was $____ to $___.  To the knowledge of the Belfast senior management, the last transaction in Belfast common stock was the sale of 700 shares at $80 per share on October 4, 2000.  Based on the exchange ratio in the merger agreement, the market value of the consideration that Belfast's shareholders will receive in the merger for each share of Belfast common stock would be approximately $149 based on First Pulaski's common stock for the week ended June 11, 2001 and $_______ based on the trading range for First Pulaski's common stock for the week ended , 2001.

          Because the market price of First Pulaski common stock is subject to fluctuation, the market value of the shares of First Pulaski common stock that Belfast shareholders will receive in the merger may change before and after the merger.  You are urged to obtain current market quotations for First Pulaski's common stock.  No assurance can be given as to the future prices or markets of First Pulaski or Belfast common stock.

  Number of Shareholders

          As of June 20, 2001, First Pulaski had approximately 1,388 shareholders of record.

          As of June 30, 2001, Belfast had approximately 65 shareholders of record.

  RISK FACTORS

          There are risks and uncertainties associated with investing in the First Pulaski common stock and the merger.  These risks, alone or together with others, could cause a decline in the market value of either the Belfast common stock or the First Pulaski common stock.  Some of these risks and uncertainties are described below.  You should read and consider these risks and uncertainties carefully in deciding whether to vote to approve the merger.

  Risks Associated with First Pulaski

  First Pulaski's net income growth is primarily dependant on the growth rate of its principal markets, Giles and Lincoln Counties in South Central Tennessee.  These counties have not grown as fast as other more metropolitan counties in Middle and South Central Tennessee.

          First National Bank of Pulaski has branches in Giles and Lincoln counties in South Central Tennessee.  Because First National Bank of Pulaski has offices only in these two adjoining counties, its business is more dependent on economic growth in these counties than a larger, more geographically diversified financial institution.  From 1990 to 2000, the population of Giles County increased 14.4% and the population of Lincoln County increased 11.3%, in both cases less than the increases in Marshall County (24.3%) and the State of Tennessee (16.7%).  Other more metropolitan counties in Middle Tennessee have grown at significantly higher rates.

  In the last four years, First Pulaski has lost several members of its prior senior management, and its ability to continue to attract additional senior management may be limited.

          In August 1999, First Pulaski's former Chairman and Chief Executive Officer resigned and subsequently was convicted of bank fraud.  Several months later, the former President, Senior Vice President and a Vice President also resigned because of disagreements on management issues. First Pulaski's future success depends to a significant extent on the continued service of its and First National Bank of Pulaski's key management personnel, especially James T. Cox, Chief Executive Officer and Mark A. Hayes, President.  First Pulaski does not have employment agreements with any of the current members of senior management and those individuals may leave employment at any time.  The loss of the services of one or more of its members of senior management or the inability of First Pulaski to attract qualified new members of senior management could have a material adverse effect on First Pulaski's business.  First Pulaski can provide no assurance that it will be able to retain any of its or First National Bank of Pulaski's key management personnel in the future or that it will be able to attract qualified new members of senior management in the future.

  First Pulaski's common stock is thinly traded, and recent prices may not reflect the prices at which the stock would trade in an active trading market.

          First Pulaski's common stock is not traded through an organized exchange, but rather is traded in individually-arranged transactions between buyers and sellers.  Therefore, recent prices, including those reflected in this proxy statement/prospectus may not necessarily reflect the actual value of First Pulaski's common stock.  Your ability to sell the shares of First Pulaski's common stock you acquire as a result of the merger in a timely manner and at a price similar to those prices set out in this document may be substantially limited by the lack of a trading market for First Pulaski's common stock.  You should realize that you may not be able to readily dispose of First Pulaski common stock you acquire in connection with the merger because of the lack of an active trading market.

  After the merger, First Pulaski's competitors will have a substantially larger market share in the Marshall County, Tennessee banking market than will the combined First Pulaski and Belfast.

          The banking business is highly competitive and the combined First Pulaski and Belfast will experience substantial competition from other financial institutions in the Giles, Lincoln and Marshall county markets.  First Pulaski has the largest deposit market share of financial institutions in Giles County (38%) and the second largest deposit market share in Lincoln County (21%).  However, the combined entity will have the smallest market share (5%) of the six financial institutions in Marshall County.

          The combined entity will compete with other financial institutions both in attracting deposits and in making loans.  Many of the combined entity's competitors are well-established in the market and are much larger financial institutions.  While First Pulaski believes that the combined entity will successfully compete with these other financial institutions in the Marshall County market, it may face a competitive disadvantage as a result of its smaller size and lack of geographic diversification.

  First Pulaski and its bank subsidiary operate in a highly regulated environment and both are supervised and examined by various federal and state regulatory agencies who may adversely affect First Pulaski's ability to conduct business.

          The Office of the Comptroller of the Currency supervises and examines First Pulaski's bank subsidiary.  Because it's deposits are federally insured up to $100,000, the bank subsidiary is subject to regulation by the Federal Deposit Insurance Corporation.  The Federal Reserve also regulates First Pulaski, as a bank holding company.  These and other regulatory agencies impose certain regulations and restrictions on the bank, including:

    explicit standards as to minimum capital requirements and financial condition;
    limitations on the permissible types, amounts and extensions of credit and investments;
    restrictions on permissible non-banking activities; and
    restrictions on dividend payments.

          Federal and state regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies.  As a result, First Pulaski and its bank subsidiary must expend significant time and expense to assure compliance with regulatory requirements and agency practices.

          First Pulaski and its bank subsidiary undergo periodic examinations by one or more regulatory agencies.  Following such examinations, First Pulaski and/or its bank subsidiary could be required, among other things, to make additional provisions to its allowance for loan loss or to restrict its operations.  These actions would result from the regulators' judgments based on information available to them at the time of their examination.  First Pulaski's and its bank subsidiary's operations are also governed by a wide variety of state and federal consumer protection laws and regulations.  These federal and state regulatory restrictions limit the manner in which First Pulaski, and its bank subsidiary, may conduct business and obtain financing.  These laws and regulations can and do change significantly from time to time, and any such change could adversely affect First Pulaski's results of operations or financial condition.

  Risks Associated with the Merger

  First Pulaski may not realize the anticipated profitability it expects to achieve as a result of the merger.

          First Pulaski has decided to enter into the merger because it believes that the addition of bank operations, particularly in an area not currently served by its existing bank subsidiary, will increase its profitability.  To realize these anticipated benefits from the merger, First Pulaski will have to integrate its and its bank subsidiary's operations with those of Belfast efficiently and effectively.  If First Pulaski is unable to accomplish these objectives, there is a risk that the projected profitability enhancements thought to be associated with the merger may not be achieved.

  First Pulaski may not be able to retain Belfast's existing customers following consummation of the merger.

          First Pulaski anticipates that it will be able to retain most of the Bank of Belfast's existing customers after the merger.  However, it is possible that some of the customers of Belfast will seek financial services from other sources as a result of the merger.  The loss of the Bank of Belfast's customers as a result of the merger could have a material adverse effect on the results of operations or financial condition of First Pulaski and consequently on the value of your First Pulaski common stock after the merger.

  The fixed exchange ratio provided for in the merger agreement does not reflect changes in stock prices.

          As part of the merger, Belfast shareholders will receive 2.98 shares of First Pulaski common stock for each share of Belfast common stock that the Belfast shareholder holds immediately prior to the effective time of the merger.  The exchange ratio will be fixed and will not fluctuate along with changes in the market value of First Pulaski common stock or Belfast common stock.  Therefore, if there is a decline in the value of the First Pulaski common stock, the value of the First Pulaski common stock that the Belfast shareholders receive at the time of the merger may be less than the value of those shares at the time the Belfast shareholders cast their vote on the merger.  Similarly, if there is an increase in the value of the Belfast common stock, the value of the Belfast common stock that the Belfast shareholders convert at the time of the merger may be more than the value of those shares at the time the Belfast shareholders cast their vote on the merger.

  Effect of the voting agreement.

          As part of the merger agreement, several of Belfast's shareholders have entered into an agreement with First Pulaski which, among other things, requires them to vote in favor of the merger.  This voting agreement is intended to have the effect of discouraging companies other than First Pulaski from having to pay a higher price for the Belfast common stock than that which it has already negotiated.

  CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

          This proxy statement/prospectus and documents incorporated herein by reference contain certain forward-looking statements about the financial condition, results of operations and business of First Pulaski and Belfast.  The words "believes," "expects," "anticipates," "intends," "estimates," "plans" or similar expressions, indicate we are making forward-looking statements.

          Forward-looking statements are not guarantees of future performance.  They involve risks, uncertainties and assumptions.  The future results and shareholder value of First Pulaski may differ materially from those expressed in these forward-looking statements.  Many of the factors that could influence or determine actual results are unpredictable and not within the control of First Pulaski.  In addition, First Pulaski and Belfast do not intend to, and are not obligated to, update these forward-looking statements after we distribute this proxy statement/prospectus, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date. For all of these statements, First Pulaski and Belfast claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995.

          Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

    increases in competitive pressure among financial services providers in the mid-South region of the United States or in the financial services industry generally;
    lack of sustained growth in First Pulaski's market areas;
    adverse changes in interest rates;
    inadequate allowance for loan loss;
    adverse economic or monetary conditions, either nationally or regionally resulting in a deterioration in credit quality or a diminished demand for First Pulaski's services and products;

    adverse changes in laws or regulations, or the way in which courts interpret these laws or regulations;
    significant changes in business conditions, inflation or securities markets; and
    loss of key personnel.

  THE SPECIAL MEETING

  General; Dates, Times and Places

          We have mailed this proxy statement/prospectus to you, on or about _________, 2001, and included with it the Notice of Special Meeting of Belfast shareholders.     We also have included a form of proxy that Belfast's board of directors is soliciting for use at the Belfast special meeting to be held on _______, 2001 at ______ a.m., local time, at __________________, and at any adjournments or postponements of the meeting.     This proxy statement/prospectus is also furnished to you as a prospectus in connection with First Pulaski's issuance of shares of First Pulaski common stock pursuant to the merger agreement.

  Purpose of the Belfast Meeting

          At the Belfast special meeting, Belfast will ask you to consider and vote on the following proposals:

    approval and adoption of the agreement and plan of reorganization, dated June 12, 2001, by and among Belfast and First Pulaski, by which Belfast will merge with and into First Pulaski and approval of the merger of Belfast with and into First Pulaski; and
    any other business properly brought at the Belfast special meeting.

  Revocation of Proxies

  You have the unconditional right to revoke your proxy at any time before it is voted by any of the following actions:

    notifying our secretary in writing of your intent to revoke your proxy;
    executing a later proxy; or
    personally attending the special meeting and casting a vote contrary to your proxy.

  To be effective, we must receive notice of your revocation at or before the special meeting.

  Record Date

          The Belfast board has fixed the close of business on __________, 2001, as the record date for the determination of the holders of Belfast common stock entitled to receive notice of and to vote at the special meeting.  Only holders of record of shares of Belfast common stock on the record date will be entitled to notice of and to vote at the special meeting.

  Vote Required

          As of the record date there were 30,000 shares of Belfast common stock outstanding, each of which is entitled to one vote on the merger  agreement and the merger, and each other matter properly submitted at the special meeting.  Approval and adoption of the merger agreement by the Belfast shareholders requires the affirmative vote of a majority of the votes entitled to be cast by the holders of record of the Belfast common stock.  Under the Belfast bylaws, the presence, in person, or by proxy, of the holders of one half or more of the shares of Belfast common stock outstanding and entitled to vote is necessary to constitute a quorum at the special meeting.  The Belfast board recommends that the Belfast shareholders vote FOR approval and adoption of the merger and the merger agreement.

          To Belfast's knowledge, the following persons were the only Belfast shareholders who owned greater than 5% of the Belfast common stock as of ____________, 2001:

Shareholder	Number of Shares	Percentage of Outstanding Shares
Claud Coffee	4,280	14.27%
Earl & Catherine Glenn	2,660	8.87%
Thomas A. McAdams	2,040	6.80%
Julia T. McDaniel	2,180	7.27%
Annette Tate Hendrix	1,720	5.73%
Robert Tate McDaniel	1,720	5.73%

          Under a voting agreement by and among First Pulaski and certain of the directors and executive officers of Belfast, 11,214 shares of Belfast common stock beneficially owned by the parties to the voting agreement have been committed to vote in favor of the merger.  As of ___________, 2001, the outstanding shares of Belfast common stock subject to the voting agreement represented 37.38% of the outstanding shares of Belfast common stock.

          Based on the 30,000 shares of Belfast common stock outstanding on __________,2001, a total of 15,001 shares must be voted in favor of the proposal for the merger agreement and merger to be approved by the Belfast shareholders.  As of ___________, 2001, the directors and executive officers of Belfast, and their affiliates, as a group, beneficially owned 11,214 outstanding shares of Belfast common stock.  Therefore, as of _________, 2001 the directors and executive officers of Belfast and their affiliates, as a group beneficially owned 74.76% of the 15,001 shares required for approval of the merger agreement and merger.  Thus, if the executive officers and other parties to the voting agreement vote in favor of the matter presented at the special meeting, the vote of an additional 3,787 shares of Belfast common stock representing 12.62% of outstanding shares of Belfast common stock, will be sufficient to approve the merger agreement and the merger.

          As of the date of this proxy statement/prospectus, Belfast does not beneficially own more than 5% of First Pulaski common stock, the only class of voting securities of First Pulaski.

  Recommendation of the Board

          The Belfast board unanimously approved the merger agreement and the merger. The Belfast board also declared that the merger is fair to, and in the best interests of, Belfast and the Belfast shareholders. Accordingly, the Belfast board unanimously recommends that you vote "FOR" approval and adoption of the merger agreement and the merger. See "The Merger - Reasons of Belfast for the Merger."

  Miscellaneous

          The Belfast board is not aware of any matter to be presented for action at the Belfast special meeting other than the matter described in this proxy statement/prospectus.  Only business within the purpose or purposes described in the meeting notice may be conducted at a Belfast special meeting.  Should any other matter requiring your vote arise, the proxies on the enclosed form give the holders of the proxy discretionary authority to vote your shares in their best judgment in Belfast's interest.

  THE MERGER

          THE FOLLOWING SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND, WITH THE EXCEPTION OF CERTAIN ANNEXES THERETO, IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECUTS.

  Description of the Merger

          At the effective time of the merger, Belfast will merge with and into First Pulaski with First Pulaski being the surviving corporation, pursuant to the provisions of, and with the effects provided in, the Tennessee Business Corporation Act.  The separate corporate existence of Belfast will cease.  The merger shall become effective, subject to fulfillment of the "Conditions to the Merger" described below, upon filing of the articles of merger, as required by law, with the office of the Secretary of State of Tennessee.

          By virtue of the merger, automatically and without any action on the part of any Belfast shareholder, at the effective time, all of the Belfast common stock issued and outstanding immediately prior to the effective time shall be converted into the right to receive shares of First Pulaski common stock, as follows:

  (1)   each share of Belfast common stock issued and outstanding at the effective time shall become and be converted into the right to receive 2.98 shares of First Pulaski common stock; and

                                (2)   each share of First Pulaski common stock issued and outstanding at the effective time shall remain outstanding and unchanged after the merger and, together with the shares of First Pulaski common stock issuable in the merger, shall constitute all of the issued and outstanding shares of First Pulaski common stock.

          Prior to the effective time, if the outstanding shares of First Pulaski or Belfast common stock increase, decrease, or are changed into or exchanged for a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend is declared or other like changes in First Pulaski or Belfast's capitalization have occurred, the number of shares of First Pulaski common stock to be issued will be adjusted accordingly.

          No fractional shares of First Pulaski common stock and no certificates therefor, or other evidence of ownership thereof, will be issued in the merger. Instead, First Pulaski will either pay to each holder of shares of Belfast common stock exchanged under the merger who would otherwise be entitled to a fractional share, an amount in cash determined by multiplying such holder's fractional interest by $50; or
    allow the shareholder to purchase an additional fractional share up to the next whole share for the product of the fractional share multiplied by $50.

  Background of the Merger

          In December, 2000, Belfast's board received an unsolicited offer to buy the Bank of Belfast.  The Belfast board thereafter considered the offer and ultimately rejected it.  However, in considering the offer, the Belfast board determined that it was in the best interest of Belfast, and the Belfast shareholders, to solicit offers from other banks to purchase the Bank of Belfast.  Because Belfast is geographically close to Pulaski and Fayetteville, First Pulaski was interested in entering into a transaction with Belfast to establish a presence in the Belfast market. James L. ("Bubba")West, President of Belfast, has been personally acquainted with Jimmy Cox and Mark Hayes, Chief Executive Officer and President, respectively, of First Pulaski.  Through this relationship, First Pulaski learned that Belfast was interested in joining forces with a larger financial institution that had a community focus similar to the one it had.  On February 20, 2001, First Pulaski offered to merge with Belfast, with Belfast shareholders receiving three shares of First Pulaski common stock for each share of Belfast.  During March and April, 2001, First Pulaski conducted its due diligence review of Belfast, including review of Belfast's investment and loan portfolios.  As a result of this investigation, First Pulaski's and Belfast's senior management informally agreed on April 20, 2001 that a modest adjustment in the exchange ratio to 2.98 shares of First Pulaski common stock for each share of Belfast was appropriate.  On May 8, 2001, the Belfast board of directors agreed to pursue a definitive agreement for such a transaction.  The parties and their respective counsel negotiated the terms of such agreement during May and early June with a definite agreement being executed on June 12, 2001.

  Reasons of Belfast for the Merger

          In reaching its conclusion that the merger is in the best interest of Belfast and its shareholders, the Belfast board carefully considered a number of factors including the following:

    similarities between the community banking philosophies of First Pulaski and Belfast;
    the current operating environment, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries, the prospect for further changes in these industries and the importance of being able to capitalize on developing opportunities in these industries;
    the financial terms of the merger, including the expectation that the merger will qualify as a reorganization under the Internal Revenue Code of 1986, as amended;
    a review by the Belfast board, with its legal and financial advisors, of the provisions of the merger agreement;
    the absence of any apparent regulatory impediments and the corresponding likelihood that the proposed transaction would be consummated;
    the stock price performance of First Pulaski common stock over the past few years;
    the increased marketability and liquidity of First Pulaski common stock compared to Belfast common stock;
    information with respect to the financial condition, results of operations, businesses and prospects of Belfast, specifically analyzing the increased number of banking products expected to be available to Belfast's customers through First Pulaski and the option of selling Belfast; and
    information with respect to the financial condition, results of operations, business and prospects of First Pulaski as presented by First Pulaski, as well as the Belfast board's personal knowledge of Belfast and its business and the community reputation of First Pulaski and its business.

          The Belfast board believes the merger is fair to, and in the best interests of, Belfast and the Belfast shareholders. The Belfast board unanimously recommends that the Belfast shareholders approve and adopt the merger agreement and the consummation of the transactions contemplated thereby.

  Reasons of First Pulaski for the Merger.

  In reaching its conclusion that the merger is in the best interest of First Pulaski and its shareholders, the First Pulaski board carefully considered a number of factors including the following:

  the fact that the transaction gave First Pulaski entry in the Marshall County market, including Belfast and Lewisburg;

    similarities between the community banking philosophies of Belfast and First Pulaski;

  the current operating environment, including but not limited to, the continued consolidation and increasing competition in the banking and financial services industries, the prospect for further changes in these industries and the importance of being able to capitalize on developing opportunities in these industries;
    the expected financial impact of the proposed transaction on First Pulaski's future earnings;

  the financial terms of the merger, including the expectation that the merger will qualify as a reorganization under the Internal Revenue Code;

  a review by the First Pulaski board, with its legal and financial advisors, of the provisions of the merger agreement;

  information with respect to the financial condition, results of operations, businesses and prospects of First Pulaski, specifically analyzing the option of buying Belfast; and

  information with respect to the financial condition, results of operations, business and prospects of Belfast as presented by Belfast, as well as First Pulaski board's own knowledge of First Pulaski, Belfast and their respective businesses.

  The Effective Time

          The merger shall become effective at the time and date as set forth in the articles of merger which will be filed with the Secretary of State of the State of Tennessee, or at such later time or on such later date as may be agreed by the parties.

  Conduct of Business Prior to the Merger and Other Covenants

          Belfast has agreed that until the merger occurs or the merger agreement is terminated, unless First Pulaski otherwise consents in writing and except as otherwise expressly contemplated by the merger agreement or as disclosed in the schedules to the merger agreement provided by Belfast, Belfast and its bank subsidiary will conduct their businesses only in the normal, regular and ordinary course consistent with past practice and that, among other things:

    Belfast and its bank subsidiary will not declare or pay any dividend (other than regular annual dividends paid consistent with past practices);
    Belfast and its bank subsidiary will not amend or propose to amend the charter or bylaws of either Belfast or the bank subsidiary;
    Belfast and its bank subsidiary will not incur any additional debt obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of business consistent with past practices;
    Belfast and its bank subsidiary will not repurchase, redeem or otherwise acquire or exchange any shares, or any securities convertible into shares of the capital stock of Belfast or its bank subsidiary;
    Belfast and its bank subsidiary will not commence any litigation other than in the ordinary course of business or settle any litigation, which would cost Belfast or its bank subsidiary more than $20,000, in the aggregate, except in the ordinary course of business;

    Belfast and its bank subsidiary will not enter into or modify any of their material contracts or terminate or relinquish any of their material rights or claims, except in the ordinary course of business;
    Belfast and its bank subsidiary will not issue, sell, pledge, encumber, authorize the issuance of, or otherwise permit to become outstanding any additional share of Belfast common stock or any other capital stock of Belfast or its subsidiary bank or any option, warrant, conversion or other right to acquire any such stock or any security convertible into stock;
    Belfast and it bank subsidiary will not adjust, split, combine or reclassify any capital stock of Belfast or its bank subsidiary;
    Belfast and its bank subsidiary will not sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of Belfast's bank subsidiary's capital stock or any asset having a book value in excess of $25,000, with certain exceptions;
    Belfast and its bank subsidiary will not, except as provided in the merger agreement, enter into or amend any employment contract between Belfast or its bank subsidiary and any person;
    Belfast and its bank subsidiary will not adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to any existing employee benefit plan other than those changes required by law or that, in the opinion of counsel, are necessary or advisable to maintain the tax-qualified status of any such plan;
    Belfast and its bank subsidiary will not make any significant change in any tax or accounting method or systems of internal accounting controls;
    Belfast and its bank subsidiary will not directly or indirectly take, or agree in writing to take, any action which could reasonably be expected to adversely affect or delay the ability of any of the parties to obtain any regulatory approval required to consummate the merger; and
    Belfast will use its reasonable best efforts to cause each of its affiliates to deliver to First Pulaski not later than thirty (30) days prior to the effective time, a written agreement in the form of Exhibit C to the merger agreement regarding transferability of the shares of First Pulaski common stock received by those affiliates in the merger.

  Directors' and Officers' Liability Insurance Coverage

          First Pulaski has agreed that for a period of four years following the effective time, it will cause the persons serving as Belfast's and its subsidiary bank's officers and directors at the closing to be covered by First Pulaski's directors' and officers' liability insurance policy with respect to acts and omissions committed prior to the effective time.  However, in no event shall First Pulaski be obligated to expend any amount per year in excess of 150% of the amount of the premium paid by Belfast for similar insurance.

  Certain Other Covenants

          The merger agreement also contains other agreements relating to the conduct of the parties before the effective time, including those requiring the parties to:

    prepare and file any filings required by federal or state securities laws;
    supply information for this proxy statement/prospectus that is true and correct in all material respects;

    use reasonable effort to cause the merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and
    take actions necessary to consummate the transactions contemplated by the merger agreement if any takeover statute shall apply.

  Conditions to the Merger

  The obligations of First Pulaski and Belfast to consummate the merger are subject to the satisfaction (or waiver, where legally allowed), at or prior to the effective time, of a number of conditions set forth in the merger agreement, including:

    the affirmative vote of the holders of not less than a majority of the shares of Belfast common stock entitled to vote thereon;
    procurement by the parties of approval of the merger agreement and the merger by the Federal Reserve Board and the Tennessee Department of Financial Institutions and the expiration of any statutory waiting periods;
    receipt of all authorizations, consents, orders or approvals necessary to consummate the merger which, if not obtained, would be reasonably likely to have a material adverse effect on that party;
    absence of any order, decree, or injunction of a court or agency of competent jurisdiction which prohibits the consummation of the merger or restricts or makes illegal the consummation of the merger;
    absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts, or makes illegal consummation of the merger;
    confirmation that the registration statement registering the shares of First Pulaski common stock to be issued in the merger shall have been declared effective by the Securities and Exchange Commission and no stop orders shall have been issued with respect to the registration statement; and
    delivery of an opinion dated as of the effective date by Bass, Berry & Sims PLC, substantially to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that no gain or loss will be recognized by First Pulaski or Belfast as a result of the merger, and no gain or loss will be recognized by Belfast shareholders who exchange their shares of Belfast common stock solely for shares of First Pulaski common stock under the merger (except with the respect of cash received in lieu of a fractional share interest in First Pulaski common stock).

  Furthermore, the obligation of First Pulaski to effect the merger is subject to satisfaction of the following conditions:

    each of the representations and warranties of Belfast in the merger agreement shall be true and correct in all material respects as of the date of the merger agreement and at the effective time;
    each director of Belfast and its subsidiary bank shall have entered into a non-competition agreement with First Pulaski in the form contemplated by the merger agreement;

    each of James L. West and Sandra McPherson shall have entered into an employment agreement with First Pulaski in the form contemplated by the merger agreement;
    there shall not have occurred an event that would be reasonably likely to have a material adverse effect on Belfast;
    shareholders holding no more than 10% of the Belfast shares outstanding immediately prior to the effective time shall have dissented from the merger; and
    written agreements satisfactory to First Pulaski of Belfast "affiliates" providing certain transfer restrictions as to the First Pulaski common stock to be acquired by such affiliates shall have been delivered to First Pulaski.

          The obligation of Belfast to effect the merger is subject to the satisfaction of the following additional conditions:

    each of the representations and warranties of First Pulaski in the merger agreement shall be true and correct in all material respects as of the date of the merger agreement and as of the effective time; and
    there shall not have occurred an event that would be reasonably likely to have a material adverse effect on First Pulaski.

          No assurance can be provided as to if or when the requisite regulatory approvals will be obtained or whether all of the other conditions precedent to the merger will be satisfied or, where legally permitted, waived by the party permitted to do so.

  Termination

          The merger agreement may be terminated at any time before the closing of the merger.  This termination may occur before or after approval of the merger by the Belfast shareholders in the following manner:

    mutual written consent of First Pulaski and Belfast;
    by either First Pulaski or Belfast:

      in the event of an inaccuracy of any representation or warranty of the other party which cannot be or has not been cured within thirty (30) days after the giving of written notice of the breach to the breaching party; provided, however, that the party seeking to terminate the merger agreement shall not then be in breach of any representation or warranty contained in the merger agreement or in material breach of any covenant contained in the merger agreement;

      in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement which cannot be or has not been cured within thirty (30) days after giving of written notice of the breach to the breaching party; provided, however, that the party seeking to terminate the merger agreement shall not then be in breach of any representation or warranty contained in the merger agreement or in material breach of any covenant contained in the merger agreement;

      in the event any consent of any regulatory authority required for consummation of the merger shall have been denied by final, nonappealable action or if the shareholders of Belfast fail to vote in favor of the merger agreement and the merger;

      in the event that the merger has not been consummated by December 31, 2001 (the right to terminate under this clause is not available to a party whose wilfull breach of the merger agreement is the reason that the merger has not been consummated by that date); provided, however that if the merger is not consummated by December 31, 2001 because of a delay by the SEC or any regulatory authority in reviewing the registration statement or an application or notice timely filed by First Pulaski, then Belfast shall, upon written request by First Pulaski, extend this termination date for a period of not less than thirty (30) nor more than sixty (60) days;

      in the event that any of the conditions precedent to a party's obligation to close the transaction cannot be satisfied or fulfilled by December 31, 2001 (or any extended termination date); provided, however, that the party seeking to terminate the merger agreement shall not then be in breach of any representation or warranty contained in the merger agreement or in material breach of any covenant contained in the merger agreement; or

      after the occurrence of an event which results in a material adverse effect with respect to the other party.

  Amendment and Waiver

          The merger agreement may be amended by the parties upon the approval of the First Pulaski and Belfast boards of directors.  If an amendment occurs following the approval of the merger by the Belfast shareholders, the amendment shall not modify in any material respect the consideration to be received by the Belfast shareholders under the merger agreement. In the event that First Pulaski exercises its right to revise the structure of the transaction as set forth in the merger agreement, Belfast shall execute any amendment reasonably presented by First Pulaski.  The conditions to each of the parties' obligations to consummate the merger are for the sole benefit of that party and may be waived by that party in whole or in part to the extent permitted by law.

  Exchange of Stock Certificates

          Shortly after the effective time, First Pulaski or its agent, will mail to the Belfast shareholders a letter of transmittal and instructions for exchanging your Belfast common stock for shares of First Pulaski common stock.  On surrender of your Belfast stock certificate together with a duly executed letter of transmittal, you will be entitled to receive shares of First Pulaski common stock and any cash payable in lieu of fractional shares, should you choose to receive cash in lieu of fractional shares. The surrendered Belfast stock certificate shall be promptly canceled.

          Until surrendered in accordance with the previous paragraph, each Belfast stock certificate shall, following the effective time of the merger, represent only the right to receive the First Pulaski shares issuable upon surrender of such certificate and the right to elect to receive cash in lieu of fractional shares or to purchase additional fractional shares as the shareholder may decide.

          No Belfast shareholder will be entitled to exercise any rights as a shareholder of First Pulaski until the holder has properly surrendered his certificates(s) (together with all required documents) as set forth above.  No dividend or other distribution payable after the effective time with respect to the First Pulaski common stock will be paid to a Belfast shareholder of any unsurrendered certificate until the holder thereof properly surrenders the certificate (together with all required documents), at which time the holder will receive all dividends and distributions, without interest, previously withheld from the holder.

          After the effective time, the Belfast shareholders will cease to be, and will have no rights as, shareholders of Belfast, other than to receive shares of First Pulaski common stock into which the shares have been converted and the right either to receive fractional share payments or to purchase additional shares pursuant to the merger agreement.

          If your stock certificates of Belfast have been lost, stolen or destroyed prior to the closing of the merger, First Pulaski may require you to make a proper affidavit of that fact and deliver an appropriate indemnity agreement to First Pulaski as indemnity against any claim that may be made against First Pulaski with respect to your certificates.

          You should not send your stock certificates to First Pulaski or its agent until you receive a transmittal letter from the agent or First Pulaski.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Federal Income Tax Consequences of the Merger

          The following summary discloses some of the federal income tax consequences of the merger.  The summary is based upon the Internal Revenue Code, applicable Treasury regulations and administrative rulings and judicial authority as of the date of this proxy statement/prospectus.  All of the foregoing are subject to change, possibly with retroactive effect, and the change could affect the continuing validity of the discussion.  The discussion assumes that Belfast shareholders hold their shares as capital assets.  Further, the discussion does not address the tax consequences that may be relevant to a particular Belfast shareholder subject to special treatment under federal income tax laws, like dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, non-United States persons, tax-exempt organizations, Belfast shareholders who acquired shares of Belfast common stock through the exercise of options, grants of performance shares under Belfast's equity-based compensation plans or otherwise as compensation or through a tax-qualified retirement plan, or Belfast shareholders that hold Belfast common stock as part of a straddle or conversion transaction.  The discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

          Bass, Berry & Sims PLC will deliver an opinion dated as of the closing date to the effect that the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.  The opinion of Bass, Berry & Sims PLC is based on various assumptions and on certain factual representations of Belfast and First Pulaski and is not binding on the IRS or on any court.  Accordingly, no assurance can be given that the IRS will not challenge the opinion of Bass, Berry & Sims PLC or that any such challenge would not be successful.

  Tax Consequences to Belfast Shareholders

          Belfast shareholders will not recognize income, gain or loss upon the receipt of First Pulaski common stock in exchange for their shares of Belfast common stock pursuant to the merger.  The aggregate tax basis of the shares of First Pulaski common stock received by Belfast shareholders, including any fractional share of First Pulaski common stock for which cash is received, will be the same as the tax basis of the shares of Belfast common stock exchanged for the First Pulaski common stock.  The holding period of the shares of First Pulaski common stock received by Belfast shareholders will include the holding period of Belfast common stock exchanged for the First Pulaski common stock. Cash received by a shareholder of Belfast in lieu of a fractional share of First Pulaski common stock will be treated as received in exchange for the fractional interest, and gain or loss will be recognized in an amount equal to the difference between the amount of cash received and the portion of the shareholder's adjusted tax basis in the shares of Belfast common stock allocated to such fractional share.  This gain or loss generally will be treated as capital gain or loss if the shareholder holds his or her Belfast common stock as a capital asset at the effective time.

          The discussion above does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger.  Thus, you are urged to consult your own tax advisors as to the specific tax consequences to you of the merger, including tax return reporting requirements, the applicability and the effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

  INTERESTS OF CERTAIN PERSONS IN THE MERGER

          Certain members of Belfast's senior management and the Belfast board may be deemed to have certain interests in the merger that are in addition to their interests as Belfast shareholders generally.  The Belfast board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

  Employment Agreements. Under the terms of the merger agreement, First Pulaski's obligation to consummate the merger is subject to the execution and delivery, prior to the closing of the merger, by James L. ("Bubba") West and Sandra McPherson, of employment agreements between Mr. West and First Pulaski and Ms. McPherson and First Pulaski. Under the terms of his employment agreement, Mr. West will be employed by First Pulaski in the position of Vice President of First Pulaski's operations in Marshall County, Tennessee. Ms. McPherson's employment agreement provides that she also will be employed by First Pulaski in the position of Vice President of First Pulaski's operations in Marshall County, Tennessee. Both Mr. West's and Ms. McPherson's employment with First Pulaski will be at will, meaning that First Pulaski may terminate Mr. West or Ms. McPherson at any time. Both Mr. West and Ms. McPherson are entitled to receive an annual base salary equal to their salary prior to the effective time of the merger, and both will be entitled to participate in First Pulaski's employee benefit plans including: (1) medical, dental and group term life insurance provided by First Pulaski; (2) all tax-qualified retirement plans provided by First Pulaski; (3) payment for vacation, holiday and sick pay; and (4) reimbursement for actual, normal out-of-pocket expenses reasonably incurred in connection with their duties.

          First Pulaski may terminate either of the employment agreements for cause following the delivery of written notice of such termination to Mr. West or Ms. McPherson, as the case may be. If First Pulaski elects to terminate the employee for cause, all compensation and benefits due under the employment agreements shall terminate on the effective date of the termination and the employee shall continue to be bound by the non-competition provisions in the employment agreement.

          Ms. McPherson and Mr. West have the right to terminate the employment agreement if (1) First Pulaski commits a material breach or violation of the employment agreement; (2) First Pulaski attempts to require the employee to perform any act or engage in any conduct that would constitute illegal conduct; and (3) over fifty percent (50%) of First Pulaski's outstanding common stock is acquired by another bank holding company.  In the event that Mr. West or Ms. McPherson terminates the agreement for cause, all compensation and benefits payable to the employee shall terminate upon the effective date of the termination and the employee shall no longer be subject to the non-competition provisions of the employment agreement.

          In the event that Mr. West or Ms. McPherson or First Pulaski terminates the employment agreement as a result of death, disability or retirement, all compensation and benefits due under the employment agreement shall terminate.  If the employment agreement is terminated in this manner by Mr. West or Ms. McPherson, as the case may be, the non-competition provisions of the employment agreement shall remain in effect. If, however, the employment agreement is terminated in this manner by First Pulaski, the non-competition provisions in the employment agreement shall terminate.

          Under the terms of the employment agreements, Mr. West and Ms. McPherson shall not be allowed to engage in any other commercial banking, retail banking and mortgage banking activities in Marshall County, Tennessee for a period of two years after the effective date of the employment agreement or one year following those terminations identified above.

          Non-competition Agreements. Each of the directors of Belfast have entered into a non-competition agreement with First Pulaski effective on the closing date of the merger pursuant to which each of the directors will agree that for a period of one year from the effective date of the merger agreement that person will not serve as a director of any other bank, savings institution or credit union which has an office in Marshall County, Tennessee, nor act as an organizer or otherwise participate in the organization of a financial institution that has offices in Marshall County, Tennessee.

  ACCOUNTING TREATMENT

          It is intended that the merger will be accounted for as a "pooling of interests" under generally accepted accounting principles. Under the "pooling of interests" method of accounting, First Pulaski and Belfast will be treated as if the two companies have always been one company.

  REGULATORY MATTERS

          The acquisition of Belfast by First Pulaski is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended.  The Bank Holding Company Act requires the Federal Reserve Board, when approving the acquisition of a bank holding company by another company, to take into consideration (1) the financial and managerial resources (including the competence, experience, and integrity of officers, directors and principal shareholders); (2) future prospects of the existing and proposed institutions; and (3) the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.

          The Bank Holding Company Act prohibits the Federal Reserve Board from approving an acquisition if (1) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; (2) its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly; or (3) it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.  In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by such institutions.

          Applicable federal law provides for the publication of notice and public comment on applications or notices filed with the Federal Reserve Board and authorizes the agency to permit interested parties to intervene in the proceedings.  If an interested party is permitted to intervene, this intervention could delay the regulatory approvals required for consummation of the merger.

          The merger generally may not be consummated until 30 days (which may be shortened to 15 days with the consent of the United States Department of Justice) following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds.  The commencement of an antitrust action by the United States Department of Justice, if it occurred, would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically ordered otherwise.

          Part 13 of the Tennessee Banking Act requires that the Commissioner of the Tennessee Department of Financial Institutions receive notice of and give approval of the acquisition of a state bank by a bank holding company.  First Pulaski made application to the Tennessee Department of Financial Institutions to approve the merger on July 19, 2001, and received the approval of the Commissioner on August 7, 2001.

  Status of Regulatory Approvals and Other Information

          Because First Pulaski is considered well-managed and well capitalized under the Federal Reserve Board's regulations, it is eligible to request expedited review of the merger by the Federal Reserve Board.

          As of the date of this proxy statement/prospectus the Federal Reserve has approved the merger, which may be consummated, pursuant to such approval, no sooner than ___________, 2001 and no later than _________, 2001.

          First Pulaski and Belfast are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, First Pulaski and Belfast currently contemplate that such approval of action would be sought.

  RESTRICTIONS ON RESALES

          First Pulaski common stock received in the merger will be freely transferable, except for shares of First Pulaski common stock issued under the merger to any person who was an "affiliate" of Belfast prior to the merger under SEC Rule 145.  Affiliate shares will not be transferable except in compliance with the Securities Act.  Belfast has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate (for purposes of Rule 145 under the Securities Act) of Belfast to deliver to First Pulaski a written agreement intended to ensure compliance with the Securities Act.  The term "affiliate" is defined in the Securities Act and generally includes directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock.  This proxy statement/prospectus does not cover sales of First Pulaski common stock by any person deemed an affiliate.

  INFORMATION ABOUT FIRST PULASKI

  General

          First Pulaski is a financial corporation engaged in general commercial and retail banking business through its subsidiary bank, First National Bank of Pulaski.  First Pulaski was organized under the laws of the State of Tennessee in 1981 and its only significant asset is the common stock of the First National Bank of Pulaski, headquartered in Pulaski, Tennessee.

          All of the common stock of First National Bank of Pulaski is owned by First Pulaski.  At March 31, 2001, First Pulaski and its subsidiaries had combined total assets of approximately $316 million.

          As of the date hereof, First Pulaski has long-term indebtedness of approximately $1.52 million in the form of advances payable to the Federal Home Loan Bank of Cincinnati.  First National Bank of Pulaski derives its primary source of funds from deposits and is the largest financial institution in Giles County, Tennessee, measured by county deposits.  It has established two branches in Lincoln County, Tennessee, where it the second largest financial institution, measured by county deposits.

          As of June 30, 2001, First National Bank of Pulaski had 143 employees, 22 of which were part-time.   First Pulaski has no employees other than those employed by First National Bank of Pulaski.

          First Pulaski is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended, and is registered as such with the Federal Reserve Board.  First Pulaski is subject to examination by the Federal Reserve Board and is restricted in its acquisitions.

          Under the Bank Holding Company Act, a bank holding company is, with limited exceptions, prohibited from (i) acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or (ii) engaging in any activity other than managing or controlling banks.  With the prior approval of the Federal Reserve Board, however, a bank holding company may own more than 5% of the voting shares of a company engaged in activities which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

          First Pulaski, through its bank subsidiary, offers a diversified range of financial services to its customers.  These include activities related to general banking business with complete services in the commercial, corporate and retail banking field.

          First National Bank of Pulaski is subject to the supervision of and regular examination by the Office of the Comptroller of the Currency and the FDIC.  The Comptroller of the Currency has broad supervisory authority over national banks and conducts regular periodic examinations of First National Bank of Pulaski.  First National Bank of Pulaski is also subject to provisions of the Federal Reserve Act which limits loans or advances that may be made to third parties secured by the securities or obligations of First Pulaski and its bank subsidiary.  The Securities Exchange Act imposes regulatory requirements on various securities activities conducted by banks. First National Bank of Pulaski is registered with the SEC as a transfer agent for First Pulaski's stock and must comply with various record keeping and reporting requirements.

          First National Bank of Pulaski offers a wide range of banking services, including checking, savings, and money market deposit accounts, certificates of deposit and loans for consumer, commercial and real estate purposes.  First National Bank of Pulaski does not have a concentration of deposits obtained from a single person or entity or a small group of persons or entities, the loss of which would have a material adverse effect on its business.  Furthermore, no concentration of loans exists with a single industry or group of related industries.

  Competition

          First Pulaski operates principally in two market areas, Giles County, Tennessee and Lincoln County, Tennessee.  The following discussion of market areas contains the most recent information available from reports filed with the FDIC.

          Giles County.  First National Bank of Pulaski competes in Giles County with five commercial banking organizations.  Two of the five commercial banking competitors are small community banking organizations.  The other three commercial banking competitors are owned by large regional and super-regional multi-bank holding companies.  From June 30, 1998 to June 30, 2000, total deposits for all commercial banks in the Giles County market have increased 6.5% from $427.5 million to $455.4 million.  First National Bank of Pulaski has five branch offices in Giles County and approximately 70% of its deposits are located there.  As of June 30, 2000, First National Bank of Pulaski had the largest market share of banks in Giles County with a 38% share of the bank deposits, almost twice the market share of its nearest competitor.

          Giles County is located in southern middle Tennessee, approximately 70 miles from Nashville, Tennessee.  First Pulaski is the largest city in Giles County.  As of April 1, 2000, Giles County had an estimated population of 29,447, and a median household income of $31,855.

          Lincoln County.  First National Bank of Pulaski competes in Lincoln County with five commercial banking organizations.  All five of the commercial banking competitors are owned by regional or national multi-bank holding companies.  From June 30, 1998 to June 30, 2000, total deposits for all commercial banks in Lincoln County have increased 4.5% from $344.7 million to $360.9 million.  First Pulaski National Bank has two branch offices located in this market, and approximately 30% of its deposits are located there.  As of June 30, 2000, First National Bank of Pulaski had a 20.7% share of the Lincoln County bank deposit market, the second largest market share in the county after Regions Bank.

          Lincoln County is also located in southern middle Tennessee approximately 80 miles from Nashville, Tennessee.  The largest city in Lincoln County is Fayetteville.  As of April 1, 2000, Lincoln County had an estimated population of 31,340, and a median income of $30,178.

          First National Bank of Pulaski has substantial competition in attracting and retaining deposits and in lending funds.  The primary factors in competing for deposits are the range and quality of financial services offered, the ability to offer attractive rates and availability of convenient office locations.  Direct competition for deposits comes from other commercial banks (as well as from credit unions and savings institutions in neighboring counties).  Additional significant competition for saving deposits may come from other investment alternatives, such as money market mutual funds and corporate and government securities.  The primary factors in competing for loans are the range and quality of the lending services offered, interest rates and loan origination fees.  Competition for the origination of loans normally comes from other savings and financial institutions, commercial banks, credit unions, insurance companies and other financial service companies.  First Pulaski believes that its strategy and focus on relationship banking and local autonomy in the communities it serves allows flexibility in rates and products offered in response to local needs.  First Pulaski believes this is its most effective method of competing with both the larger regional bank holding companies and the smaller community banks.

  Properties

          First Pulaski and First National Bank of Pulaski are headquartered at 206 South First Street, First Pulaski, Tennessee, in Giles County.  The banking facility housing the headquarters was completed in 1966 and has undergone several major renovations and expansion projects over the years.  The most recent expansion at this facility was completed in early 1995.  An expansion and renovation of First National Bank of Pulaski's Industrial Park Road office, on the western edge of Pulaski, was completed in early 1996.  The Minor Hill Road office, in the southern part of Pulaski, operates in a facility that was completed in 1985.  Other banking facilities operated by First National Bank of Pulaski include offices at Ardmore in the southeastern corner of Giles County and at Fayetteville and Park City in adjacent Lincoln County, Tennessee.  The Ardmore office, in existence since 1963, has also undergone several major expansions, with the most recent being completed in early 1993.  The Lincoln County office, located on West College Street in Fayetteville, Tennessee, was opened in September of 1991 in a leased facility that First National Bank of Pulaski enlarged and renovated.  The Lincoln County branch in Park City, approximately seven miles south of Fayetteville, was opened in the spring of 1993.  Rapid growth in the Park City operation led to a decision to build a significantly larger building.  Construction began in mid-1996 and was completed in the summer of 1997.  Most recently, a facility on Flower Street near the main office in Pulaski was opened.  The building, already owned by First Pulaski and previously used for storage, was renovated and completed in 1998 primarily for the purpose of mortgage lending. First National Bank of Pulaski began construction of a new banking facility in Fayetteville in the year 2000.  This facility will replace the leased facility and should be completed in the third or fourth quarter of 2001.  Additional properties for parking, storage and expansion in the various locations are leased through the year 2015.

  INFORMATION ABOUT BELFAST

  General

          All of the common stock of Bank of Belfast is owned by Belfast.  As of June 30, 2001 Belfast and the Bank of Belfast had combined total assets of approximately $21.5 million and total deposits of approximately $19 million and no other significant investments.

          As of June 30, 2001 the Bank of Belfast had 20 employees, 12 of which were part-time.  Belfast has no employees other then those employed by the Bank of Belfast.

          Belfast was organized in 1986 and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended, and is registered as such with the Federal Reserve.  Belfast is subject to examination by the Federal Reserve and is restricted in its activities.

          The Bank of Belfast is subject to the supervision of and regular examination by the Federal Deposit Insurance Corporation and the Tennessee Department of Financial Institutions.

          The Bank of Belfast has two depositors with deposits in excess of 2.5% of deposits totaling $1,035.  These deposits have been with the bank for a substantial period of time and with the current liquidity of the Bank of Belfast, Belfast believes that the loss of these deposits would not pose a material adverse effect on Belfast's business.  No concentration of loans greater than 5% of total loans exists within a single industry or group of related industries.

  Competition

          Belfast operates principally in Marshall County, Tennessee and competes with four commercial banking organizations.  Two are small community banking organizations, one is a regional bank holding company and the other is a national multi-bank holding company.  From June 30, 1998 to June 30, 2000, total deposits for all commercial banks in the Marshall County market increased 8% from $331 million to $358 million.  The Bank of Belfast has one branch office in Lewisburg, Tennessee and approximately a 5% share of the banking deposits in the Marshall County market.

          Marshall County is located in southern middle Tennessee, approximately, 50 miles from Nashville, Tennessee.  Belfast is an unincorporated village four miles southeast of Lewisburg, the largest city and county seat of Marshall County, and only three miles from a major industrial park.  As of April l, 2000, Marshall County had an estimated population of 27,000 and a median household income of $33,000.

          The Bank of Belfast has substantial competition in attracting and retaining deposits and in lending funds.  The primary factors in competing for deposits are the range and quality of financial services offered, the ability to offer attractive rates and availability of convenient office locations.  Direct competition for deposits include other commercial banks as well as credit unions.  Additional competition for deposits comes from other investment alternatives, such as money market mutual funds and corporate and government securities.  The primary factors in competing for loans are the range and quality of the lending services offered, interest rates and loan origination fees.  Competition for the origination of loans normally comes from other financial institutions, commercial banks, credit unions, insurance companies and other financial service companies.  Belfast believes that it has successfully competed with the larger banks and other small community banks in the Marshall County market by focusing on personal service and financial products to meet the needs of the community.

  Properties

          Belfast's and the Bank of Belfast's headquarters are at 1600 Fishing Ford Road, Belfast, Tennessee in Marshall County.  The banking facility housing the headquarters was completed in 1910 and has undergone several major renovations and expansion projects, the most recent in 1981.  The Lewisburg office was opened in May of 1991 in a leased facility, which was renovated by the Bank of Belfast.  This office is leased through 2006. Additional properties for storage are owned by Belfast adjacent to the Belfast headquarters.

  MANAGEMENT AND OPERATIONS AFTER THE MERGER

          Following the consummation of the merger, the current directors and executive officers of First Pulaski will continue to be the directors and executive officers of First Pulaski.

          The directors and officers of the Bank of Belfast in office immediately prior to the effective time of the merger shall serve as the directors and officers of the Bank of Belfast from and after the effective time unless and until their successors shall have been elected or appointed and shall have qualified.

  SUPERVISION AND REGULATION OF FIRST PULASKI AND BELFAST

  General

          As registered bank holding companies, First Pulaski and Belfast are subject to the supervision of, and to regular inspection by, the Federal Reserve Board. The Bank of Belfast is also subject to supervision and examination by the Tennessee Department of Financial Institutions. First National Bank of Pulaski is subject to supervision and examination by the Office of the Comptroller of the Currency.  The deposits of each of the banking subsidiaries of First Pulaski and Belfast are insured, up to applicable limits, by the FDIC, which maintains back-up enforcement authority over each institution.  In addition to banking laws, regulations and regulatory agencies, First Pulaski and Belfast and their subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which, directly or indirectly, affect the operations and management of First Pulaski and Belfast and their ability to make distributions.  The following discussion summarizes certain aspects of those laws and regulations that affect First Pulaski and Belfast.  To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provision or proposal. Supervision and regulation of bank holding companies and their subsidiaries are intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, not for the protection of bank holding company shareholders or creditors.

          Sections 23A and 23B.  Various governmental requirements, including Sections 23A and 23B of the Federal Reserve Act, as amended, limit the borrowings by bank holding companies and a bank holding company's nonbank subsidiaries from the bank holding companies' affiliate banks.  These requirements also limit various other transactions between a bank holding company and both its bank and nonbank subsidiaries.  For example, Section 23A limits to no more than 10% of its total capital the aggregate outstanding amount of any bank's loans and other "covered transactions" with any particular nonbank affiliate, and limits to no more than 20% of its total capital the aggregate outstanding amount of any bank's "covered transactions" with all of its nonbank affiliates. Section 23A also generally requires that a bank's loans with its nonbank affiliates be secured, and Section 23B generally requires that a bank's transactions with its nonbank affiliates be on arm's-length terms.

          The Community Reinvestment Act.  The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the federal bank regulatory agencies responsible for evaluating First Pulaski and Belfast and each of their bank subsidiaries, evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions.  These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility.

          Gramm-Leach-Bliley Act.  Under the Gramm-Leach-Bliley Act, bank holding companies may now elect to become financial holding companies, which entities are permitted to engage in activities that are financial in nature and incidental to a financial activity.  At this time, neither First Pulaski nor Belfast has elected to become a financial holding company.

          Acquisitions and Approvals.  The activities of First Pulaski and Belfast and those of companies which First Pulaski and Belfast control or in which they hold more than 5% of the voting stock are limited to banking, managing or controlling banks, furnishing services to or performing services for their subsidiaries and to any other activity which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.  In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies, such as First Pulaski and Belfast are required to obtain prior approval of the Federal Reserve Board to engage in any new activity or to acquire more than 5% of any class of voting stock of any company.

          Bank holding companies, like First Pulaski and Belfast, are also required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank that is not already majority-owned by the bank holding company.  Under the Tennessee Bank Structure Act, no bank holding company, whether incorporated in Tennessee or elsewhere, may acquire any bank in Tennessee that has been in operation for less than five years, or organize a new bank in Tennessee, except in the case of certain interim bank mergers and acquisitions of banks in financial difficulty. Under Tennessee law pertaining to bank mergers, banks in separate counties in Tennessee that have been in operation for at least five years may merge.  Banks with principal offices in the same county may merge without regard to the five-year aging requirement.

          Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the "Interstate Banking and Branching Act," bank holding companies generally can acquire banks in states other than their home states without regard to the permissibility of such acquisitions under state law.  The Interstate Banking and Branching Act also authorizes banks with different home states to merge across state lines, unless the home state of a participating institution has passed legislation prior to June 1, 1997 explicitly prohibiting interstate branching within that state.

          Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies.  The likelihood and timing of any such proposals or bills being enacted and the impact they might have on First Pulaski, Belfast and their subsidiaries cannot be determined at this time.

  Capital and Operational Requirements

           The Federal Reserve Board and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States bank holding companies and federally-insured depository institutions.  In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth.  The Federal Reserve Board risk-based guidelines applicable to bank holding companies define a two-tier capital framework. Tier 1 capital generally consists of common and qualifying preferred shareholders' equity, less goodwill, certain intangibles and other adjustments.  Tier 2 capital consists of subordinated and other qualifying debt, and the allowance for credit losses up to 1.25% of risk-weighted assets.  The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents qualifying total capital, at least 50% of which must consist of Tier 1 capital.  Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets.  For purposes of calculating risk-weighted assets, assets and off-balance sheet exposures are assigned to one of four categories of risk weights, based primarily on relative credit risk.  The minimum Tier I risk-based capital ratio is 4% and the minimum total risk-based capital ratio is 8%.  First Pulaski's Tier 1 and total risk-based capital ratios under these guidelines at June 30, 2001 were 16.38 % and 17.59 % respectively.  Belfast's Tier 1 and total risk-based capital ratios under these guidelines at June 30, 2001 were 18.13% and 19.33% respectively.

          The leverage ratio is determined by dividing Tier 1 capital by adjusted average total assets.  Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%.  First Pulaski's and Belfast's leverage ratio at June 30, 2001 were 11.33% and 10.71%, respectively.

          The Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, among other things identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized. undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective U.S. federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements.  FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified.  Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements.  An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan in order for the capitalization plan to be accepted by the appropriate bank regulator.

  The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan.  Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors.  In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness related generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

          The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures.  Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized, including, in the most severe cases, placing an institution into conservatorship or receivership.  Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of a least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases.  Under these guidelines, the Bank of Belfast was considered well capitalized as of June 30, 2001. First National Bank of Pulaski was considered well-capitalized as of June 30, 2001.

          Banking agencies have also adopted final regulations which mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital.  That evaluation will be made as a part of the institution's regular safety and soundness examination.  Banking agencies have adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance sheet position) in the determination of a bank's capital adequacy.

          Dividends and Distributions.  Federal Reserve Board policy provides that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition.

          Federal and Tennessee law limits the payment of dividends by banks.  Under Tennessee law, the directors of a state bank, after making proper deduction for all expenditures, expenses, taxes, losses, bad debts, and any write-offs or other deductions required by the Tennessee Department of Financial Institutions, may credit net profits to the bank's undivided profits account.  Thereafter, the bank may quarterly, semi-annually, or annually declare a dividend from that account in an amount judged expedient by the bank's board of directors.  Before declaring the dividend, the board of directors must deduct any net loss from the undivided profits account and transfer to the bank's surplus account (1) the amount, if any, required to raise the surplus to 50% of the capital stock and (2) the amount required, if any, but not less than 10% of net profits, to make the paid-in-surplus account equal the capital stock account.  Thereafter, the bank may declare a dividend if the bank is adequately reserved against deposits and those reserves will not be impaired by the declaration of the dividend.

          A state bank like the Bank of Belfast, with the approval of the Tennessee Department of Financial Institutions, may transfer funds from its surplus account to the undivided profits or retained earnings account or any part of its paid-in-capital account.  The payment of dividends by any bank is dependent upon its earnings and financial condition and, also may be limited by federal and state regulatory agency protections against unsafe or unsound banking practices.  The payment of dividends could, depending upon the financial condition of a bank, constitute an unsafe or unsound banking practice.  When a bank's surplus account is less than its capital stock account, Tennessee law imposes other restrictions on dividends.  Finally, the FDIC prohibits a state bank, the deposits of which are insured by the FDIC, from paying dividends if it is in default in the payment of any assessments due the FDIC.

          In addition to the foregoing, the ability of Belfast, First Pulaski and First Pulaski's bank subsidiary to pay dividends may be affected by various minimum capital requirements and the capital and non-capital standards established under FDICIA, as described above.  The right of First Pulaski, Belfast, their respective shareholders and their respective creditors to participate in any distribution of the assets or earnings of their respective subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

          "Source of Strength" Policy; Cross-Guarantee Liability .  According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary.  This support may be required at times when a bank holding company may not be able to provide such support.  Under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC either as a result of default of a banking or thrift subsidiary of a holding company such as First Pulaski or related to FDIC assistance provided to a subsidiary in danger of default, other banking subsidiaries of such bank holding company may be assessed for the FDIC's loss, subject to certain exceptions.

  Enforcement Powers of the Banking Agencies

          The U.S. federal and state banking agencies have broad enforcement powers over bank holding companies and their subsidiaries, as well as over banks that are not part of a holding company structure and the subsidiaries of such banks, including, in the case of the federal agencies, the power to terminate deposit insurance, impose substantial fines and other civil penalties and, in the most severe cases, to appoint a conservator or receiver for a depository institution.  Failure to maintain adequate capital or to comply with applicable laws, regulations and supervisory agreements could subject First Pulaski, Belfast or their subsidiaries to these enforcement provisions.

  DESCRIPTION OF FIRST PULASKI CAPITAL STOCK

          First Pulaski has the authority to issue 10,000,000 shares of common stock and no shares of preferred stock.  As of July 31, 2001, 1,542,650 shares of First Pulaski common stock were outstanding.

          The following summary descriptions of selected provisions of the First Pulaski charter, bylaws, common stock and Tennessee Business Corporation Act are not complete.  The summaries are subject to, and are qualified entirely by, the provisions of First Pulaski's charter and bylaws, all of which are included or incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part.  You are encouraged to read the First Pulaski charter and bylaws.

  Common Stock

          The holders of First Pulaski's common stock are entitled to one vote per share on all matters to be voted on by shareholders, including the election of directors.  Shareholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect all of the directors then standing for election.  In that event, the holders of the remaining shares of First Pulaski common stock will not be able to elect any person to First Pulaski's board of directors.

          The holders of First Pulaski's common stock are entitled to receive such dividends, if any, as may be declared from time to time by the First Pulaski board, in its discretion, from funds legally available therefor.  First Pulaski's ability to pay dividends is dependent in large part on First National Bank of Pulaski's ability to pay dividends to First Pulaski.  In addition to the general restrictions on the payment of dividends as set out in the Tennessee Business Corporation Act, First National Bank of Pulaski is also limited in its ability to pay dividends to First Pulaski by the terms of the National Bank Act of 1864 and the rules and regulations of the Office of the Comptroller of the Currency.  See "Supervision and Regulation - Capital and Operational Requirements; Dividends and Distributions" for a more detailed discussion of the limitations on First Pulaski's and its bank subsidiary's ability to pay dividends.  Upon the liquidation or dissolution of First Pulaski, and after the payment or provision for all of First Pulaski's indebtedness and other liabilities, the First Pulaski shareholders, are entitled to receive on a pro rata basis First Pulaski's remaining assets available for distribution.  Holders of common stock have no preemptive rights, and there are no conversion rights or redemption or sinking fund provisions with respect to shares of First Pulaski's common stock.  All shares of First Pulaski common stock being offered to the Belfast shareholders under this proxy statement/prospectus will be fully paid and not liable for further calls or assessment by First Pulaski.

  Anti-Takeover Effect of First Pulaski's Charter and Bylaw Provisions

          First Pulaski's charter and bylaws contain provisions that could make it more difficult to consummate an acquisition of First Pulaski by means of a tender offer, a proxy contest or otherwise.

          Board of Directors.  First Pulaski's bylaws provide that the number of directors shall be no fewer than five nor more than 35, and that absent certain exceptions, no member of the First Pulaski board shall be older than 70 years old.  The First Pulaski bylaws also provide that any or all of the directors may be removed for cause by vote of the shareholders and that directors may be removed without cause only by vote of a majority of the shareholders entitled to vote at a regular or special meeting.  The First Pulaski bylaws also provide that newly created directorships resulting from increases in the number of directors and vacancies occurring on the First Pulaski board for any reason except the removal of a director for cause shall be filled by a vote of a majority of the directors then in office.  Vacancies occurring by reason of removal of a director without cause shall be filled by First Pulaski shareholders.

          Advance Notice Provisions.  First Pulaski's bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors.  The shareholder notice provision provides that if any shareholder intends to nominate or cause to be nominated any candidate for election to the First Pulaski board (other than any candidate to be sponsored by and proposed at the instance of management) that shareholder is required to notify First Pulaski's president by first class registered mail sent not less than fourteen nor more than fifty days before the scheduled meeting of the shareholders at which the directors will be elected.  The notice to the president shall contain the following information:

    the names and addresses of each nominee to be proposed;
    their principal present occupation;
    to the knowledge of the shareholder proposing the nomination, the total number of shares of First Pulaski common stock that may be voted for such nominee; and
    the names and addresses of the shareholders who propose to make such nominations, and the number of shares of First Pulaski common stock owned by each of these shareholders.

  First Pulaski's chairman may disregard any nominations not made in accordance with the previous sentence and may require that votes cast for any such nominee be disregarded.

  Tennessee's Anti-takeover Provisions

          Provisions in Tennessee law could make it harder for someone to acquire First Pulaski through a tender offer, proxy contest or otherwise.

          Tennessee Business Combination Act.  The Tennessee Business Combination Act provides that a party owning shares equal to 10% or more of the voting power of any class or series of the then outstanding voting stock of a "resident domestic corporation" is an "interested shareholder."  An interested shareholder also includes a party that is an affiliate or associate, as defined in the Tennessee Business Combination Act, of a "resident domestic corporation."  First Pulaski is currently a resident domestic corporation within the meaning of this act. An interested shareholder cannot engage in a business combination with the resident domestic corporation unless the combination:

    takes place at least five years after the interested shareholder first acquired 10% or more of the voting power of any class or series of the then outstanding voting stock of the resident domestic corporation; and
    either is approved by at least two-thirds of the non-interested voting shares of the resident domestic corporation or satisfies fairness conditions specified in the Tennessee Business Combination Act.

  These provisions apply unless one of two events occurs:

    a business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder; or
    the resident corporation may enact a charter or bylaw amendment to remove itself entirely from the Tennessee Business Combination Act. This charter amendment or bylaw amendment must be approved by a majority of the shareholders who have held shares for more than one year before the vote. In addition, the charter amendment or bylaw cannot become operative until two years after the vote. First Pulaski has not adopted a charter amendment or bylaw to remove it from the Tennessee Business Combination Act.

          Tennessee Greenmail Act.  The Tennessee Greenmail Act prohibits First Pulaski from purchasing or agreeing to purchase any of its securities, at a price higher than fair market value, from a holder of 3% or more of any class of its securities who has beneficially owned the securities for less than two years.  First Pulaski can, however, make this purchase if the majority of the outstanding shares of each class of voting stock issued by it approves the purchase or if it makes an offer of at least equal value per share to all holders of shares of the same class of securities as those held by the prospective seller.

          Tennessee Control Share Acquisition Act.  The Tennessee Control Share Acquisition Act strips a purchaser's shares of voting rights any time an acquisition of shares in a Tennessee corporation which has elected to be covered by the Tennessee Control Share Acquisition Act (which First Pulaski at this time has not) brings the purchaser's voting power to one-fifth, one-third or a majority of all voting power.  The purchaser's voting rights can be restored only by a majority vote of the other shareholders.  The purchaser may demand a meeting of shareholders to conduct such a vote.  The purchaser can demand a meeting for this purpose before acquiring shares in excess of the thresholds described above, which we refer to as a control share acquisition, only if it holds at least 10% of the outstanding shares and announces a good faith intention to make the acquisition of shares having voting power in excess of the thresholds stated above.  If a target corporation so elects prior to the date on which a purchaser makes a control share acquisition, a target corporation may redeem the purchaser's shares if the shares are not granted voting rights.

          The effect of these provisions may make a change of control of First Pulaski harder by delaying, deferring or preventing a tender offer or takeover attempt that you might consider to be in your best interest, including those attempts that might result in the payment of a premium over the market price for First Pulaski's shares.  They may also promote the continuity of First Pulaski's management by making it harder for you to remove or change the incumbent members of the board of directors.

          Limitations on Liability and Indemnification of Directors and Officers.  The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

    the director or officer acted in good faith;
    in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interest;
    in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation; and
    in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.

          In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation.  In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instituted because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding.  The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if the officer or director is adjudged liable on the basis that personal benefit was improperly received.  Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that:

    the officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation;
    the officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her; or
    the officer or director breached his or her duty of care to the corporation.

          First Pulaski's charter provides that, to the fullest extent permitted by law, no director shall be liable to it or its shareholders for monetary damages for breach of any fiduciary duty as a director. Under the Tennessee Business Corporation Act, this provision relieves First Pulaski's directors from personal liability to it or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from a judgment or other final adjudication establishing:

    any breach of the director's duty of loyalty;
    acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
    any unlawful distributions.

          First Pulaski currently has in effect an executive liability insurance policy which provides coverage for its directors and officers.

  COMPARISON OF RIGHTS OF FIRST PULASKI AND
  BELFAST SHAREHOLDERS

          Both First Pulaski and Belfast are incorporated under the laws of the State of Tennessee.  The holders of shares of Belfast common stock whose rights as shareholders are currently governed by Tennessee law, the charter of Belfast and the bylaws of Belfast, will, upon the exchange of their shares of Belfast common stock for shares of First Pulaski common stock at the effective time pursuant to the merger, become holders of First Pulaski common stock and their rights as such will be governed by Tennessee law, the First Pulaski charter and the First Pulaski bylaws.  The material differences between the rights of holders of shares of Belfast common stock and First Pulaski common stock, which result from differences in their governing corporate documents, are summarized below.

          The following summary is not intended to be complete and is qualified in its entirety by reference to the Tennessee Business Corporation Act, the First Pulaski charter, the First Pulaski bylaws, the Belfast charter and the Belfast bylaws, as appropriate.  The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. Copies of the First Pulaski charter, the First Pulaski bylaws, the Belfast charter and the Belfast bylaws are available upon request.

  Authorized Stock

          The Belfast charter provides for authorized stock consisting of 50,000 shares of Belfast common stock, par value $1.00 per share.

          The First Pulaski charter provides for authorized stock consisting of 10,000,000 shares of First Pulaski common stock, par value $1.00 per share.

  Election and Size of Board of Directors

          The Tennessee Business Corporation Act provides that directors, unless their terms are staggered, shall hold office until the next annual meeting of shareholders and until their successors are elected and qualify.  The charter of a Tennessee corporation may provide for staggered terms for directors by dividing the total number of directors into two or three groups, with each group containing one half or one third of the total number of directors.  The charter may also authorize the election of directors by any class or series of shares.  Unless the charter or bylaws provide otherwise, directors of a Tennessee corporation are elected by a plurality of all the votes cast at a meeting at which a quorum is present.  The Tennessee Business Corporation Act provides that every corporation having more than 50 shareholders shall have a board of directors consisting of one or more individuals, with the number specified in or fixed in accordance with the charter or bylaws.

          The Belfast bylaws provide that the board shall consist of no fewer than three nor more than nine members.  According to the Belfast bylaws, the number of directors may be increased or decreased, from time to time, by a majority vote at any shareholder's meeting.  Belfast directors are elected at each annual meeting of the shareholders and hold office for a term not to exceed three years and until their successors are duly elected and qualified.  A director of Belfast need not be a shareholder or resident of the state of Tennessee in order to serve as a member of the Belfast board but a director must be of legal age. Currently the Belfast board is made up of eight members.

          The First Pulaski charter provides that the number of directors shall be fixed by the bylaws of the corporation.  The First Pulaski bylaws provide that the First Pulaski Board shall consist of no fewer than five nor more than thirty-five members.  First Pulaski's directors are elected at each annual meeting of the shareholders of First Pulaski and hold office until the next successive annual meeting of shareholders and until their successors have been elected and qualified.  A director of First Pulaski need not be a shareholder, a citizen of the United States, or resident of the state of Tennessee in order to serve as a member of the First Pulaski board.  Currently, the First Pulaski board is made up of fourteen members.

  Limitation of Liability of Directors and Officers

          Under the Tennessee Business Corporation Act, there is no specific provision either expressly permitting or prohibiting a corporation from limiting the liability of its directors for monetary damages.

          The First Pulaski charter provides that, to the fullest extent permitted by the Tennessee Business Corporation Act, a director of the company shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.  The Tennessee Business Corporation Act provides that a corporation may not indemnify a director for liability:

    for any breach of the director's duty of loyalty to the corporation or its shareholders;
    for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
    under Sec. 48-18-304 of the Tennessee Business Corporation Act (with respect to the unlawful payment of dividends), as the same exists or hereafter may be amended.

          The Belfast charter has no similar provision with respect to limitation of liability of its directors and officers.

  Indemnification of Directors and Officers

          The Tennessee Business Corporation Act provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith;
    the director or officer reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation's best interest, or, in all other cases, that his or her conduct was not opposed to the best interest of the corporation; and
    in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.

          In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation.  Similarly, the Tennessee Business Corporation Act prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer, if such director or officer is adjudged liable on the basis that a personal benefit was improperly received.  In cases when the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding.  Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

  A corporation may not indemnify a director

    for any breach of the director's duty of loyalty to the corporation or its shareholders;
    for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
    under Sec. 48-18-304 of the Tennessee Business Corporation Act (with respect to the unlawful payment of dividends), as the same exists or hereafter may be amended,

  unless authorized to indemnify such director by either (1) a majority vote of a quorum of those directors not at the time parties to the proceeding; (2) if no quorum of directors who are not a party to the proceeding can be obtained, by a majority vote of a committee, duly designated by the entire board of directors, consisting of two or more directors not at the time parties to the proceeding; (3) by independent special legal counsel in certain instances; or (4) by the shareholders, excluding those shares owned by, or voted under control of, directors who are parties to the proceeding.

          The Belfast charter provides that the company may provide either directly or indirectly, through the purchase of insurance, for the indemnification of directors, employees and agents to the fullest extent permitted by law.

          The First Pulaski bylaws provide that First Pulaski shall have the power to indemnify any director or officer of the corporation to the fullest extent permitted by the Tennessee Business Corporation Act as it exists on the date the bylaws were adopted or as it may be hereafter amended, provided however, that the director or officer acted in good faith, in what he reasonably believed to be the best interest of the company, and in addition, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Any indemnification may continue as to any person who has ceased to be a director or officer, and may inure to the benefit of the heirs, executors and administrators of that person.

          The First Pulaski bylaws also provide that persons who are not directors or officers of First Pulaski, but who are or were employees of First Pulaski or any subsidiary may be indemnified to the extent authorized at any time or from time to time by the board.

  Removal of Directors

          In Tennessee, absent a provision in a corporation's charter limiting removal of directors for cause only, a director, or the entire board of directors, may be removed with or without cause, by the shareholders of the corporation at a meeting called for that purpose if the number of votes cast to remove a director exceeds the number of votes cast not to remove the director.

          Under the Belfast bylaws, a director may be removed with or without cause by a majority vote of the shareholders at any shareholder meeting or by majority vote of the entire Belfast board.

          Under the First Pulaski bylaws any or all of the directors may be removed for cause by vote of the shareholders.  Directors may be removed without cause only by vote of a majority of the shareholders entitled to vote at a regular or special meeting.

  Vacancies on the Board of Directors

          Under the Tennessee Business Corporation Act, unless a corporation's charter provides otherwise, a vacancy occurring on the board of directors, including a vacancy resulting from an increase in the number of directors or a vacancy resulting from a removal with or without cause, may be filled by either (1) the corporation's shareholders; (2) the corporation's board of directors; or (3) the affirmative vote of a majority of all the directors remaining on the board of directors, even if less than a quorum.

          Under the Belfast bylaws, any vacancy on the Belfast board, other than as a result of a member's removal, shall be filled by a majority of the remaining members of the board of directors at any regular or special meeting.  The newly elected director shall serve until the next succeeding annual meeting and until his successor is duly elected.  Under the Belfast bylaws, when any director or directors are removed, new directors may be elected to fill the vacancies at the meeting in which the director or directors was removed for the unexpired term of the director or directors removed.

          The First Pulaski bylaws provide that vacancies in the First Pulaski board, other than as a result of removals without cause, including vacancies created by reason of increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum.  Vacancies occurring by reason of the removal of directors without cause shall be filled by a vote of the shareholders.

  Action Taken on Written Consent

          Pursuant to the Tennessee Business Corporation Act, action required or permitted to be taken at a shareholders' meeting may be taken without a meeting.  To be a valid shareholder action, all shareholders entitled to vote on the action must consent to taking such action without a meeting, and an affirmative vote of the number of shares that would be necessary to authorize or take such action at a duly called shareholders' meeting must be received.  Shareholders not entitled to vote on the action taken must be given notice of the action at least (10) ten days before the action is taken if such shareholders would have received notice on the action had it been voted on at a duly called shareholders' meeting.

          Under the Belfast charter the board may take, on written consent, without a meeting, any action which it could take by means of a regularly called meeting; provided that the written consent sets forth the actions taken and is signed by the number of directors required by Tennessee law.

          Under the Belfast bylaws, any action required or permitted to be taken at a meeting of directors may be taken without a meeting if a consent in writing, setting forth the actions so taken, is signed by all directors.  The Belfast bylaws neither provide nor limit the shareholders' ability to take action on written consent; therefore, the shareholders retain the right as granted by the Tennessee Business Corporation Act.

          The First Pulaski bylaws provide that any action required to be taken at a meeting of the shareholders or any other action which may be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the matter.  The First Pulaski bylaws also provide that if all of the directors severally and collectively consent in writing to any action taken or to be taken by the corporation and the writing or writings evidencing their consent are filed with the secretary of the corporation, the action shall be as valid as though it had been authorized at a meeting of the board.

  Amendments to Charter

          Under the Tennessee Business Corporation Act, amendments to a corporation's charter subsequent to the issuance of shares generally require the recommendation of the board of directors and the approval of the shareholders holding a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights, unless a greater vote is specified in the charter or by other provisions of the Tennessee Business Corporation Act.

          The Belfast charter does not contain a provision with respect to amendment of the charter and as such the Tennessee Business Corporation Act controls how amendments to the charter may be accomplished.

          The First Pulaski charter provides that the charter may be amended, altered or repealed from time to time to the extent, and in the manner prescribed by Tennessee law.

  Amendments to Bylaws

          In Tennessee, a corporation's bylaws may generally be amended by the board unless the Tennessee Business Corporation Act, the charter or the shareholders have specified otherwise; provided, however, the shareholders may amend or repeal the bylaws regardless of whether the bylaws may also be amended or repealed by the board.  The Tennessee Business Corporation Act does not set out general voting requirements for bylaw amendments.  Bylaws increasing quorum or voting requirements for shareholders or directors are subject to special rules.  Generally, these amendments must be passed according to the quorum and voting requirements already in place or the new requirements, whichever are greater.  A bylaw amendment proposed by the shareholders of a corporation that fixes a greater quorum or voting requirement for shareholders may not be adopted, amended or repealed by the board of directors.

          The Belfast charter provides that the Belfast board shall have the power by majority vote of the directors present at a meeting at which quorum is present to adopt, amend or repeal any of the Belfast bylaws.  Under the Belfast bylaws, the bylaws may be altered, amended or repealed, and new bylaws adopted, at any meeting of the shareholders by the affirmative vote of a majority of the stock represented at the meeting, or by the affirmative vote of a majority of the members of the Belfast board who are present at any regular or special meeting; provided, however, that any amendment to the bylaws changing the number of directors, if adopted by the Belfast board, shall require the affirmative vote of a majority of the entire board.

          Pursuant to the terms of First Pulaski's bylaws, a vote by two-thirds of the board members at any regular or special meeting is necessary to amend the First Pulaski bylaws.

  Special Meetings of Shareholders

          Under the Tennessee Business Corporation Act, a corporation shall call a special meeting of shareholders (1) on call of its board of directors or the person authorized to so do by the charter or bylaws, or (2) unless otherwise provided in the charter, on the signed, dated and delivered written demand of the holders of at least ten percent (10%) of all the votes entitled to be cast on a proposed issue.  Only business within the purpose or purposes described in the meeting notice shall be conducted at the special shareholders' meeting.

          The Belfast bylaws provide that special meetings may be called at any time by the president or secretary or at the request of shareholders owning ten percent (10%) or more of the entire capital stock of Belfast issued and outstanding and entitled to vote.  Notice of any special meeting must be sent to the Belfast shareholders not less than ten (10) days nor more than sixty (60) days prior to the meeting.

          The First Pulaski bylaws provide that a special meeting of the First Pulaski shareholders shall be held only on the call of the First Pulaski board if the holders of at least twenty-five percent (25%) of all the outstanding shares of the corporation entitled to vote at the meeting make such a demand.

  Inspection of Documents

          Under the Tennessee Business Corporation Act, a corporation's shareholders are entitled to inspect and copy, during regular business hours at the corporation's principal office, the minutes of shareholder meetings, the charter, the bylaws, annual reports, and certain other records of the corporation, provided the shareholder gives the corporation written notice of his or her demand at least five business days before the date on which he or she wishes to inspect and copy the records.  In addition, a shareholder who makes a demand in good faith, for a proper purpose, and describes with reasonable particularity his or her purpose, may also, upon five days' written notice, inspect and copy:

    accounting records of the corporation;
    the records of shareholders and excerpts from minutes of any meeting of the corporation's board of directors;
    records of any action of a committee of the corporation's board of directors;
    minutes of any meeting of the shareholders of the corporation; and
    records of action taken by the shareholders or board of directors without a meeting.

          Neither the Belfast bylaws nor the First Pulaski bylaws have a provision with respect to inspection of corporate records.

  Dividends and Other Distributions

          The Tennessee Business Corporation Act provides that a corporation generally may make dividends or other distributions to its shareholders unless after the distribution either (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation's total assets would be less than the sum of its total liabilities plus (unless the corporation's charter provides otherwise) the amount that would be needed to satisfy the preferential dissolution rights of its shareholders whose preferential rights are superior to those receiving the distribution. Bank holding companies and banks, as such, also face other state and federal limits on their ability to declare dividends.  See "Supervision and Regulation - Capital and Operational Requirements, Dividends and Distributions."

          The Belfast charter provides that Belfast has the right to purchase its own shares and to pay dividends and make distributions of the property to the extent of unreserved and unrestricted earned or capital surplus available therefore.

          Under the First Pulaski charter, the board is authorized to determine whether any and, if so, what part of the company's earned surplus, shall be paid in dividends to the shareholders.  The First Pulaski bylaws authorize the directors to declare and pay dividends on the company's outstanding shares to the extent allowed by law.

  Appraisal Rights of Dissenting Shareholders

          Under the Tennessee Business Corporation Act, shareholders are generally entitled to dissenter's rights in connection with mergers and share exchanges that would require shareholder approval;
    sales of all or substantially all the corporation's property (other than sales that are in the usual and regular course of business and certain liquidations and court ordered sales) if the shareholder is entitled to vote on the sale or exchange; and
    certain amendments to a corporation's charter that materially and adversely affect rights in respect of a dissenter's shares.  Dissenter's rights are not available as to any shares that are listed on an exchange registered under Section 6 of the Exchange Act or classified as "national market system" securities as defined in the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended. Shareholders of Belfast are entitled to dissenters' rights.

  Preemptive Rights

          Tennessee law does not provide for preemptive rights, except for those cases in which a corporation's charter specifically so provides. First Pulaski's charter expressly provides that the First Pulaski shareholders shall not have preemptive rights.  Belfast's charter also states that the company's shareholders shall not have preemptive rights.

  Tennessee Business Combination Act

          The Tennessee Business Combination Act provides that a party owning shares equal to 10% or more of the voting power of any class or series of the then outstanding voting stock of a "resident domestic corporation" is an "interested shareholder."  An interested shareholder also includes a party that is an affiliate or associate, as defined in the Tennessee Business Combination Act, of a "resident domestic corporation."  First Pulaski is currently a resident domestic corporation within the meaning of this act. An interested shareholder cannot engage in a business combination with the resident domestic corporation unless the combination:

    takes place at least five years after the interested shareholder first acquired 10% or more of the voting power of any class or series of the then outstanding voting stock of the resident domestic corporation; and
    either is approved by at least two-thirds of the non-interested voting shares of the resident domestic corporation or satisfies fairness conditions specified in the Tennessee Business Combination Act.

          These provisions apply unless one of two events occurs:

    a business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder; or
    the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the Tennessee Business Combination Act. This charter amendment or bylaw amendment must be approved by a majority of the shareholders who have held shares for more than one year before the vote.  In addition, the charter amendment or bylaw cannot become operative until two years after the vote.

          Neither First Pulaski nor Belfast has adopted a charter amendment or bylaw to remove it from the Tennessee Business Combination Act.

  Tennessee Greenmail Act

          The Tennessee Greenmail Act prohibits First Pulaski from purchasing or agreeing to purchase any of its securities, at a price higher than fair market value, from a holder of 3% or more of any class of its securities who has beneficially owned the securities for less than two years. First Pulaski can, however, make this purchase if the majority of the outstanding shares of each class of voting stock issued by it approves the purchase or if it makes an offer of at least equal value per share to all holders of shares of the same class of securities as those held by the prospective seller.

          The Tennessee Greenmail Act does not apply to Belfast, as it is only applicable to companies that have a class of voting stock registered with the SEC pursuant to Section 12(g) of the Securities Exchange.

  Tennessee Investor Protection Act

          Tennessee's Investor Protection Act applies to tender offers directed at corporations (called "offeree companies") that have "substantial assets" in Tennessee that are either incorporated in or have a principal office in Tennessee.  The Investor Protection Act requires an offeror making a tender offer for an offeree company to file with the Commission of Commerce and Insurance a registration statement.  When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree company.  The commissioner may require additional information material to the takeover offer and may call for hearings.  The Investor Protection Act does not apply to an offer that the offeree company's board of directors recommends to shareholders.

          In addition to requiring the offeror to file a registration statement with the commissioner, the Investor Protection Act requires the offeror and the offeree company to deliver to the commissioner all solicitation materials used in connection with the tender offer.  The Investor Protection Act prohibits "fraudulent, deceptive, or manipulative acts or practices" by either side, and gives the commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the commissioner that the offeror, the offeree company, or any of its respective affiliates has engaged in or is about to engage in a violation of the Investor Protection Act.  Upon proper showing, the Chancery Court may grant injunctive relief.  The Investor Protection Act further provides civil and criminal penalties for violations.

  ADDITIONAL INFORMATION ABOUT BELFAST

          Belfast is a Tennessee corporation which owns 100% of the Bank of Belfast, a Tennessee state-chartered non-member Federal Deposit Insurance Corporation-insured commercial bank headquartered in Belfast, Marshall County, Tennessee.  The Bank of Belfast offers a wide range of commercial banking services, including checking, savings, money market deposit accounts, certificates of deposits, and loans for consumer, commercial, agricultural and real estate purposes.  Belfast considers its primary market for its products and services to be individuals, professionals and small to medium sized businesses located in Marshall County, Tennessee.

  Loans and Loan Review

          The Bank of Belfast offers various types of secured and unsecured commercial, consumer, agricultural and real estate loans.  Loans are generally made to customers who also have other relationships with the Bank of Belfast.  Most loans made by the Bank of Belfast are secured.  The Bank of Belfast does not make long-maturity loans funded with traditional bank deposits.

          The Bank of Belfast has established written loan guidelines for loan officers regarding the types, maturities, security requirements, pricing, and, in the case of real estate loans, loan to value ratios to which each loan officer is expected to adhere.  In addition, each loan officer is provided a maximum loan limit authority.  Loans for an amount in excess of an officer's authority or those which would require an exception to the Bank of Belfast's loan policy must be approved by higher authorities in the bank including other officers and the Bank of Belfast board of directors.

          Loans are reviewed periodically by personnel who have no loan authority other than loan review.  This process is utilized by the Bank of Belfast to grade the bank's loans and determine the adequacy of the Bank of Belfast's loan loss reserve.

  Asset/Liability Management

          The Bank of Belfast's board of directors is charged with managing the Bank of Belfast's assets and liabilities.  The Belfast board's task is to maximize and stabilize the net interest margin, and to provide reasonable growth of assets, earnings and return on equity capital while maintaining credit quality, reasonable interest rate risk, adequate capital and liquidity.  To meet these objectives, the Belfast board meets monthly to review liquidity and funds position, to review the general economic condition and other factors affecting the availability and use of funds of the bank and discuss likely reasons for variances between budget and actual results and plan a course of action in light of any budget variances.

  Security Ownership of Management and Certain Beneficial Owners

  The following table sets forth information regarding the beneficial ownership of our common stock as of August __, 2001 for:

    each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;
    each of our directors;
    each of our named executive officers (assuming we were a public company); and
    all of our directors and executive officers as a group.

          The percentages of shares outstanding provided in the tables are based on 30,000 voting shares outstanding as of August __, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person.

   The number of shares shown does not include the interest of certain persons in shares held by family members in their own right.

Name	Shares Beneficially Owned	Percent of Class
Directors and Executive Officers(1)
Claud Coffey	4,280	14.27%
Jerry Beech	480	1.60%
David Craig	200	0.67%
Tommy McAdams	2,040	6.80%
Robert McDaniel	1,720	5.73%
Steve McPherson	952	3.17%
Ed Potts	470	1.57%
James L. ("Bubba") West(2)	1,072	3.57%

Directors and Executive Officers as a Group:	11,214	37.38%

Greater than 5% Holders
Earl and Catherine Glenn	2,660	8.87%
Julia T. McDaniel	2,180	7.27%
Annette Tate Hendrix	1,720	5.73%

  (1)    The address for all of the directors and executive officers of Belfast is 1600 Fishing Ford Road, Belfast Tennessee 37019-0009
  (2)    Includes 120 shares owned by Mr. West's son; 222 shares owned by the West Family Partnership; and 700 shares held in an
           IRA for the benefit of Mr. West.

  DISSENTERS' APPRAISAL RIGHTS

          Belfast shareholders have the right to dissent from the merger and obtain in cash the fair value of their shares of Belfast common stock

          In order to perfect dissenters' rights with respect to the merger, a Belfast shareholder must (i) deliver to Belfast, before the vote is taken, written notice of his or her intent to demand payment for his or her shares of Belfast common stock if the merger is consummated; and (ii) not vote his or her shares of Belfast common stock in favor of the merger agreement.  Subsequent to shareholder approval of the merger agreement, First Pulaski would be required under Tennessee law to send to each of the Belfast shareholders who has perfected dissenters' rights in accordance with the steps disclosed above, written notice setting forth instructions for receipt of payment for their shares.  Upon receipt of such notice, dissenting Belfast shareholders would become entitled to receive payment of their shares of Belfast common stock when they: (i) demand payment; (ii) certify that they have received their shares prior to the date of the first public announcement of First Pulaski's and Belfast's intention to merge; and (iii) deposit with First Pulaski certificates representing their shares of Belfast common stock in accordance with the instructions set forth in the notice.  A copy of the Tennessee statutory law regarding dissenters' rights, Chapter 23 of the Tennessee Business Corporation Act, is attached as Appendix B to this proxy statement/prospectus.

          The foregoing is only a summary of the rights of dissenting holders of Belfast common stock. Any holder of Belfast common stock who intends to dissent should carefully review the text of the Tennessee statutory law set forth in Appendix B to this proxy statement/prospectus and should consult with such holder's attorney.  The failure of a Belfast shareholder to follow precisely the procedure summarized above and set forth in Appendix B to this proxy statement/prospectus will result in loss of appraisal rights.  No further notice of the events giving rise to appraisal rights or any steps associated therewith will be furnished to holders of Belfast common stock, except as indicated above or otherwise required bylaw.

          In general, any dissenting shareholder who perfects such holder's right to be paid the "fair value" of such holder's Belfast common stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash.

          A dissenting shareholder will be entitled to payment of the fair value of that shareholder's shares only if written notice of such intent to demand payment is delivered to Belfast before the shareholder vote is taken and the shareholder does not vote in favor of the merger agreement.

  LEGAL MATTERS

          The validity of the shares of First Pulaski common stock offered hereunder will be passed upon for First Pulaski by Bass, Berry & Sims PLC, Nashville, Tennessee.  In addition, Bass, Berry & Sims PLC will issue an opinion to First Pulaski, Belfast and the Belfast shareholders with respect to the federal income tax consequences of the merger to First Pulaski, Belfast and the Besfast shareholders.

  EXPERTS

          The consolidated financial statements of First Pulaski and subsidiaries as of December 31, 2000 and December 31, 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein in reliance upon the report of Putman & Hancock, CPAs, independent certified public accountants, and upon the authority of said firm as an expert in accounting and auditing.

          The financial statements of the Bank of Belfast as of December 31, 2000 and December 31, 1999 and for each of the years in the two-year period ended December 31, 2000 have been incorporated by reference herein in reliance upon the report of David A. Kidd, independent, certified public accountant, and upon the authority of such firm as an expert in accounting and auditing.

  WHERE YOU CAN FIND MORE INFORMATION

          First Pulaski has filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the First Pulaski common stock to be issued in connection with the merger.  The registration statement, including the attached exhibits and schedules, contains additional relevant information about First Pulaski and its common stock. SEC rules allow First Pulaski to omit from this proxy statement/prospectus some of the information in the registration statement.  In addition, First Pulaski files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended.  You may read and copy this information at prescribed rates at the following location of the SEC: Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.  These items should also be available for inspection and copying at the SEC's regional offices located at 7 World Trade Center, Suite 1375, New York, New York 10084 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

          You may obtain copies of the information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1204, Washington, D.C. 20549, at prescribed rates.  Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like First Pulaski, who file electronically with the SEC.  The address of that site is http://www.sec.gov.

  DOCUMENTS DELIVERED WITH THIS PROXY STATEMENT/PROSPECTUS AND
  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          First Pulaski is delivering to you with this proxy statement/prospectus, copies of its Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.  Both of these documents have been filed with the SEC and contain important information about First Pulaski. You are encouraged to read both of these documents.

          The SEC allows First Pulaski to "incorporate by reference" information in this proxy statement/prospectus, which means that First Pulaski can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this proxy statement/prospectus.

          The following documents filed by First Pulaski with the SEC are incorporated by reference into this proxy statement/prospectus:

    The Annual Report on Form 10-K filed by First Pulaski for the fiscal year ended December 31, 2000, including information specifically incorporated by reference into First Pulaski's Form 10-K from its Proxy Statement for its 2001 Annual Meeting of Shareholders, filed with the SEC on April 10, 2001;
    The Quarterly Report on Form 10-Q filed by First Pulaski for the quarter ended March 31, 2000; and
    The Quarterly Report on Form 10-Q filed by First Pulaski for the quarter ended June 30, 2001.

          First Pulaski incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date the merger is consummated.  These documents include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and other filings.  Later information filed with the SEC updates and supercedes this proxy statement/prospectus.

          First Pulaski has supplied all information in this proxy statement/prospectus relating to First Pulaski and Belfast has supplied all information in the proxy statement/prospectus relating to Belfast.

          You may obtain any of the documents incorporated by reference in this proxy statement/prospectus from First Pulaski or from the SEC through the SEC's web site at the above address.  Documents incorporated by reference also are available from First Pulaski without charge.  You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from First Pulaski at the following address:  First Pulaski National Corporation, 206 South First Street, Pulaski, Tennessee 38478, Telephone:  (931) 363-2585, Attention:  Harold W. Bass, Corporate Secretary.

          If you would like to request documents from First Pulaski, please do so by ____________, 2001 to receive them before the Belfast special meeting, although we will attempt to honor requests received after that date.

  INDEX TO FINANCIAL STATEMENTS
I. HISTORICAL FINANCIAL STATEMENTS OF THE BANK OF BELFAST

Report of Independent Auditor.....................................................................................................................................................	F-1
Balance Sheets at December 31, 2000 and December 31, 1999 .................................................................................................	F-2
Statements of Operations for the years ended December 31, 2000 and December 31, 1999................................................	F-3
Statements of Changes in Stockholders' Equity for the years ended December 31, 2000
and December 31, 1999 ...................................................................................................................................................................	F-4
Statements of Cash Flows for the years ended December 31, 2000 and December 31, 1999...............................................	F-5
Notes to Financial Statements.......................................................................................................................................................	F-6

II. UNAUDITED FINANCIAL STATEMENTS OF BELFAST HOLDING COMPANY
Consolidated Balance Sheet (Unaudited) at December 31, 2000 and December 31, 1999....................................................	F-15
Consolidated Statements of Income (Unaudited) for the years ended December 31, 2000..................................................
and December 31, 1999 ...................................................................................................................................................................	F-16
Consolidated Statement of Cash Flows (Unaudited) for the years ended December 31, 2000
and December 31, 1999 ...................................................................................................................................................................	F-17
Consolidated Statement of Changes in Stockholders' Equity (Unaudited) for the
years ended December 31, 2000 and December 31, 1999 ..........................................................................................................	F-18
Consolidated Balance Sheets (Unaudited) at June 30, 2001 and December 31, 2000............................................................	F-19
Consolidated Statements of Income (Unaudited) for the year ended December 31, 2000 and
the six months ended June 30, 2001..............................................................................................................................................	F-20
Consolidated Statement of Cash Flows (Unaudited) for the year ended December 31, 2000
and the six months ended June 30, 2001......................................................................................................................................	F-21
Consolidated Statement of Changes in Stockholders' Equity (Unaudited) for the year ended
December 31, 2000 and the six months ended June 30, 2001.....................................................................................................	F-22

  INDEPENDENT AUDITOR'S REPORT

  To the Board of Directors
  Bank of Belfast
  Belfast, Tennessee

  I have audited the accompanying statements of financial condition of the Bank of Belfast as of December 31, 2000 and 1999, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. My responsibility is to express an opinion on these financial statements based on my audits.

  I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

  In my opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Bank of Belfast at December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

  [S] David A. Kidd, CPA

  June 11, 2001

  BANK OF BELFAST

  STATEMENTS OF FINANCIAL CONDITION

  DECEMBER 31, 2000 AND 1999
ASSETS	2000	1999

Cash and due from banks	$ 1,408,244	$ 1,531,992
Federal funds sold	1,240,000	1,085,000
Securities available for sale at market with a cost of
$2,972,554 and $1,694,968, respectively	2,898,354	1,583,968
Loans, net of allowance for loan losses of
$205,096 and $264,023, respectively	15,263,711	16,950,588
Office property and equipment, net	118,122	135,689
Accrued interest receivable	186,060	195,106
Refundable income taxes	96,799	-
Deferred income tax benefits, net	41,800	71,800
Assets acquired in settlement of loans	29,940	18,175
Other receivables and prepayments	29,165	16,334
Other investments	60,200	55,400
	---------------	---------------
	$21,372,395	$21,644,052
	=========	=========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$19,005,073	$19,418,838
Accrued interest payable	67,739	68,888
Accrued expenses and other liabilities	34,693	21,074
Accrued income taxes	-	62,200
	---------------	---------------
Total liabilities	19,107,505	19,571,000
	---------------	---------------
Common stock, par value $10.00 per share, 3,000
shares authorized, issued and outstanding	30,000	30,000
Surplus	50,000	50,000
Retained earnings	2,259,090	2,104,052
Accumulated other comprehensive income	(74,200)	(111,000)
	---------------	---------------
Total stockholders' equity	2,264,890	2,073,052
	---------------	---------------
	$21,372,395	$21,644,052
	=========	=========

  (See accompanying notes to financial statements.)

  BANK OF BELFAST

  STATEMENTS OF OPERATIONS

  FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

	2000	1999
INTEREST INCOME
Interest and fees on loans	$ 1,716,019	$ 1,819,507
Interest and dividends on investments	128,762	76,043
Interest on Federal funds sold	93,823	68,194
	---------------	---------------
Total interest income	1,938,604	1,963,744
	---------------	---------------

INTEREST EXPENSE
Savings and deposit accounts
-Certificate	645,376	592,280
-Non-certificate	230,317	230,851
	---------------	---------------
Total interest expense	875,693	823,131
	---------------	---------------
Net interest income	1,062,911	1,140,613
PROVISION FOR LOAN LOSSES	121,000	70,000
	---------------	---------------
Net interest income after provision for loan losses	941,911	1,070,613
	---------------	---------------
OTHER INCOME:
Deposit account service charges	140,939	123,550
Service and other fees	47,745	40,553
	---------------	---------------
Total other income	188,684	164,103
	---------------	---------------
OTHER EXPENSES:
Salaries and benefits	454,659	458,969
Occupancy	54,056	58,106
Operational	331,842	352,611
	---------------	---------------
Total other expenses	840,557	869,686
	---------------	---------------
Net income before income taxes	290,038	365,030
INCOME TAX PROVISION	105,000	152,000
	---------------	---------------
Net income	$ 185,038	$ 213,030
	=========	=========

   (See accompanying notes to financial statements.)

  BANK OF BELFAST

  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

  FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
			Accumulated
			Other		Total
	Common		Comprehensive	Retained	Stockholders'
	Stock	Surplus	Income	Earnings	Equity

Balance, December 31, 1998	$30,000	$50,000	$ (66,400)	$1,915,022	$1,928,622

Net income	-	-	-	213,030	213,030

Other comprehensive income:
Net change in unrealized gain
(loss) on securities available
for sale	-	-	(44,600)	-	(44,600)

Dividends paid	-	-	-	(24,000)	(24,000)
	----------	----------	-------------	--------------	--------------
Balance, December 31, 1999	30,000	50,000	(111,000)	2,104,052	2,073,052

Net income	-	-	-	185,038	185,038

Other comprehensive income:
Net change in unrealized gain
(loss) on securities available
for sale	-	-	36,800	-	36,800

Dividends paid	-	-	-	(30,000)	(30,000)
	----------	----------	-------------	--------------	--------------
Balance, December 31, 2000	$30,000	$50,000	$ (74,200)	$2,259,090	$2,264,890
	======	======	========	========	========

  (See accompanying notes to financial statements.)

  BANK OF BELFAST

  STATEMENTS OF CASH FLOWS

  FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 185,038	$ 213,030
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	42,025	38,187
Provision for losses on loans	121,000	70,000
Deferred income taxes	30,000	(22,800)
Change in assets and liabilities:
(Increase) Decrease in accrued interest receivable	9,046	(24,582)
(Increase) Decrease in prepaid expenses
and other receivables	(12,831)	822
Increase in refundable income taxes	(96,799)	-
Decrease in accrued interest payable	(1,149)	(2,817)
Increase (Decrease) in other liabilities	13,619	(34,953)
Increase (Decrease) in accrued income taxes	(62,200)	30,300
	--------------	--------------
Net cash provided by operating activities	227,749	267,187
	--------------	--------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of securities available for sale	(1,720,049)	(892,955)
Maturities and principal reduction of securities
available for sale	442,463	465,712
(Increase) Decrease in loans	1,565,877	(279,321)
Capital expenditures	(24,458)	(30,502)
Increase in other assets	(11,765)	(13,756)
Increase in other investments	(4,800)	(27,000)
	--------------	--------------
Net cash provided by (used in) investing activities	247,268	(777,822)
	--------------	--------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (Decrease) in deposit accounts	(413,765)	821,641
Dividends paid	(30,000)	(24,000)
	--------------	--------------
Net cash provided by (used in) financing activities	(443,765)	797,641
	--------------	--------------

Net increase in cash	31,252	287,006
Cash at beginning of period	2,616,992	2,329,986
	--------------	--------------
Cash at end of period	$2,648,244	$2,616,992
	========	========

  (See accompanying notes to financial statements.)

  BANK OF BELFAST

  NOTES TO FINANCIAL STATEMENTS

  DECEMBER 31, 2000 AND 1999

    SIGNIFICANT ACCOUNTING POLICIES:

                      Nature of Operations-

  Bank of Belfast (a wholly-owned subsidiary of Belfast Holding Company, Inc.) operates under a state bank charter and provides a variety of financial services to its individual and business customers at its main office in Belfast and a branch in Lewisburg.  As a state bank, the Bank is subject to the regulations of the Tennessee Department of Financial Institutions and Federal Deposit Insurance Corporation.  The area served by the Bank is Marshall County and surrounding counties in southern middle Tennessee.

  Use of Estimates-

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

  The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions.  While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans.  Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination.  Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term.  However, the amount of the change that is reasonably possible cannot be estimated.

  Loans-

  Loans are stated at unpaid principal balances less the allowance for loan losses and unearned discounts.  Interest income on loans is accrued monthly as earned.  Unearned interest on loans is amortized over the term of the loans by a method which approximates the interest method.  The Bank's fees to customers for loan originations approximates the Bank's related costs, thus no deferral of costs or income is made related to these fees.

  Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more.  Any unpaid interest previously accrued on those loans is reversed from income.  Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote.  Interest payments received on such loans are applied as a reduction of the loan principal balance.  Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

  The allowance for loan losses is maintained at a level which, in management's judgement, is adequate to absorb credit losses inherent in the loan portfolio.  The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions.  Allowances for impaired loans are generally determined based on collateral values.  The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries.

  Property and Equipment-

  The Bank's office properties and equipment are depreciated for financial reporting and tax purposes using the straight-line and accelerated methods over their useful lives.  Estimated useful lives are approximately 10-30 years for building and improvements and 4-10 years for equipment and fixtures.  Maintenance and repairs are expensed as incurred and major additions and improvements are capitalized.

  Assets Acquired in Settlement of Loans-

  Assets acquired in settlement of loans includes real estate and other assets acquired through foreclosure or deed taken in lieu of foreclosure.  These amounts are recorded at the lower of cost or market value net of estimated costs to sell.  Any write-down from the cost to market value required at the time of foreclosure is charged to the allowance for possible loan losses.

  Debt and Equity Securities-

  The classification of securities is determined at the date of purchase.  Gains or losses on the sale of securities are recognized on a specific identification, trade date basis.  Trading account assets are adjusted to market value.

  Securities available for sale, primarily debt securities, are recorded at market value with a corresponding adjustment, net of tax, recorded in other comprehensive income.

  As more fully described in Note 3 to these financial statements, the Bank has adopted the method of accounting for debt and equity securities set forth in Statement of Financial Accounting Standard No. 115.

  Income Taxes-

  Provisions for income taxes are based on amounts reported in the statements of operations (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes.  Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in the Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes.  As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.  The Bank and its parent file a consolidated Federal income tax return with the parent reimbursing the Bank for its share of taxes payable.

  Statement of Cash Flows-

  For purposes of the statements of cash flows, the Bank considers cash on hand, bank due from accounts, and Federal funds sold to be cash and cash equivalents.

  The Bank paid interest to depositors of $876,842 and $825,948 and income taxes (including estimates) of $240,000 and $160,000 in 2000 and 1999, respectively.

  Reclassifications-

  Certain reclassifications have been made to the 1999 figures to conform to the presentation for 2000.
    LOANS:

  The components of loans in the Bank's balance sheet are:
	2000	1999
Residential Mortgage	$ 6,077,707	$ 7,992,186
Commercial and Agricultural	5,933,715	5,116,804
Consumer	3,134,820	3,822,169
Credit cards	313,633	303,696
Overdrafts	15,605	16,793
	---------------	---------------
	15,475,480	17,251,648
Less-Unearned interest	(6,673)	(37,037)
Allowance for loan losses	(205,096)	(264,023)
	---------------	---------------
	$15,263,711	$16,950,588
	=========	=========

  In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its officers, directors, and their affiliates.  In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Bank.  Loans to such borrowers totaled approximately $120,800 and $99,200 at December 31, 2000 and 1999.

  A summary of transactions in the allowance for loan losses is as follows:

	2000	1999
Balance, beginning of year	$264,023	$214,654
Provision, charged to operations	121,000	70,000
Loans charged off	(247,119)	(130,228)
Recoveries	67,192	109,597
	------------	------------
	$205,096	$264,023
	=======	=======

    INVESTMENT SECURITIES:

  The Bank has adopted the provisions of Statement of Financial Accounting Standard No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Statement requires that debt and equity securities held: to maturity be classified as such and reported at amortized cost; for current resale be classified as trading securities and reported at fair value, with unrealized gains and losses included in current earnings; and for any other purpose be classified as securities available for sale and reported at fair value, with unrealized gains and losses excluded from current earnings and reported as a separate component of stockholders' equity. The effect of the foregoing will cause fluctuations in stockholders' equity based on changes in values of debt and equity securities.

  At December 31, 2000 and 1999, all the Bank's investment securities were classified as available for sale.  The cost and estimated market values of investment securities as shown in the balance sheets of the Bank were as follows:
		Gross	Gross	Estimated
		Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
December 31, 2000
Equity securities	$ 393,124	$ -	$ 80,224	$ 312,900
U.S. Government and
agency securities	2,579,430	10,124	4,100	2,585,454
	-------------	----------	-----------	-------------
	$2,972,554	$10,124	$ 84,324	$2,898,354
	========	======	=======	========

December 31, 1999
Equity securities	$ 393,124	$ -	$ 93,108	$ 300,016
U.S. Government and
agency securities	1,301,844	737	18,629	1,283,952
	-------------	----------	------------	-------------
	$1,694,968	$ 737	$111,737	$1,583,968
	========	======	=======	========

  The scheduled maturities of debt securities available for sale at December 31, 2000 were as follows:

		Estimated
		Market
	Cost	Value

Due in one year or less	$1,749,700	$1,751,204
Due from one year to five years	821,420	825,927
Due from six years to ten years	8,310	8,323
	--------------	--------------
	$2,579,430	$2,585,454
	========	========

  At December 31, 2000 and 1999, certain public deposit accounts were secured by securities pledged in the amounts of $658,228 and $598,193, respectively.

    DEPOSITS:

  Deposits in the Bank's balance sheet consisted of:

	2000	1999
Demand	$ 2,419,256	$ 2,202,674
Money market demand accounts	196,590	173,434
N.O.W. and Super N.O.W.	1,657,131	1,437,263
Savings accounts	2,469,272	2,721,136
Official items	773	1,877
	---------------	---------------
Non-certificate accounts	6,743,022	6,536,384
	---------------	---------------
Retirement accounts	1,484,267	1,567,758
All other certificates	10,256,230	10,835,144
Certificates over $100,000	521,554	479,552
	---------------	---------------
Total certificate accounts	12,262,051	12,882,454
	---------------	---------------
	$19,005,073	$19,418,838
	=========	=========

  Certificates maturing in years ending December 31, as of December 31, 2000:

2001	$ 6,959,755
2002	3,195,817
2003	401,347
2004	20,000
2005	200,865
---------------
$10,777,784
=========

    INCOME TAXES:

  The provision for income taxes consists of the following:

	2000	1999
Currently payable
Federal	$ 62,000	$106,500
State	13,000	22,700
	-----------	-----------
	75,000	129,200
Deferred tax (benefits) liabilities
Federal	26,000	19,500
State	4,000	3,300
	-----------	-----------
	$105,000	$152,000
	=======	=======

  The provision for income taxes differs from that computed by applying the federal statutory rates as indicated in the following analysis:

	2000	1999
Federal taxes at statutory rate	$ 96,000	$125,000
Increase(decrease) resulting from:
State income taxes, net of Federal benefit	11,500	15,000
Other, net	(2,500)	12,000
	-----------	-----------
	$105,000	$152,000
	=======	=======

  The components of the deferred income tax asset included in other assets are as follows:

	2000	1999
Deferred tax liabilities
Depreciation:	$ (9,000)	$(11,000)
	-----------	-----------

Deferred tax asset:
Provision for loan losses	50,800	82,800
Unrealized loss on securities	30,000	44,000
	-----------	-----------
	80,800	126,800

Deferred tax assets valuation allowance	(30,000)	(44,000)
	-----------	-----------
Net tax deferred tax asset	$ 41,800	$ 71,800
	=======	=======

  The deferred tax assets valuation allowance relates to unrealized losses on securities which are primarily capital. Management has determined that it is more likely than not that capital gains will not be available to fully utilize any loss realized on these securities.  The decrease in the allowance was the result of a decrease in the deferred tax asset related to unrealized losses on securities.

    PENSION PLAN:

  The Bank has a discretionary simplified employee pension plan covering employees with 2 years service who have attained the age of 21. Contributions for employees are fully vested.  Contributions for 2000 and 1999 were $10,775 and 7,739, based on 3.00% and 2.00% of eligible compensation of approximately $359,193 and $386,947, with total compensation being approximately $390,340 and $390,869, respectively.

    OFFICE PROPERTY AND EQUIPMENT:

  A summary of the Bank's fixed assets follows:
	2000	1999

Land	$ 10,001	$ 10,001
Buildings	159,917	156,603
Leasehold improvements	50,559	50,559
Furniture and equipment	294,450	288,477
	------------	------------
	514,927	505,640
Less -accumulated depreciation	(396,805)	(369,951)
	------------	------------
	$ 118,122	$ 135,689
	=======	=======

    REQUIRED INVESTMENT IN STOCK OF FEDERAL HOME LOAN BANK:

  The Bank is a member of the Federal Home Loan Bank (FHLB).  As a member of this system, the Bank is required to maintain an investment in capital stock of the Federal Home Loan Bank of Cincinnati in an amount equal to the greater of 1% of residential mortgage loans and mortgage-backed securities, or .3% of total assets of the Bank.  At December 31, 2000, no additional investments are required. No ready market exists for the stock, and it has no quoted market value, but may be redeemed for face value by the FHLB if the Bank withdraws its membership.  Accordingly, this investment is carried at the Bank's historical cost.

    RELATED PARTY:

  The Bank is wholly-owned by Belfast Holding Company, a one bank holding company.  During the years ending December 31, 2000 and 1999, the Bank paid to the holding company dividends of $30,000 and $24,000, and credit insurance commissions of approximately $28,242 and $26,642, respectively.
    LEASE:

  In 1991, the Bank entered into a long-term facility lease agreement which was renewed for an additional five years in 1996.  Annual lease cost for 2000 was $18,000.  Annual lease cost will be $18,000 through the year 2000, increasing to $21,600 for the years 2001 through 2006.

    CONCENTRATION OF CREDIT RISKS:

  The Bank grants agribusiness, commercial, residential and consumer loans to customers within a small geographical area.  Although the Bank's loan portfolio is diversified, a substantial portion of its debtors' ability to honor their contracts is dependent upon the local economy.

  Due from accounts in excess of federal deposit insurance limits were $475,694 and $573,969 at December 31, 2000 and 1999. In addition, Federal funds sold at December 31, 2000 were deposited with three banks with balances from $40,000 to $650,000 and at December 31, 1999 were deposited with four banks with balances from $25,000 to $250,000.

    FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

  The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.  The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

	Contract or Notional Amount
	2000	1999
Financial instruments whose contract amounts
represent credit risk:
Unfunded lines-of-credit and construction loans	$ 559,998	$ 671,853
Unfunded credit card limits	1,252,907	1,244,457
	-------------	-------------
Total	$1,812,905	$1,916,310
	======	======

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements.  The Bank evaluates each customer's credit-worthiness on a case-by-case basis.  The amount of collateral, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty.  Collateral normally consists of real property.

    REGULATORY CAPITAL MATTERS:

  The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Federal Deposit Insurance Corporation (FDIC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Bank's financial statements.  Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined).  Management believes, as of December 31, 2000, the Bank meets all the capital adequacy requirements to which it is subject.

  As of December 31, 2000, the most recent notification from the FDIC, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action.  To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below.  There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

  The Bank's actual and required capital amounts and ratios are as follows (dollars in thousands):

					To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2000:
Total Risk-Based Capital
(to Risk-Weighted Assets)	$2,435	17.21%	>$1,132	>8.0%	>$1,415	>10.0%
Tier I Capital
(to Risk-Weighted Assets)	$2,259	15.97%	>$565	>4.0%	>$849	>6.0%
Tier I Capital
(to Adjusted Total Assets)	$2,259	10.50%	>$861	>4.0%	>$1,079	>5.0%
As of December 31, 1999:
Total Risk-Based Capital
(to Risk-Weighted Assets)	$2,338	11.82%	>$1,582	>8.0%	>$1,977	>10.0%
Tier I Capital
(to Risk-Weighted Assets)	$2,091	10.57%	>$791	>4.0%	>$1,186	>6.0%
Tier I Capital
(to Adjusted Total Assets)	$2,091	9.55%	>$876	>4.0%	>$1,095	>5.0%

    OPERATIONAL EXPENSES:
	2000	1999
Office, postage, and telephone	$ 68,693	$ 60,990
Data processing and equipment	50,257	48,840
Marketing	41,028	40,949
FDIC and state fees	8,899	7,167
Third party processing fees	58,347	83,263
Education and travel	11,751	7,405
Directors' fees	19,200	19,200
Legal and professional	22,490	13,913
Directors' and officers' insurance	12,875	10,240
Dues and memberships	4,471	4,917
Bankers' blanket bond	4,142	4,080
Over and short	1,049	16,590
Other losses	4,770	4,954
Other	23,870	30,103
	-----------	-----------
	$331,842	$352,611
	=======	=======

Belfast Holding Company
Belfast, Tennessee
Consolidated Balance Sheets (Unaudited)
December 31, 1999 and 2000

	1999	2000

ASSETS
Cash and due from banks	$ 1,531,992	$ 1,408,244
Federal funds sold	1,085,000	1,240,000
Securities available for sale with a cost of	1,583,968	2,898,354
$1,694,968 and $2,972,554 respectively
Loans (Less unearned interest )	17,214,611	15,468,807
Less allowance for loan losses	(264,023)	(205,096)

	16,950,588	15,263,711
Bank Premises and equipment	152,266	133,823
Refundable income taxes		82,864
Deferred income tax benefits, net	71,800	41,800
Accrued interest receivable	195,106	186,060
Assets acquired in settlement of loans	18,175	29,940
Other investments	55,400	60,200
Other assets	16,334	29,165

Total Assets	$ 21,660,629	$ 21,374,161
	===========	===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Noninterest bearing	$ 2,192,383	$ 2,409,962
Interest bearing	17,214,287	16,585,044

Total deposits	19,406,670	18,995,006

Accrued interest payable	68,888	67,739
Accrued income taxes	79,635
Accrued expenses	21,074	34,693
Other liabilities	0	0

Total Liabilities	19,576,267	19,097,438

Shareholders' equity
Common stock, par value $1; 100,000 shares
authorized, 30,000 issued and outstanding	30,000	30,000
Surplus	774,832	774,832
Retained earnings	1,390,530	1,546,091
Accumulated other comprehensive income	(111,000)	(74,200)

Total Shareholders' equity	2,084,362	2,276,723

Total Liabilities and Shareholders' Equity	$ 21,660,629	$ 21,374,161
	===========	===========

Belfast Holding Company
Belfast, Tennessee
Consolidated Statements of Income (Unaudited)
For the years ended December 31, 1999 and 2000

	1999	2000

Interest Income
Interest and fees on loans	$ 1,819,507	$ 1,716,019
Interest on securities
Taxable	76,043	121,292
Non-taxable		7,470
Interest on federal funds sold	68,194	93,823

	1,963,744	1,938,604
Interest Expense
Transaction accounts	42,044	48,201
Money market deposit accounts	6,948	5,701
Other savings deposits	86,500	82,756
Time certificates of deposits of $100,000 or more	44,845	35,349
All other time deposits	642,794	703,686

Total interest expense	823,131	875,693

NET INTEREST INCOME	1,140,613	1,062,911

Provision for loan losses	70,000	121,000

Net interest income after
Provision for loan losses	1,070,613	941,911

Other Income
Deposit account service fees	123,550	140,939
Service and other fees	74,983	77,791

	198,533	218,730
Other Expenses:
Salaries and employee benefits	458,969	454,659
Occupancy expenses (net)	57,880	52,560
Other operating expenses	353,630	332,861

	870,479	840,080

Income (loss) before income taxes	398,667	320,561

Applicable Income Taxes	164,945	117,000

NET INCOME	$ 233,722	$ 203,561
	===========	===========

NET INCOME per common share	$ 7.79	$ 6.79
	===========	===========

BELFAST HOLDING COMPANY
BELFAST, TENNESSEE
Consolidated statement of cash flows (Unaudited)

For the years ending DECEMBER 31, 1999 and 2000
	1999	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 233,722	$ 203,561
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	39,063	42,901
Provision for loan losses	70,000	121,000
Deferred income taxes	(22,800)	30,000
Change in assets and liabilities:
(Increase) decrease in accrued interest payable	(24,582)	9,046
(Increase) decrease in prepaid expenses
and other receivables	822	(12,831)
Increase in refundable income taxes		(96,799)
Decrease in accrued interest payable	(2,817)	(1,149)
Increase (decrease) in other liabilities	(34,953)	13,619
Increase (decrease) in accrued income taxes	30,300	(65,700)

Net cash provided by operating activities	288,755	243,648

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available for sale	(892,955)	(1,720,049)
Maturities and principal reduction of securities available for sale	465,712	442,463
(Increase) decrease in loans	(279,321)	1,565,877
Capital expenditures	(30,502)	(24,458)
Increase in other assets	(13,756)	(11,765)
Increase in other investments	(27,000)	(4,800)

Net cash provided (used) by investing activities	(777,822)	247,268
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in deposit accounts	824,073	(411,664)
Dividends paid	(48,000)	(48,000)

Net cash provided (used) by financing activities	776,073	(459,664)

Net increase in cash	287,006	31,252
Cash at beginning of period	2,329,986	2,616,992

Cash at end of period	$ 2,616,992	$ 2,648,244
	=============	=============

BELFAST HOLDING COMPANY
Belfast, Tennessee

Consolidated statement of changes in shareholders' equity (unaudited)
For the years ending DECEMBER 31, 1999 and 2000

			Securities
	Common		valuation	Retained
	Stock	Surplus	allowance	Earnings	Totals

Balance January 1, 1999	$ 30,000	$ 774,832	$(66,400)	$ 1,204,808	$ 1,943,240

Net income (loss) for year ending
December 31, 1999				233,722	233,722

Net changes in unrealized loss on
securities			(44,600)		(44,600)

Cash dividends, $1.60 per share				(48,000)	(48,000)

Balance December 31, 1999	30,000	774,832	(111,000)	1,390,530	2,084,362

Net income for year ending
December 31, 2000				203,561	203,561

Net changes in unrealized loss on
securities			36,800		36,800

Cash dividends, $1.60 per share				(48,000)	(48,000)

Balance December 31, 2000	$ 30,000	$ 774,832	$(74,200)	$ 1,546,091	$ 2,276,723
	=========	=========	=========	===========	===========

Belfast Holding Company
Belfast, Tennessee
Consolidated Balance Sheets (Unaudited)
June 30, 2001 and December 31, 2000

	June 30, 2001	Dec. 31, 2000

ASSETS
Cash and due from banks	$ 1,821,681	$ 1,408,244
Federal funds sold	2,520,000	1,240,000
Securities available for sale with a cost of	3,462,275	2,898,354
and $2,972,554 respectively
Loans (Less unearned interest )	13,353,381	15,468,807
Less allowance for loan losses	(179,003)	(205,096)

	13,174,378	15,263,711
Bank Premises and equipment	121,295	133,823
Refundable income taxes	84,041	82,864
Deferred income tax benefits, net	41,800	41,800
Accrued interest receivable	164,693	186,060
Assets acquired in settlement of loans	28,345	29,940
Other investments	60,200	60,200
Other assets	29,889	29,165

Total Assets	$ 21,508,597	$ 21,374,161
	=============	============
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Noninterest bearing	$ 2,096,072	$ 2,409,962
Interest bearing	16,943,635	16,585,044

Total deposits	19,039,707	18,995,006

Accrued interest payable	60,361	67,739
Accrued expenses	33,418	34,693

Total Liabilities	19,133,486	19,097,438

Shareholders' equity
Common stock, par value $1; 100,000 shares
authorized, 30,000 issued and outstanding	30,000	30,000
Surplus	774,832	774,832
Retained earnings	1,629,479	1,546,091
Accumulated other comprehensive income	(59,200)	(74,200)

Total Shareholders' equity	2,375,111	2,276,723

Total Liabilities and Shareholders' Equity	$ 21,508,597	$ 21,374,161
	==============	============

Belfast Holding Company
Belfast, Tennessee
Consolidated Statements of Income (Unaudited)
For the year ended December 31, 2000 and
the six months ended June 30, 2001

	June 30, 2001	Dec. 31, 2000

Interest Income
Interest and fees on loans	$ 781,179	$ 1,716,019
Interest on securities
Taxable	79,355	121,292
Non-taxable	5,442	7,470
Interest on federal funds sold	59,215	93,823

	925,191	1,938,604
Interest Expense
Transaction accounts	23,201	48,201
Money market deposit accounts	3,083	5,701
Other savings deposits	36,159	82,756
Time deposits of $100,000 or more	14,792	35,349
All other time deposits	352,728	703,686

Total interest expense	429,963	875,693

NET INTEREST INCOME	495,228	1,062,911

Provision for loan losses	39,000	121,000

Net interest income after
Provision for loan losses	456,228	941,911

Other Income
Deposit account service fees	66,757	140,939
Service and other fees	34,022	77,791

	100,779	218,730
Other Expenses:
Salaries and employee benefits	232,819	454,659
Occupancy expenses (net)	58,309	52,560
Other operating expenses	144,668	332,861

	435,796	840,080

Income (loss) before income taxes	121,211	320,561

Applicable Income Taxes	37,823	117,000

NET INCOME	$ 83,388	$ 203,561
	================	================
NET INCOME per common share	$ 2.78	$ 6.79
	================	================

BELFAST HOLDING COMPANY
BELFAST, TENNESSEE
Consolidated statement of cash flows (Unaudited)

For the year ended December 31, 2000 and
six months ended June 30, 2001
	June 30,	Dec. 31,
	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 83,388	$ 203,561
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	18,238	42,901
Provision for loan losses	39,000	121,000
Deferred income taxes		30,000
Change in assets and liabilities:
Decrease in accrued interest receiveable	21,367	9,046
(Increase) in prepaid expenses and
other receivables	(724)	(12,831)
(Increase) refundable income taxes	(1,177)	(96,799)
Decrease in accrued interest payable	(7,378)	(1,149)
Increase (decrease) in other liabilities	(1,275)	13,619
Increase (decrease) in accrued income taxes	0	(65,700)

Net cash provided by operating activities	151,439	243,648

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available for sale	(1,698,975)	(1,720,049)
Maturities and principal reduction of securities available for sale	1,150,054	442,463
(Increase) decrease in loans	2,050,333	1,565,877
Capital expenditures	(5,710)	(24,458)
(Increase) decrease in other assets	1,595	(11,765)
Increase in other investments		(4,800)

Net cash provided (used) by investing activities	1,497,297	247,268
CASH FLOWS FROM FINANCING ACTIVITIES

Increase (decrease) in deposit accounts	44,701	(411,664)
Dividends paid	0	(48,000)

Net cash provided (used) by financing activities	44,701	(459,664)

Net increase in cash	1,693,437	31,252
Cash at beginning of period	2,648,244	2,616,992

Cash at end of period	$ 4,341,681	$ 2,648,244
	============	============

BELFAST HOLDING COMPANY
Belfast, Tennessee
Consolidated statement of changes in shareholders' equity (unaudited)
For the year ended December 31, 2000 and the
six months ended June 30, 2001

			Securities
	Common		valuation	Retained
	Stock	Surplus	allowance	Earnings	Totals

Balance January 1, 2000	$ 30,000	$ 774,832	$(111,000)	$ 1,390,530	$ 2,084,362

Net income for year ending
December 31, 2000				203,561	203,561

Net changes in unrealized loss on
securities			36,800		36,800

Cash dividends, $1.60 per share				(48,000)	(48,000)

Balance December 31, 2000	30,000	774,832	(74,200)	1,546,091	2,276,723

Net income for six months ending June 30, 2001				83,388	83,388

Net changes in unrealized loss on
securities			15,000		15,000

Balance June 30, 2001	$ 30,000	$ 774,832	$(59,200)	$ 1,629,479	$ 2,375,111
	==========	==========	==========	===========	===========

  APPENDIX A

  AGREEMENT AND PLAN OF REORGANIZATION

          THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated as of this 12th day of June, 2001, by and among FIRST PULASKI NATIONAL CORPORATION ("First Pulaski"), a Tennessee corporation which is registered as a bank holding company under the Bank Holding Company Act of 1956 (the "Bank Holding Company Act") and whose principal offices are located at 206 South First Street, Pulaski, Tennessee 38478, and BELFAST HOLDING COMPANY ("Belfast"), a Tennessee corporation which is registered as a bank holding company under the Bank Holding Company Act and whose principal offices are located at Main Street, Belfast, Tennessee 37019. First Pulaski and Belfast are sometimes hereinafter called the "Parties."

          Certain other capitalized terms used in this Agreement and in the related Plan of Merger have the meaning set forth in Exhibit A.

  R E C I T A L S

          A.    Belfast is the beneficial owner and holder of record of one hundred percent (100%) of the issued and outstanding shares of capital stock of Bank of Belfast (the "Subsidiary Bank").

          B.     The Board of Directors of Belfast deems it desirable and in the best interests of Belfast, the Subsidiary Bank and the shareholders of Belfast that Belfast be merged with and into First Pulaski, which would survive the merger as the Surviving Corporation, as defined herein, on the terms and subject to the conditions set forth in this Agreement and in the manner provided in the Plan of Merger a copy of which is attached hereto as Exhibit B (the "Plan of Merger") and has directed that this Agreement and the Plan of Merger be submitted to the shareholders of Belfast with the recommendation that they be approved by them.

          C.     The Board of Directors of First Pulaski deems it desirable and in the best interests of First Pulaski and the shareholders of First Pulaski that Belfast be merged with and into First Pulaski on the terms and subject to the conditions set forth in this Agreement and in the manner provided in the Plan of Merger.

          D.     The Parties intend that the merger qualify as a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

          E.     The respective Boards of Directors of First Pulaski and Belfast have each adopted resolutions setting forth and adopting this Agreement and the Plan of Merger, and have directed that this Agreement and the attached Plan of Merger and all resolutions adopted by said Boards of Directors related to this Agreement, be submitted with appropriate applications to, and filed with all applicable Regulatory Authorities as may be necessary in order to obtain all Consents required to consummate the proposed merger and the transactions contemplated in this Agreement in accordance with this Agreement, the Plan of Merger and applicable law.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

  ARTICLE 1
  TERMS OF THE MERGER

          1.1    Merger.  Subject to the terms and conditions of this Agreement and in the manner provided in the Plan of Merger, at the Effective Time Belfast shall be merged with and into First Pulaski in accordance with the provisions of Section 48-21-101, et seq. of the Tennessee Business Corporation Act (the "TBCA") and with the effect provided in Section 48-21-108 of the TBCA (the "Merger"). First Pulaski shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the laws of the State of Tennessee.

          1.2    Time and Place of Closing.  The Closing will take place at 9:00 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m.) or at such other time as the Parties may mutually agree. The Closing shall be held at the offices of Bass, Berry & Sims PLC, 315 Deaderick Street, Nashville, Tennessee 37238, or at such other place as the Parties may mutually agree.

          1.3    Effective Time.  The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall have been filed with the Secretary of State of Tennessee (the "Effective Time").

          1.4    Charter.  The Charter of First Pulaski in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

          1.5    Bylaws.  The Bylaws of First Pulaski in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

          1.6    Name.  The name of First Pulaski shall remain unchanged after the Effective Time, unless and until otherwise renamed.

          1.7    Directors and Officers.  The directors and officers of First Pulaski in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected or appointed, shall serve as the directors and officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or until they shall have been removed in the manner provided herein.

          1.8    First Pulaski's Right to Revise the Structure of the Transaction.  First Pulaski shall have the unilateral right to revise the structure of the Merger in order to achieve tax benefits or for any other reason which First Pulaski may deem advisable; provided, however, that First Pulaski shall not have the right, without the approval of the Board of Directors of Belfast, to make any revision to the structure of the Merger which (i) changes the amount, form or nature of the consideration which the Belfast Record Holders are to receive as determined in the manner provided in 2.1(a) of this Agreement; (ii) changes the intended tax-free effect of the Merger to First Pulaski, Belfast or to any Belfast Record Holder or (iii) adversely impacts the rights or benefits of the officers, directors or employees of Belfast.  First Pulaski may exercise this right of revision by giving written notice to Belfast in the manner provided in Section 9.8 of this Agreement, which notice shall be in the form of an amendment to this Agreement and the Plan of Merger or in the form of an Amended and Restated Agreement and Amended and Restated Plan of Merger.

  ARTICLE 2
  MANNER OF CONVERTING SHARES; EXCHANGE RATIO

          2.1    Conversion of Shares.

                    (a)     Subject to Sections 2.3 and 2.4, at the Effective Time, by virtue of the Merger and without any further action on the part of First Pulaski, Belfast, or any shareholder of the foregoing, each share of common stock, $10.00 par value per share, of Belfast (the "Belfast Common Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive 2.98 (the "Exchange Ratio") shares of First Pulaski Common Stock.

                    (b)     If, between the date of this Agreement and the Effective Time, the outstanding shares of First Pulaski Common Stock or the outstanding shares of Belfast Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or similar transaction, then the Exchange Ratio shall be appropriately adjusted.

          2.2     Closing of Belfast's Transfer Books.  At the Effective Time, all shares of Belfast Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and all holders of certificates representing shares of Belfast Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of Belfast, and the stock transfer books of Belfast shall be closed with respect to all shares of Belfast Common Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Belfast Common Stock shall be made on such transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of Belfast Common Stock (a "Belfast Stock Certificate") is presented to First Pulaski, such Belfast Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.4.

          2.3     Exchange of Belfast Stock Certificates.

                    (a)     At or as soon as practicable after the Effective Time, First Pulaski will cause to be sent to the holders of Belfast Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as First Pulaski may reasonably specify, and (ii) instructions for use in effecting the surrender of Belfast Stock Certificates in exchange for certificates representing First Pulaski Common Stock.  Upon surrender of a Belfast Stock Certificate to First Pulaski for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by First Pulaski, First Pulaski shall deliver to the holder of such Belfast Stock Certificate a certificate representing that number of shares of First Pulaski Common Stock equal to the total number of shares of First Pulaski Common Stock to which such holder is entitled to receive in exchange for such Belfast Stock Certificate pursuant to Section 2.1(a), and in lieu of any fractional shares to which such holder would otherwise be entitled, the holder of such Belfast stock certificate shall be entitled to elect (i) to be paid in cash the dollar amount rounded to the nearest whole cent) determined by multiplying such fractional shares of First Pulaski Common Stock by $50 ("Average Price") or (ii) to purchase additional fractional share up to the next whole share at the Average Price.  In the event any Person holds two or more Belfast Stock Certificates, then all calculations respecting the number of shares of First Pulaski Common Stock to such Person shall be made based on the aggregate number of shares of Belfast Common Stock represented by all Belfast Stock Certificates held by such Person.  All Belfast Stock Certificates surrendered for exchange pursuant to this Section 2.4(a) shall be canceled.  Until surrendered as contemplated by this Section 2.4, each Belfast Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the shares of First Pulaski's Common Stock issuable upon surrender of such certificate and the right to elect to receive payment of cash in lieu of fractional shares or to purchase additional fractional shares.  If any Belfast Stock Certificate shall have been lost, stolen or destroyed, First Pulaski may, in its reasonable discretion and as a condition precedent to the issuance of any certificate representing First Pulaski Common Stock or the right to elect to receive payment of cash in lieu of fractional shares, require the owner of such lost, stolen or destroyed Belfast Stock Certificate to provide an appropriate affidavit and to deliver an appropriate indemnity agreement (reasonably satisfactory to First Pulaski) as indemnity against any claim that may be made against First Pulaski with respect to such Belfast Stock Certificate.

                    (b)     No dividends or other distributions declared or made with respect to First Pulaski Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Belfast Stock Certificate with respect to the shares of First Pulaski Common Stock represented thereby until such holder surrenders such Belfast Stock Certificate in accordance with this Section 2.3 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

                    (c)     First Pulaski shall not be liable to any holder or former holder of Belfast Common Stock or other securities of or ownership interests in Belfast for any shares of First Pulaski Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

          2.4     Appraisal Rights.  Notwithstanding anything in this Agreement or the Plan of Merger to the contrary, shares of Belfast Common Stock held by a holder who, pursuant to Section 48-23-101 et. seq. of the TBCA or any successor provision, has the right to demand and properly demands an appraisal of such shares of Belfast Common Stock ("Dissenting Shares"), shall not be converted into the right to receive First Pulaski Common Stock as set forth in Section 2.1, unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any.  If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, such holder's Dissenting Shares shall be treated as having been converted as of the Effective Time into the right to receive the Merger Consideration.  At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 48-23-101 et. seq. of the TBCA or any successor provision.  Belfast shall give prompt notice to First Pulaski of any demands received by Belfast for appraisal of shares of Belfast Common Stock and the opportunity to participate in all negotiations and proceedings with respect to any such demand. Belfast shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless First Pulaski shall have consented in writing to such payment or settlement offer.

          2.5     Further Action.  If, at any time after the Effective Time, any further action is determined by First Pulaski to be necessary or desirable to carry out the purposes of this Agreement or the Plan of Merger or to vest First Pulaski with full right, title and possession of and to all rights and property of Belfast, the officers and directors of First Pulaski shall be fully authorized (in the name of Belfast and otherwise) to take such action.

  ARTICLE 3
  REPRESENTATIONS AND WARRANTIES OF BELFAST

          Except as disclosed in the Belfast Disclosure Letter, Belfast hereby represents and warrants to First Pulaski as follows:

          3.1     Organization, Standing and Power.  Belfast is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets in the manner in which the Assets are currently owned and used. Belfast is a bank holding company duly registered under the Bank Holding Company Act.  Belfast is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Belfast. Belfast has delivered true and correct copies of the charter and bylaws of Belfast and Subsidiary Bank, and has made available to First Pulaski all corporate minutes of the Board of Directors and Shareholders of Belfast and all committees thereof, and such minutes accurately reflect in all material respects all actions of the Board, shareholders and committees.

          3.2     Authority; No Breach of Agreement.

                    (a)      Belfast has the corporate power and authority necessary to execute, deliver and, upon obtaining all necessary approvals from its stockholders and appropriate Regulatory Authorities, to perform its obligations under this Agreement and effect the Plan of Merger and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Belfast, subject to the approval of this Agreement and the Plan of Merger by the requisite vote of holders of the outstanding shares of Belfast Common Stock, which is the only shareholder vote required for approval of this Agreement and the Plan of Merger and consummation of the Merger by Belfast.  Subject to the receipt of such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of Belfast, enforceable against Belfast in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

                    (b)     Neither the execution and delivery of this Agreement or the Plan of Merger, as appropriate, by Belfast, nor the consummation by Belfast of the transactions contemplated hereby or thereby, nor compliance by Belfast with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of Belfast's Charter or Bylaws, or (ii) except as disclosed in Section 3.2(b) of the Belfast Disclosure Letter, constitute or result in a Default under, or require any Consent (other than shareholder approval) pursuant to, or result in the creation of any Lien on any material Asset of any Belfast Company under, any Contract or Permit of any Belfast Company except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Belfast, or (iii) subject to receipt of the requisite Consents referred to in Section 6.3 of this Agreement, violate any Law or Order applicable to any Belfast Company or any of its assets except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Belfast.

                    (c)     Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws, and other than Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Belfast of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

                    (d)      No Belfast Company is a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction, or any law which would prevent the execution and delivery of this Agreement and the Plan of Merger by Belfast, or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against any Belfast Company in which the validity of this Agreement, the transactions contemplated hereby or any action which has been taken by any of such Parties in connection herewith or in connection with the transaction contemplated hereby is at issue.

          3.3     Capital Stock.

                    (a)     The authorized capital stock of Belfast consists of 50,000 shares of Belfast Common Stock, of which 30,000 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Belfast are duly and validly issued and outstanding and are fully paid and nonassessable.  None of the outstanding shares of capital stock of Belfast have been issued in violation of any preemptive rights of the current or past shareholders of Belfast.  All outstanding shares of Belfast Common Stock have been issued and granted in compliance with all securities laws and other applicable Laws.

                    (b)     There is no:  (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of Belfast; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Belfast; (iii) Contract under which Belfast is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of Belfast; or (iv) to the knowledge of Belfast, any condition or circumstance that may give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Belfast.

          3.4      Belfast Subsidiaries.  The only Belfast Subsidiary is the Subsidiary Bank.  The Subsidiary Bank is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the Deposits of which are insured by the Bank Insurance Fund, to the extent provided by law.  Belfast owns all of the issued and outstanding shares of capital stock (or other equity interests) of Subsidiary Bank.  No capital stock (or other equity interest) of Subsidiary Bank is or may become required to be issued by reason of any Rights, and there are no Contracts by which Subsidiary Bank is bound to issue additional shares of its capital stock (or other equity interests) or Rights or by which any Belfast is or may be bound to transfer any shares of the capital stock (or other equity interest) of Subsidiary Bank.  All of the shares of capital stock (or other equity interests) of Subsidiary Bank held by Belfast are fully paid and nonassessable under the laws of Tennessee and are owned by Belfast free and clear of any Lien.  The minute book and other organizational documents and Records for Subsidiary Bank have been made available to First Pulaski for its review, and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

          3.5      Belfast Financial Statements.  Belfast has delivered or made available to First Pulaski (or will deliver when available, with respect to periods ended after the date of this Agreement but prior to the Effective Time) true, correct and complete copies of:

                    (a)     Subsidiary Bank's GAAP Financial Statements for the years ended December 31, 1998, 1999 and 2000.

                    (b)     All Call Reports and Federal Reserve Reports, including any amendments thereto, filed with any Regulatory Authorities by Belfast and Subsidiary and, respectively, for the years ended December 31, 1998, 1999 and 2000, and thereafter, together with any correspondence with any Regulatory Authorities concerning any of the aforesaid financial statements and Reports (the "Belfast Regulatory Financial Statements").  The Subsidiary Bank GAAP Financial Statements and the Belfast Regulatory Financial Statement (i) were (or will be) prepared from the Records of Belfast and Subsidiary Bank; (ii) were (or will be) prepared in accordance with GAAP or applicable regulatory accounting principles as the case may be, consistently applied; (iii) present (or, when prepared, will present) in all material respects Belfast's and Subsidiary Bank's (as the case may be) financial condition and the results of its operations, changes in shareholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby; and (iv) contain or reflect (or, when prepared, will contain and reflect) all adjustments and accruals necessary for the accurate presentation (in all material respects) of Belfast's and Subsidiary Bank financial condition and the results of Belfast's and Subsidiary Bank's operations and cash flows for the periods covered by such financial statements.

          3.6     Absence of Undisclosed Liabilities.  Neither Belfast nor Subsidiary Bank has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Belfast or Subsidiary Bank, except Liabilities which are accrued or reserved against in the Subsidiary Bank GAAP Financial Statements as of December 31, 2000, or reflected in the notes or schedules, if any, thereto, and delivered with the Belfast Disclosure Letter prior to the date of this Agreement and (ii) Liabilities incurred in the ordinary course of business since December 31, 2000.  Neither Belfast nor Subsidiary Bank has incurred or paid any Liability since the Balance Sheet Date, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Belfast.

          3.7     Absence of Certain Changes or Events.  Except as described in Section 3.7 of the Belfast Disclosure Letter, since the Balance Sheet Date there has not been:

                    (a)     Any material transaction by Belfast or Subsidiary Bank which was not undertaken in the ordinary course of business consistent with past practice.

                    (b)     Any loss of a key employee of Belfast or Subsidiary Bank or any damage, destruction or loss, whether or not covered by insurance, which has had or which may be reasonably expected to have a Material Adverse Effect on Belfast or Subsidiary Bank.

                    (c)     Any acquisition or disposition by Belfast or Subsidiary Bank of any Asset having a fair market value, singularly or in the aggregate, in an amount greater than Ten Thousand Dollars ($10,000.00), except in the ordinary course of business consistent with past practice.

                    (d)     Any mortgage, pledge or subjection to Lien, of any kind or nature, any of the Assets of any Belfast or Subsidiary Bank, except to secure extensions of credit in the ordinary course of business consistent with past practice.

                    (e)     Any amendment, modification or termination of any Contract relating to any Belfast or Subsidiary Bank or to which Belfast or Subsidiary Bank is a party which amendment, modification or termination would or may be reasonably expected to have a Material Adverse Effect on Belfast or Subsidiary Bank.

                    (f)     Any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee or agent of Belfast or Subsidiary Bank, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of ten percent (10%) per annum or Three Thousand Dollars ($3,000.00)] for any of them individually.

                    (g)     Any incurring of, assumption of, or taking of any Asset subject to, any Liability by, except for Liabilities incurred or assumed or Assets taken subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice.

                    (h)     Except as are applicable to state-chartered, FDIC insured banks and their Affiliates, generally, any material alteration in the manner of keeping the books, accounts or Records of any Subsidiary Bank or Belfast, or in the accounting policies or practices therein reflected.

                    (i)     Any event resulting in a Material Adverse Effect on Belfast or Subsidiary Bank.

          3.8     Tax Matters.

                   (a)     All Tax Returns required to be filed by or on behalf of any of the Belfast or Subsidiary Bank have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 2000, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid.  There is no audit, examination, deficiency proceeding, or litigation with respect to any Taxes, except as reflected in the Belfast GAAP Financial Statements.  All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.  There are no Liens with respect to Taxes upon any of the Assets of the Belfast or Subsidiary Bank.

                    (b)     Neither Belfast nor Subsidiary Bank has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                    (c)     Adequate provision for any Taxes due or to become due for any of the Belfast or Subsidiary Bank for the period or periods through and including the date of the respective Belfast GAAP Financial Statements has been made and is reflected on such Belfast GAAP Financial Statements.

                    (d)     Each of the Belfast and Subsidiary Bank is in compliance with, and its Records contain information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code, except for such instances of non-compliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Belfast.

                    (e)     Except as set forth in Section 3.8(f) of the Belfast Disclosure Letter, neither Belfast nor Subsidiary Bank is a party to any tax allocation or sharing agreement and neither Belfast or Subsidiary Bank has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Belfast) or has any Liability for taxes of any Person (other than Belfast and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by contract or otherwise.

          3.9     Allowance for Possible Loan Losses.  The allowance for possible loan or credit losses, including any allowances or reserves for losses on ORE (as defined below) and other collateral taken in satisfaction, or partial satisfaction of a debt previously contracted (the "Allowance") shown on the balance sheets of Subsidiary Bank included in the most recent Subsidiary Bank GAAP Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Subsidiary included in the Belfast Regulatory Financial Statements as of dates subsequent to the execution of this Agreement and as of the Closing Date will be, as of the dates thereof, in the reasonable opinion of management of Belfast adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known and reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables and ORE reserves) of the Subsidiary Bank and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Subsidiary Bank as of the dates thereof, except where the failure of such Allowance to be adequate is not reasonably likely to have a Material Adverse Effect on Belfast.  Except as described in Section 3.9 of the Belfast Disclosure Letter (by loan type, loan number, classification and outstanding balance), Subsidiary Bank has no Loan or other extension of credit which has been (or should have been in management's reasonable opinion) classified as "Other Assets Especially Mentioned," "Substandard," "Doubtful" or "Loss," or similar classifications, that were not classified in Subsidiary Bank's most recent report of examination. Section 3.9 of the Belfast Disclosure Letter also lists all Loans or extensions of credit which are included on Subsidiary Bank's "watch list."  The net book value of Subsidiary Bank's assets acquired through foreclosure in satisfaction of problem loans ("ORE") is carried on the balance sheet of the Subsidiary Bank GAAP Financial Statements at fair value at the time of acquisition less estimated selling costs which approximate the net realizable value of the ORE in accordance with the American Institute of Certified Public Accountants' Statement of Position 92-3.

          3.10     Assets.  Except as reflected in the Subsidiary Bank GAAP Financial Statements or as set forth in Section 3.10 of the Belfast Disclosure Letter, the Belfast and Subsidiary Bank own and have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible Assets used in the businesses of Belfast and Subsidiary Bank are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Belfast's past practices.  All Assets held under leases or subleases by Belfast and Subsidiary Bank, are held under valid Contracts enforceable in all respects in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.  The Belfast and Subsidiary Bank currently maintain insurance (including fidelity bonds and errors and omissions coverage) reasonable in amounts, scope, and coverage for its operations.  Neither Belfast nor Subsidiary Bank has received notice from any insurance carrier that (i) such insurance would be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  Except as set forth in Section 3.10 of the Belfast Disclosure Letter there are presently no claims pending under any such policies of insurance and no notices have been given by Belfast and Subsidiary Bank under such policies.

          3.11     Intellectual Property.  Neither Belfast nor Subsidiary Bank or their respective predecessors, has misused the Intellectual Property rights of others and none of the Intellectual Property rights as used in the business conducted by Belfast and Subsidiary Bank infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement.  Except as disclosed in Section 3.11 of the Belfast Disclosure Letter, neither Belfast nor Subsidiary Bank is obligated to pay any royalties to any Person with respect to any such Intellectual Property.  Belfast and Subsidiary Bank own or have the valid right to use all of the Intellectual Property rights material to Belfast and Subsidiary Bank which either of them is presently using, or in connection with performance of any Contract to which it is a party.

          3.12     Compliance with Laws.  Belfast and Subsidiary Bank has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Belfast or Subsidiary Bank, and, to the Knowledge of Belfast and Subsidiary Bank, there has occurred no Default under any such Permit other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Belfast or Subsidiary Bank. Except as set forth in Section 3.12 of the Belfast Disclosure Letter, neither Belfast nor Subsidiary Bank:

                    (a)     Is, to the Knowledge of Belfast, in violation of any Laws, Orders or Permits, including any Environmental Laws, applicable to its business, property or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Belfast or Subsidiary Bank; and

                    (b)     Has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that Belfast or Subsidiary Bank is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring Belfast or Subsidiary Bank to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its properties, its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

         3.13     Labor Relations.

                      (a)     No Belfast Company is the subject of any Litigation asserting that it or any other Belfast Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Belfast Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Belfast Company, pending or threatened, or to the Knowledge of Belfast, is there any activity involving any Belfast Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                      (b)     To the Knowledge of Belfast, the Belfast Companies are in compliance in all material respects with all applicable Laws and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

                      (c)     Except as set forth in Section 3.13(c) of the Belfast Disclosure Letter, none of the employees of Subsidiary Bank has stated to an intention to terminate his or her employment with Subsidiary Bank.

          3.14     Employee Benefit Plans.

                      (a)     Belfast has disclosed in Section 3.14(a) of the Belfast Disclosure Letter, and has delivered or made available to First Pulaski prior to the date of this Agreement copies in each case of, all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangement or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Belfast Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively the "Belfast Benefit Plans"). None of the Belfast Benefit Plans is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA.

                      (b)     Except as set forth in Section 3.14(b) of the Belfast Disclosure Letter, all Belfast Benefit Plans are in compliance with the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth in Section 3.15(b) of the Belfast Disclosure Letter, neither Belfast nor Subsidiary Bank has engaged in a transaction with respect to any Belfast Benefit Plan that, assuming the taxable period of such plan expired as of the date hereof, would subject Belfast or Subsidiary Bank to a tax imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

                      (c)     Neither Belfast nor Subsidiary Bank has any liability for retiree health and life benefits under any of the Belfast Benefit Plans to former employees and there are no restrictions on the rights of Belfast or Subsidiary Bank to amend or terminate any such retiree health or benefit plan without incurring liability thereunder.

                      (d)     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any director or any employee of Subsidiary Bank or Belfast under any Belfast Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Belfast Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                      (e)     There are no accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement or employment agreement) employees and former employees of either Belfast or Subsidiary Bank.

          3.15     Material Contracts.  Except as disclosed in Section 3.15 of the Belfast Disclosure Letter, neither Belfast nor Subsidiary Bank, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under (i) any employment, severance, termination, consulting or retirement contract providing for aggregate payments to any Person in any calendar year in excess of $10,000 or total aggregate payments of $50,000 to all Persons receiving benefits, (ii) any contract relating to the borrowing of money by either Belfast or Bank Subsidiary or the guarantee by either Belfast or Bank Subsidiary of any such obligation (other than contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements and Federal Home Loan Bank advances of depository institution subsidiaries, trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any contracts which prohibit or restrict either Belfast or Bank Subsidiary from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other person, (iv) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract (not disclosed in the Belfast GAAP Financial Statements delivered prior to the date of this Agreement) which is a financial derivative contract (including various combinations thereof), (v) any contract or purchase order for the purchase or lease of any Asset providing for payments in excess of $10,000, (vi) any contract or agreement (including loans) with a director or officer of Belfast or Subsidiary Bank, or (vii) any joint venture, partnership, operating or other agreement providing for the sharing of profits of any business venture (together with all contracts referred to in Sections 3.10 and 3.14(a) of this Agreement (the "Belfast Contracts")).  With respect to each Belfast Contract: (i) neither Belfast nor Bank Subsidiary is in Default thereunder, and (ii) no other party to any such contract is, to the Knowledge of Belfast and Bank Subsidiary, in Default in any respect or has repudiated or waived any material provision thereunder.  Except as set forth in Section 3.15 of the Belfast Disclosure Letter, all of the indebtedness of Belfast or Bank Subsidiary for money borrowed is prepayable at any time by such entity without penalty or premium.

          3.16     Legal Proceedings.

                      (a)    Except as disclosed in Section 3.16 of the Belfast Disclosure Schedule, there is no Litigation pending, or, to the Knowledge of Belfast and Bank Subsidiary, threatened against either Belfast or Bank Subsidiary, or against any Asset, interest, or right of any of them nor are there any orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Belfast Company. Section 3.16 of the Belfast Disclosure Letter includes a report of all material litigation as of the date of this Agreement to which either Belfast or Bank Subsidiary is a party and which names Belfast or Bank Subsidiary as a defendant or cross-defendant.  To the Knowledge of Belfast and Bank Subsidiary, no event has occurred, and no claim, despite or other condition or circumstance exists that will, or that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Litigation.

                      (b)     There is no order, writ, injunction, judgement or decree to which either Belfast or Bank Subsidiary or any of the material assets owned or used by either of them, is subject.  To the Knowledge of Belfast and Bank Subsidiary, no officer or other employee of either Belfast or Bank Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Belfast or Bank Subsidiary.

          3.17     Reports.  Except as set forth on Section 3.17 of the Belfast Disclosure Letter, since January 1, 1998, Belfast and Bank Subsidiary has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) all other Regulatory Authorities, and (ii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable laws.  As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          3.18     Statements True and Correct.   No statement, certificate, instrument or other writing furnished or to be furnished by Belfast or Bank Subsidiary to First Pulaski pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains, or will contain, any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the information supplied or to be supplied by Belfast or Bank Subsidiary or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Belfast's shareholders in connection with the shareholders' meeting, and any other documents to be filed by a Company or any Affiliate thereof with any other Regulatory Authority in connection with the transactions contemplated thereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Belfast, contain any untrue statement of material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the shareholders' meeting, contain any untrue statement of material fact, or omit to state any material fact necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.  All documents that Belfast or Bank Subsidiary or any Affiliate thereof is responsible for filing with any regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

          3.19     Accounting, Tax and Regulatory Matters.  To the Knowledge of Belfast and Bank Subsidiary, neither Belfast nor Subsidiary Bank nor any Affiliate thereof has taken any action or is affected by any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 7.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such section.

          3.20     State Takeover Laws.  Belfast has not taken any action designed or intended to require the transactions contemplated by this Agreement and the Plan of Merger to comply with any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover laws (collectively "Takeover Laws").

          3.21     Charter Documents, Minute Books and Stock Records.  Belfast has previously provided, or made available to, First Pulaski true and correct copies of the Charter and Bylaws of Belfast and the Charter and Bylaws of Subsidiary Bank, as amended to date, and each are in full force and effect.  Belfast has previously provided, or made available to, First Pulaski the minute books and stock records of Belfast and Subsidiary Bank, and all such minute books and stock records are accurate and complete.

          3.22     Director Agreements.  Each member of the Board of Directors of Belfast has agreed to vote all shares of Belfast Common Stock owned of record or beneficially by them or otherwise controlled by them, an aggregate of 11,214 shares of Belfast Common Stock, in favor of approval of this Agreement and the Plan of Merger.

  ARTICLE 4
  REPRESENTATIONS AND WARRANTIES OF FIRST PULASKI

    Except as disclosed in the First Pulaski Disclosure Letter, First Pulaski hereby represents and warrants to Belfast that:

          4.1     Organization, Standing and Power.  First Pulaski is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material assets.  First Pulaski is a bank holding company duly registered under the Bank Holding Company Act.  First Pulaski is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Pulaski.

          4.2     Authority; No Breach by Agreement.

                    (a)     First Pulaski has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of First Pulaski.  This Agreement represents a legal, valid and binding obligation of First Pulaski, enforceable against First Pulaski in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                    (b)     Neither the execution and delivery of this Agreement by First Pulaski, nor the consummation by First Pulaski of the transactions contemplated hereby, nor compliance by First Pulaski with any of the provisions hereof will (i) conflict with or result in a breach of any provision of any First Pulaski Company's Charter (or similar governing instrument) or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any assets of any First Pulaski Company under any Contract or Permit of any First Pulaski Company, or (iii) subject to receipt of the requisite approvals referred to in Section 7.1(b) of this Agreement, violate any Law or Order applicable to any First Pulaski Company or any of their respective material Assets.

                    (c)     Other than in connection or compliance with the provisions of the Securities Laws, and applicable state corporate law, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Pulaski, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by First Pulaski of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

                    (d)     No First Pulaski Company is a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction, or any law which would prevent the execution and delivery of this Agreement and the Plan of Merger by First Pulaski, or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against any First Pulaski Company in which the validity of this Agreement, the transactions contemplated hereby or any action which has been taken by any of such Parties in connection herewith or in connection with the transaction contemplated hereby is at issue.

          4.3     Capital Stock.

                    (a)     The currently authorized capital stock of First Pulaski consists of 10,000,000 shares of First Pulaski Common Stock, of which 1,535,998 shares are issued and outstanding as of December 31, 2000. All of the issued and outstanding shares of First Pulaski Capital Stock, and all of the shares of First Pulaski Common Stock to be issued in exchange for shares of Belfast Common Stock upon consummation of the Merger in accordance with the terms of this Agreement, are and/or will be duly and validly issued and outstanding and fully paid and nonassessable under the TBCA and the First Pulaski Charter. First Pulaski has reserved for issuance a sufficient number of shares of First Pulaski Common Stock for the purpose of issuing shares of First Pulaski Common Stock in accordance with the provisions of Section 2.2 of this Agreement.

                    (b)     Except as set forth disclosed the First Pulaski SEC Reports, there are no (i) outstanding subscription, option, call, warrant (or other right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of First Pulaski; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Belfast; (iii) contract under which First Pulaski is or may be obligated to sell or otherwise issue any shares of its capital stock or any other securities of First Pulaski; or (iv) to the knowledge of First Pulaski, any condition or circumstance that may give use to or provide reasonable laws for the assertion of a claim by any person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of First Pulaski.

          4.4     SEC Filings; Financial Statements.

                     (a)     First Pulaski has filed and made available to Belfast all SEC documents required to be filed by First Pulaski since December 31, 1998 (the "First Pulaski SEC Reports").  The First Pulaski SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such First Pulaski SEC Reports or necessary in order to make the statements in such First Pulaski SEC Reports, in light of the circumstances under which they were made, not misleading.

                    (b)     Each of the First Pulaski Financial Statements (including, in each case, any related notes) contained in the First Pulaski SEC Reports, including any First Pulaski SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of First Pulaski and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

          4.5     Absence of Undisclosed Liabilities.  No First Pulaski Company has any liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Pulaski, except liabilities which are accrued or reserved against in the consolidated balance sheets of First Pulaski as of December 31, 2000, included in the First Pulaski Financial Statements reflected in the notes thereto.  No First Pulaski Company has incurred or paid any Liability since the Balance Sheet Date, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Pulaski or in connection with the transactions contemplated by this Agreement.

          4.6    Absence of Certain Changes or Events.  Since December 31, 2000, except as disclosed in the First Pulaski Financial Statements delivered prior to the date of this Agreement or contemplated by pending federal legislation applicable to financial institutions generally, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Pulaski, and (ii) the First Pulaski Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of First Pulaski provided in Article 5 of this Agreement or would have a Material Adverse Effect on First Pulaski.

          4.7     Compliance with Laws.  Each First Pulaski Company has in effect all Permits necessary for it to own, lease or operate its material assets and to carry on its business as now conducted and, to the Knowledge of First Pulaski, there has occurred no default under any such Permit.  No First Pulaski Company:

                    (a)     Is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; and

                    (b)     Has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any First Pulaski Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any First Pulaski Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum or understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

          4.8     Legal Proceedings.  There is no Litigation instituted or pending, or, to the Knowledge of First Pulaski, threatened against any First Pulaski Company, or against any Asset, interest or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Pulaski; nor are there any orders of any Regulatory Authorities, other governmental authorities, or arbitrators against any First Pulaski Company that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Pulaski.

          4.9     Reports.  Since January 1, 1998, First Pulaski has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Pulaski).  As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws.  As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          4.10     Statements True and Correct.  [No statement, certificate, instrument or other writing furnished or to be furnished by any First Pulaski Company or any Affiliate thereof to Belfast pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.]  None of the information supplied or to be supplied by any First Pulaski Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by First Pulaski with the SEC, will, when the Registration Statement is declared effective by the SEC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.  None of the information supplied or to be supplied by any First Pulaski Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Belfast Shareholders in connection with the shareholders' meetings, and any other documents to be filed by any First Pulaski Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Belfast, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the shareholders' meeting, contain any untrue statement of material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  All documents that any First Pulaski Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

          4.11     Tax and Regulatory Matters.  No First Pulaski Company or any Affiliate thereof has taken any action or has any knowledge of any fact or circumstance relating to First Pulaski that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 7.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

  ARTICLE 5
  CONDUCT OF BUSINESS PENDING CONSUMMATION

          5.1     Affirmative Covenants of Belfast.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of First Pulaski shall have been obtained, and except as otherwise expressly contemplated herein, Belfast shall, and shall cause Subsidiary Bank to:  (i) operate its business only in the usual, regular and ordinary course, (ii) preserve intact its business organization and assets and maintain its rights and franchises, (iii) take no action which would (a) materially adversely affect the ability of any party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 7.1(b) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying for as a reorganization within the meaning of Section 368(a) of the Code or (b) adversely affect in any material respect the ability of any Party to perform its covenants and agreements under this Agreement, and (iv) provide First Pulaski with Belfast financial statements at the end of each month by the fifteenth (15th) day following the close of said month.

          5.2     Negative Covenants of Belfast.  Except as specifically permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Belfast covenants and agrees that it will not do or agree to commit to do, or permit Subsidiary Bank to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, chief financial officer or executive vice president of First Pulaski, which consent shall not be unreasonably withheld:

                    (a)     Amend or propose to amend the Charter, Bylaws or other governing instruments of Belfast or Subsidiary Bank; or

                    (b)     Incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 (for the Belfast and Subsidiary Bank on a consolidated basis) except in the ordinary course of the business of Belfast and Subsidiary Bank consistent with past practices (which shall include, for Subsidiary that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition on any Asset of Belfast or Subsidiary Bank of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, advances from the Federal Home Loan Bank, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Belfast Disclosure Letter); or

                    (c)     Repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Belfast or Subsidiary Bank, or declare or pay any dividend (other than regular quarterly dividends paid consistent with past practice, or make any other distribution in respect of Belfast capital stock; or

                    (d)     Issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of Belfast Common Stock or any other capital stock of Belfast or Subsidiary Bank, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock or any stock equivalent type rights; or

                    (e)     Adjust, split, combine or reclassify any capital stock of Belfast or Subsidiary Bank or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Belfast Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of Subsidiary Bank or any Asset having a book value in excess of $25,000, other than in the ordinary course of business for reasonable and adequate consideration and tangible Assets which are obsolete or no longer useful in the business of any Belfast Company; or

                    (f)     Except for purchases of U.S. Treasury securities, U.S., state, county or municipal government agency securities, which in either case have maturities of five (5) years or less, or securities of the same nature as those held for investment by Subsidiary Bank as of December 31, 2000, purchase any securities or make any material investment in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures in the ordinary course of business; or

                    (g)     Grant any increase in compensation or benefits to the employees or officers of Belfast or Bank Subsidiary, except in accordance with past practice disclosed in Section 5.2(g) of the Belfast Disclosure Letter or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of this Agreement and disclosed in Section 5.2(g) of the Belfast Disclosure Letter; and enter into or amend any severance agreements with officers of Belfast or Bank Subsidiary; grant any material increase in fees or other increases in compensation or other benefits to directors of Belfast or Bank Subsidiary except in accordance with past practice disclosed in Section 5.2(g) of the Belfast Disclosure Letter; or voluntarily accelerate the vesting of any employee benefits (other than the acceleration of vesting which occurs under a benefit plan under the terms of such plan upon a change of control of Belfast or otherwise pursuant to the provisions of such benefit plan); or

                    (h)     Except as otherwise provided for herein, enter into or amend any employment contract between Belfast or Bank Subsidiary and any Person; or

                    (i)     Adopt any new employee benefit plan of Belfast or Bank Subsidiary or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Belfast or Bank Subsidiary other than any such change that is required by law or that, in the opinion of counsel is necessary or advisable to maintain the tax-qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practice; or

                    (j)     Make any significant change in any tax or accounting methods or systems of internal accounting controls; or

                    (k)    Commence any litigation other than in the ordinary course of business or in accordance with past practice, settle any litigation involving any liability of Belfast or Bank Subsidiary for material money damages in excess of $20,000 or restrictions upon the operations of Belfast or Subsidiary Bank; or

                    (l)     Except in the ordinary course of business, enter into, modify, amend or terminate any material contract (excluding any loan contract) or waive, release, compromise or assign any material rights or claims; or

                    (m)   Directly or indirectly take or agree in writing or otherwise to take any action which could reasonably be expected to adversely affect or delay the ability of any of the Parties to obtain any approval of any Regulatory Authority required to consummate the transactions contemplated hereby.

          5.3     Covenants of First Pulaski.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, First Pulaski covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the First Pulaski Common Stock and the business prospects of the First Pulaski Companies, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 7.1(b) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this agreement, provided, that the foregoing shall not prevent any First Pulaski Company from acquiring any other assets or businesses or from discontinuing or disposing of any of its assets or business if such action is, in the judgment of First Pulaski, desirable in the conduct of the business of First Pulaski and its Subsidiaries and would not, in the judgment of First Pulaski, likely delay the Effective Time to a date subsequent to the date set forth in Section 8.1(e) of this Agreement.

          5.4     Adverse Changes in Condition.  Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

          5.5     Reports.  Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with any Regulatory Authority pursuant to the Securities Laws, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP or regulatory accounting (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material).  As of their respective dates, such reports filed with any Regulatory Authorities pursuant to the Securities Laws will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with laws applicable to such reports.

  ARTICLE 6
  ADDITIONAL AGREEMENTS

          6.1     Registration Statement; Proxy Statement; Shareholder Approvals.

                    (a)     As promptly as practicable after the date hereof, Belfast shall take all action necessary in accordance with the rules of the TBCA, and its Charter and Bylaws to call, give notice of, convene and hold a shareholders meeting as promptly as practicable (unless such date shall be delayed due to circumstances reasonably beyond the control of the parties) to consider and vote upon the approval and adoption of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, and for such other purposes as may be necessary or desirable.  The Board of Directors of Belfast shall use its best efforts to solicit and secure from its shareholders such approval and adoption of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, which efforts may include, without limitation, soliciting shareholder proxies therefor and to advise the other party upon its request, from time to time, as to the status of the shareholder vote then tabulated.

                    (b)     As promptly as practicable after the date hereof, Belfast and First Pulaski shall jointly prepare and file with the SEC a preliminary prospectus of First Pulaski with respect to the First Pulaski Common Stock to be issued in the Merger and will thereafter use their respective best efforts to respond to any comments of the SEC with respect thereto and to cause the Registration Statement to become effective, and the Proxy Statement and proxy to be mailed to Belfast's shareholders, as promptly as practicable.  The Proxy Statement shall include the unqualified recommendation of Belfast's Board of Directors that Belfast's shareholders vote in favor of the approval and adoption of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby.

                    (c)     As soon as practicable after the date hereof, Belfast and First Pulaski shall prepare and file any other filings required to be filed by each under the Securities Act or the Exchange Act or any other federal or state securities laws relating to the Merger and the transactions contemplated hereby (collectively the "Other Filings") and will use their best efforts to respond to any comments of the SEC or any other appropriate government official with respect thereto.

                    (d)     Belfast and First Pulaski shall cooperate with each other and provide to each other all information necessary in order to prepare the Registration Statement, the Proxy Statement and the Other Filings (collectively, the "SEC Transactional Filings") and shall provide promptly to the other party any information that such party obtains that could necessitate amending any such document.

                    (e)     Belfast and First Pulaski will notify the other party promptly of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the SEC Transaction Filings or for additional information and will supply the other party with copies of all correspondence between Belfast or any of its representatives or First Pulaski and any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto.  If at any time prior to the Effective Time, any event shall occur that should be set forth in an amendment of, or a supplement to, any of the SEC Transaction Filings, Belfast and First Pulaski agree promptly to prepare and file such amendment or supplement and to distribute such amendment or supplement as required by applicable law, including, in the case of an amendment or supplement to the Proxy Statement, mailing such supplement or amendment to Belfast's shareholders.  First Pulaski shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by shareholders of Belfast who may be affiliates of Belfast or First Pulaski pursuant to Rule 145 under the Securities Act.

                    (f)     The information provided and to be provided by Belfast and First Pulaski for use in SEC Transaction Filings shall at all times prior to the Effective Time be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading, and Belfast and First Pulaski each agree to promptly correct any such information provided by it for use in the SEC Transaction Filings that shall have become false or misleading.  The SEC Transaction Filings, when filed with the SEC or any appropriate government official, shall comply as to form in all material respects with all applicable requirements of law.

          6.2     Applications.  First Pulaski shall prepare and file, and Belfast shall cooperate in the preparation and, where applicable, filing of applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.  The Parties shall deliver to each other copies of all filings, correspondence and orders to and from, all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

          6.3     First Pulaski Filings with State Offices.  Upon the terms and subject to the conditions of this Agreement, First Pulaski and Belfast shall execute and file the Articles of Merger with the Secretary of State of the State of Tennessee.

          6.4     Agreement as to Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 7 of this Agreement; provided, however, that nothing herein shall preclude either Party from exercising its rights under this Agreement.  Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.4 shall be construed to obligate either party to take any action to meet any condition required for it to obtain any Consent if such condition would be unreasonable or constitute a significant impediment upon either party's ability to carry on its business, acquisition or merger programs or to require either party to increase its capital ratios to amounts in excess of the Federal Reserve's minimum capital ratio guidelines which may from time to time be in effect.

          6.5     Investigation and Confidentiality.

                    (a)     Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party and its Representatives to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.  No investigation by a Party shall affect the representations and warranties of the other Party.

                    (b)     Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all Confidential Information furnished to it by the other Party or its advisors or agents concerning its and its Subsidiaries' businesses, operations and financial positions (including any information learned or obtained during any due diligence activities) and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party and shall not use any such Confidential Information to its competitive advantage.  This agreement shall remain in effect and survive termination of this Agreement.

                    (c)     Each Party shall give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

          6.6     Tax Treatment.  Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes.

          6.7     State Takeover Laws.  Belfast shall take any reasonable steps necessary to exempt the transactions contemplated by this Agreement from, an applicable, Takeover Law.

          6.8     Agreement of Affiliates.  Belfast has disclosed in Section 6.10 of the Belfast Disclosure Letter all persons whom it reasonably believes is an "affiliate" of Belfast for purposes of Rule 145 under the 1933 Act. Belfast shall use its reasonable efforts to cause each such Person to deliver to First Pulaski not later than thirty (30) days prior to the Effective Time, a written agreement, substantially in the form annexed as Exhibit C to this Agreement. First Pulaski shall be entitled to place restrictive legends upon certificates for shares of First Pulaski Common Stock issued to affiliates of Belfast pursuant to this Agreement and to enforce the provisions of this Section 6.10 and of each such affiliate agreement.

          6.9     Employee Benefits and Contracts.  Following the Effective Time, First Pulaski shall provide to officers and employees of the Belfast Companies employee benefits under employee benefit and welfare plans, as are currently provided by the First Pulaski Companies to their similarly situated officers and employees.  For purposes of determining eligibility to participate in and vesting under such employee benefit and welfare plans, all such officers and employees shall be given full credit for all prior service as officers or employees of the Belfast Companies, and no such officer or employee shall be subject to any pre-existing condition limitation (other than as already effective under the existing Belfast Companies health coverage) pursuant to any First Pulaski health insurance plan.  If such action provides waiting period coverage for Belfast employees, First Pulaski agrees to maintain Belfast's existing health coverage during any waiting period that is otherwise applicable to Belfast employees under First Pulaski's health coverage.

          6.10     Directors' and Officer's Insurance Coverage.  First Pulaski shall cause the individuals serving as officers and directors of the Belfast and Subsidiary Bank immediately prior to the Effective Time to be covered for a period of four years from the Effective Time by the directors' and officers' liability insurance policy maintained by First Pulaski (provided that First Pulaski may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that in no event shall First Pulaski be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10, any amount per annum in excess of 150% of the amount of the annual premium paid by Belfast for such insurance.

  ARTICLE 7
  CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

          7.1     Conditions to Obligations of Each Party.  The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 9.6 of this Agreement:

                    (a)     Shareholder Approvals.  The shareholders of Belfast shall have approved this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by law or by the provisions of any governing instruments.

                    (b)     Regulatory Approvals.  All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.  No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner, which in the reasonable judgment of the Board of Directors of First Pulaski would so materially adversely impact the financial or economic benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, First Pulaski would not, in its reasonable judgment, have entered into this Agreement.

                    (c)     Consents.  Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 7.1(b) of this Agreement) or for the preventing of any default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                    (d)     Legal Proceedings.  No court or government or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement and the Plan of Merger.

                    (e)     Registration Statement.  The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approval under state securities laws or the Securities Act, or Exchange Act relating to the issuance or trading of the shares of First Pulaski Common Stock pursuant to the Merger shall have been received.

                    (f)     Tax Opinion.  First Pulaski and Belfast shall have received an opinion of Bass, Berry & Sims PLC, counsel to First Pulaski, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the Code, and (b) no gain or loss will be recognized by shareholders of Belfast who receive shares of First Pulaski Common Stock in exchange for their shares of Belfast Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests; in rendering their opinion, such counsel may require and rely upon representations and agreements, including those contained in certificates of officers of Belfast, First Pulaski and others.

          7.2     Conditions to Obligations of First Pulaski.  The obligations of First Pulaski to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by First Pulaski pursuant to Section 9.6(a) of this Agreement:

                    (a)     Representations and Warranties.  Each of the representations and warranties of Belfast set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak of an earlier date) as of the Effective Time as though made at and as of the Effective Time.

                    (b)     Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Belfast to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                   (c)     Certificates.  Belfast shall have delivered to First Pulaski (i) a certificate, dated as of the Effective Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 7.2(a) and 7.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by

  Belfast's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as First Pulaski and its counsel shall reasonably request.

                    (d)     Affiliates Agreements.  First Pulaski shall have received from each affiliate of Belfast the affiliates letter referred to in Section 6.10 of this Agreement, to the extent necessary to assure in the reasonable judgment of First Pulaski that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

                    (e)     Non-Compete Agreements.  Each director of Belfast and the Subsidiary Banks shall have entered into Non-Competition Agreements with First Pulaski substantially in the form attached hereto as Exhibit D.

                    (f)      Employment Agreement.  James L. West and Sandra McPherson shall have entered into a Non-Competition Agreement with First Pulaski in the form attached hereto as Exhibit E.

                    (g)     Material Adverse Change.  There shall not have occurred an event that would be reasonably likely to have a Material Adverse Effect on Belfast.

                    (h)     Dissenting Shares.  The Dissenting Shares shall constitute no more than 10% of the outstanding shares of Belfast Common Stock immediately prior to the Effective Time.

          7.3     Conditions to Obligations of Belfast.  The obligations of Belfast to perform this Agreement and the Plan of Merger and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Belfast pursuant to Section 9.6(b) of this Agreement.

                    (a)     Representations and Warranties.  Each of the representations and warranties of First Pulaski set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak of an earlier date) as of the Effective Time as though made at and as of the Effective Time.

                    (b)     Performance of Agreements and Covenants.  Each and all of the agreements and covenants of First Pulaski to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                    (c)     Certificates.  First Pulaski shall have delivered to Belfast (i) a certificate, dated as of the Effective Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 7.3(a) and 7.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by First Pulaski's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Belfast and its counsel shall reasonably request.

                    (d)     Material Adverse Change.  There shall not have occurred an event that would be reasonably likely to have a Material Adverse Effect on First Pulaski.

  ARTICLE 8
  TERMINATION

          8.1     Termination.  Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of First Pulaski or Belfast, this Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time:

                    (a)     By mutual written consent of First Pulaski and Belfast; or

                    (b)     By either First Pulaski or Belfast (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy; or

                    (c)     By either First Pulaski or Belfast (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

                    (d)     By either First Pulaski or Belfast in the event (i) any consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such Regulatory Authority or if any such action taken by such Regulatory Authority is not appealed within the time limit for appeal or (ii) the shareholders of Belfast fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the TBCA and Belfast's Charter and Bylaws; or

                    (e)     By either First Pulaski or Belfast in the event that the Merger shall not have been consummated by December 31, 2001, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 8.1(e) and further, if First Pulaski shall have filed all applications necessary to obtain the necessary Consents of the necessary banking Regulatory Authorities within sixty (60) days of the date hereof, and if the Closing shall not have occurred because of a delay caused by a bank Regulatory Authority in its review of the application before it, or by the SEC in its review of the Registration Statement to be filed by First Pulaski, then Belfast shall, upon First Pulaski's written request, extend the December 31, 2001, date for a reasonable time, in no event less than thirty (30) days nor more than sixty (60) days, in order for First Pulaski to obtain all Consents of the necessary bank Regulatory Authorities required and/or all Consents of the SEC and any other securities Regulatory Authorities, and for the expiration of any stipulated waiting periods; or

                    (f)     By either First Pulaski or Belfast (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 8.1(e) of this Agreement as the same may be extended pursuant to Section 8.1(e).

                    (g)     By First Pulaski after the occurrence of an event which results in a Belfast Material Adverse Effect or by Belfast after the occurrence of an event which results in a First Pulaski Material Adverse Effect;

          8.2     Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 8.1 of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions of Section 8.1 and Article 9 and Section 6.5(b) of this Agreement shall survive any such termination and abandonment; and (ii) a termination pursuant to Sections 8.1(b), 8.1(c) or 8.1(f) of this Agreement shall not relieve the breaching Party from liability for an uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination.

          8.3     Non-Survival of Representations and Covenants.  The representations and warranties contained herein and in any certificate delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement; provided however, (i) that nothing in this Section 8.3 shall relieve any party from any liability for any breach of any representation, warranty or agreement in this Agreement occurring prior to termination; and (ii) the agreements contained in Articles 1, 2 and 9 and Sections 6.1, 6.5, 6.10 and 6.11 hereof shall survive the Effective Time indefinitely.

  ARTICLE 9
  GENERAL PROVISIONS

          9.1     Expenses.

                    (a)     Except as otherwise provided in this Section 9.1, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the costs contemplated hereunder, including, filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, accountants, and counsel, except that each of the Parties shall bear and pay half of printing and mailing costs incurred in connection with the printing and mailing of the proxy statement.

          9.2     Brokers and Finders.  Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investments bankers fees, brokerage fees, commissions, or finders fees in connection with this Agreement or the ones contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Belfast or First Pulaski, each of Belfast and First Pulaski, as the case may be agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

          9.3     Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

          9.4     Amendments.  To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement and the Plan of Merger has been obtained; provided, that after any such approval by the holders of Belfast Common stock, there shall be made no amendment that modifies in any material respect the Merger Consideration to be received by the Belfast Record Holders.  Notwithstanding the foregoing or any other provision contained in this Agreement, in the event First Pulaski shall exercise its rights pursuant to Section 1.8 of this Agreement, Belfast shall execute any amendment reasonably presented in accordance with such section, so long as the requirements of Section 1.8 are otherwise met.

          9.5     Publicity.  The Parties shall mutually agree upon a press release to be released no later than the next business day following execution of this Agreement announcing that the Agreement has been executed.  The press release shall be in form and substance mutually agreed upon by the Parties; provided, however, that such press release shall contain all information that either Party shall be advised by counsel is necessary to satisfy such Party's obligations under applicable laws, including, without limitation, the federal securities laws.  The Parties shall consult with each other regarding the form and substance of all subsequent press releases related to the transactions contemplated by the Agreement; provided, however, that notwithstanding the foregoing, neither Party shall be prohibited from making any disclosure of information that such Party shall be advised by counsel is necessary to satisfy such Party's obligations under applicable law, including, without limitation, the federal securities laws.

          9.6     Waivers.

                    (a)     Prior to or at the Effective Time, First Pulaski, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Belfast, to waive or extend the time for the compliance or fulfillment by Belfast of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Pulaski under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of First Pulaski.

                   (b)     Prior to or at the Effective Time, Belfast, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by First Pulaski, to waive or extend the time for the compliance or fulfillment by First Pulaski of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Belfast under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of Belfast.

                    (c)     The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

          9.7     Assignment.  Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, First Pulaski may assign all of their rights hereunder to any other wholly owned Subsidiary whether now existing or hereafter acquired or organized. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

          9.8     Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

      If to First Pulaski:                                                  First Pulaski National Corporation
                                                                                        206 South First Street
                                                                                        Pulaski, Tennessee 38478
                                                                                        Attention: James T. Cox
                                                                                        Telephone: (931) 363-2585
                                                                                        Fax: (931) 363-7574

      With a copy to:                                                      Bass, Berry & Sims PLC
                                                                                        315 Deaderick Street, Suite 2700
                                                                                        Nashville, TN 37238
                                                                                        Attention: Bob F. Thompson
                                                                                        Telephone: (615) 742-6262
                                                                                        Fax: (615) 742-2762

      If to Belfast:                                                           Belfast Holding Company
                                                                                        P.O. Box 9
                                                                                        Belfast, TN 37019-0008
                                                                                        Attn: James L. West
                                                                                        Telephone: (931) 276-2326

      With a copy to:                                                      Robert O. Binkley
                                                                                        111 E. Commerce Street
                                                                                        P.O. Box 2695
                                                                                        Lewisburg, TN 37091-1695
                                                                                        Telephone: (931) 359-5660

          9.9     Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

          9.10     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

          9.11     Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

          9.12     Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman.  The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

          9.13     Enforcement of Agreement.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in United States District Court, Middle District of Tennessee or any Tennessee state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          9.14     Attorneys' Fees.  If any Party hereto shall bring any action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

          9.15     Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          9.16     Remedies Cumulative.  All remedies provided in this Agreement, by Law or otherwise, shall be cumulative and not alternative.

  [Signatures on following page.]

  IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Agreement or has caused this Agreement to be executed and delivered in its name and on behalf by its representatives thereunto duly authorized, all as of the date first written above.

                                                                          BELFAST HOLDING COMPANY

                                                                           By: /s/James L. West
                                                                                         James L. West
                                                                                         President and Chief Executive Officer

                                                                           FIRST PULASKI NATIONAL CORPORATION

                                                                           By: /s/James T. Cox
                                                                                           James T. Cox
                                                                                           President and Chief Executive Officer

  COVENANTS OF BELFAST DIRECTORS

  In consideration of First Pulaski National Corporation ("First Pulaski") executing this Agreement, each of the undersigned directors of Belfast Holding Company, Inc. ("Belfast") hereby covenants and agrees that they will recommend approval of the Merger between First Pulaski and Belfast, that they will vote all shares of Common Stock of Belfast owned of record or beneficially by them or otherwise controlled by them in favor of such merger.  Each of the undersigned further acknowledges that their agreement is a material inducement to First Pulaski entering into the Agreement and Plan of Reorganization dated as of June 12, 2001, and that First Pulaski shall be entitled to enforce such agreement by injunction in a court of competent jurisdiction.

  /s/Jerry Beech                                                                        /s/Bob McDaniel
  ____________________________                                      ____________________________
  Jerry Beech                                                                            Bob McDaniel

  /s/David Craig                                                                        /s/Steve McPerson
  ____________________________                                      ____________________________
  David Craig                                                                            Steve McPherson

  /s/Earl Glenn Potts                                                                  /s/Ed Potts
  ____________________________                                      ____________________________
  Earl Glenn                                                                              Ed Potts

  /s/Thomas McAdams III                                                         /s/Claude Coffey, Jr.
  ____________________________                                      ____________________________
  Thomas McAdams III                                                            Claude Coffey, Jr.

  /s/James L. West
  ____________________________
  James L. West

      EXHIBIT A

  DEFINITIONS

          Except as otherwise provided in the Agreement of the Plan of Merger, the capitalized terms set forth below shall have the following meanings:

          "Affiliate" of a Party means any Person, partnership, corporation, association, limited liability company, business trust, or other legal entity directly or indirectly controlling, controlled by or under common Control, with that Party.

          "Agreement" shall mean this Agreement, the Plan of Merger and the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "Allowances" shall mean the allowances for loan, lease and other credit losses, including losses in connection with ORE, of any Person.

          "Articles of Merger" shall mean the Articles of Merger to be executed by First Pulaski and Belfast and filed with the Secretary of State of Tennessee pursuant to Section 48-21-107 of the TBCA, relating to the merger of Belfast with and into First Pulaski as contemplated by this Agreement and the Plan of Merger.

          "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "Balance Sheet Date" shall mean December 31, 2000.

          "Belfast" shall mean Belfast Holding Company, a corporation chartered and existing under the laws of the State of Tennessee which is registered as a bank holding company and whose principal offices are located at 1600 Fishing Ford Road, Belfast, Tennessee 37019.

          "Belfast Common Stock" shall mean the common stock of Belfast Bank Holding Company, $10.00 par value per share.

          "Belfast Company(ies)" shall mean Belfast and all of its Subsidiaries, whether direct or indirect.

          "Belfast Disclosure Letter" shall mean a letter signed by the President of Belfast delivered prior to the date of this Agreement to First Pulaski describing in reasonable detail

  Exhibit A-Page 1

  the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

          "Belfast Employee Plans" shall mean any pension plans, profit sharing plans, deferred compensation plans, stock option plans, cafeteria plans, and any other such or related benefit plans or arrangements offered or funded by Belfast or any Belfast Subsidiary, to or for the benefit of the officers, directors, employees, independent contractors or consultants of Belfast or any Belfast Subsidiary.

          "Belfast GAAP Financial Statements" shall mean subsidiary banks' GAAP financial statements (see Section 3.5 of Agreement and Plan of Reorganization ("Reorganization Plan") for each of the three years ended December 31, 2000, 1999 and 1998.

          "Belfast Record Holders" means those Persons who shall be the holders of record of any of the issued and outstanding shares of Belfast Common Stock immediately prior to the Effective Time.

          "Business Day" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a federal or state holiday generally recognized or observed by banks in the State of Tennessee.

          "Closing" shall mean the consummation of the Merger.

          "Closing Date" shall mean the date on which the Closing occurs.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Confidential Information" shall mean any information furnished by one Party or its directors, officers, employees, Affiliates or Representatives to the other Party or its directors, officers, employees, Affiliates or Representatives, except for publicly available information or information already in the possession of a Party.

          "Consent" shall mean any consent, approval, ratification, permission, authorization, clearance, exemption, waiver, or affirmation by any Person pursuant to any Contract, Law, Order or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

  Exhibit A-Page 2

          "Control" shall have the meaning assigned to such term in Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended.

          "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence or any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

          "Deposits" shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of the Subsidiary Bank and other deposit-taking Affiliates.

          "Effective Date" shall mean that date on which the Effective Time of the Merger shall have occurred.

          "Effective Time" shall mean the date and time that the Articles of Merger shall become effective with the Secretary of State of Tennessee.

          "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and any state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 USC Sec. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 USC Sec. 6901, et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System and shall include the Federal Reserve Bank of Atlanta when acting under delegated authority.

  Exhibit A-Page 3

          "First Pulaski" shall mean First Pulaski National Corporation, a corporation chartered and existing under the laws of the State of Tennessee which is registered as a bank holding company and whose principal offices are located at 205 South First Street, Pulaski, Tennessee, 38478.

          "First Pulaski Capital Stock" shall mean, collectively, the First Pulaski Common Stock, the First Pulaski Preferred Stock and any other class or series of capital stock of First Pulaski.

          "First Pulaski Common Stock" shall mean the $1.00 par value common stock of First Pulaski.

          "First Pulaski Companies" shall mean, collectively, First Pulaski and all First Pulaski Subsidiaries.

          "First Pulaski Disclosure Letter" shall mean a letter signed by the Chief Executive Officer and the Chief Financial Officer of First Pulaski delivered prior to the date of this Agreement to Belfast describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

          "First Pulaski Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of First Pulaski for each of the three years ended December 31, 2000, 1999, and 1998, and the related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any), as filed by First Pulaski in SEC Documents, and (ii) the consolidated balance sheet of First Pulaski (including related notes and schedules, if any) and related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2000.

          "First Pulaski Preferred Stock" shall mean the no par value preferred stock of First Pulaski authorized but none of which is currently outstanding.

          "First Pulaski SEC Reports" has the meaning set forth in Section 4.4(a).

          "First Pulaski Subsidiaries" shall mean the Subsidiaries of First Pulaski.

          "GAAP" shall mean generally accepted accounting principles as in effect from time to time, consistently applied.

  Exhibit A-Page 4

          "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title III of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and other intellectual property rights.

          "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are actually (as opposed to constructively) known by the Chairman, Chief Executive Officer, President, or any other officer of such Person, regardless of title, charged with or responsible for the oversight of a particular area, department or function to which the subject matter relates.

          "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

          "Litigation" shall mean any action, suit, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic routine examinations of depository institutions and their Affiliates by Regulatory Authorities.

  Exhibit A-Page 5

          "Material Adverse Effect" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

          "Merger" shall mean the merger of Belfast with and into First Pulaski, as described in Section 1.1 of this Agreement.

          "Office" shall mean principal or branch office of a bank, bank holding company, credit union, mortgage loan origination or other financial institutions, including temporary or part-time locations.

          "Operating Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "ORE" shall mean real estate and other property acquired through foreclosure, deed in lieu of foreclosure, or similar procedures.

          "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "Party" shall mean First Pulaski, on the one hand, or Belfast on the other hand, and "Parties" shall mean, First Pulaski and Belfast.

          "Pension Plan" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

  Exhibit A-Page 6

          "Permit" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

          "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Plan of Merger" shall mean the plan of merger providing for the Merger, in substantially the form of Exhibit B.

          "Proxy Statement" shall mean the proxy statement to be used by Belfast to solicit proxies with a view to securing the approval of the Belfast shareholders of this Agreement and the Plan of Merger.

          "Records" means all available records, minutes of meetings of the Board of Directors, committees and shareholders of a Party; original instruments and other documentation, pertaining to a Party or any of its Subsidiaries or assets (including plans and specifications relating to any realty), Liabilities, Deposits, Contracts, capital stock, and loans; and all other business and financial records which are necessary or customary for use in the conduct of the business of such Person or any of such Person's Subsidiary businesses on or after the Effective Time as it was conducted prior to the Effective Time.

          "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by First Pulaski under the Securities Act with respect to the resale of the shares of First Pulaski Common Stock to be issued to the shareholders of Belfast in connection with the transactions contemplated by this Agreement.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the National Association of Securities Dealers and the SEC, or any respective successor thereto.

          "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

          "Restricted Area" shall mean Giles, Lincoln and Marshall Counties, Tennessee.

  Exhibit A-Page 7

          "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for shares of the capital stock of a Person, or which derive their value in whole or in part from shares of the capital stock of a Person, including stock appreciation rights and phantom stock, or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC" shall mean the United States Securities and Exchange Commission, or any successor thereto.

          "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Securities Laws" shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as any similar state securities laws and any similar rules and regulations promulgated by the applicable federal or state bank Regulatory Authorities.

          "Shareholders' Meeting" shall mean the Special Meeting of the shareholders of Belfast to be held pursuant to Section 6.1 of this Agreement, including any adjournment or adjournments thereof.

          "Subsidiary Bank" shall mean Bank of Belfast.

          "Subsidiaries" shall mean all of those Persons of which the entity in question owns or controls 50% or more of the outstanding voting equity securities or equity interest, either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities or equity interest is owned directly or indirectly by its parent; provided, however, that there shall not be included any Person acquired through foreclosure or in satisfaction of a debt previously contracted in good faith, any such entity that owns or operates an automatic teller machine interchange network, or any such Person the equity securities or equity interest of which are owned or controlled in a fiduciary capacity or through a small business development corporation.

          "Surviving Corporation" shall mean First Pulaski, as the corporation resulting from and surviving the consummation of the Merger as set forth in Section 1.1 of this Agreement.

  Exhibit A-Page 8

          "Tax" or "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

          "TBCA" shall mean the Tennessee Business Corporation Act, as amended.

          Any singular term in this Agreement shall be deemed to include the plural and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

  Exhibit A-Page 9

  APPENDIX B

  CHAPTER 23
  DISSENTERS' RIGHTS
  Part 1

  Right to Dissent and Obtain Payment for Shares.

  48-23-101.  Definitions.
  48-23-102.  Right to dissent.
  48-23-103.  Dissent by nominees and beneficial owners.

  Part 2

  Procedure for Exercise of Dissenters' Rights.

  48-23-201.  Notice of dissenters' rights.
  48-23-202.  Notice of intent to demand payment.
  48-23-203.  Dissenters  ' notice.
  48-23-204.  Duty to demand payment.
  48-23-205.  Share restrictions.
  48-23-206.  Payment.
  48-23-207.  Failure to take action.
  48-23-208.  After-acquired shares.
  48-23-209.  Procedure if shareholder dissatisfied with payment or offer.

  Part 3

  Judicial Appraisal of Shares.

  48-23-301.  Court action.
  48-23-302.  Court costs and counsel fees.
  ________________

  PART 1
  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

  48-23-101. Definitions.

  As used in this chapter, unless the context otherwise requires:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

          (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

          (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Sec 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

          (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

          (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

          (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

  48-23-102. Right to dissent.

          (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

          (A) If shareholder approval is required for the merger by Sec. 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

          (B) If the corporation is a subsidiary that is merged with its parent under Sec. 48-21-105;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

          (A) Alters or abolishes a preferential right of the shares;

          (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

          (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

         (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

          (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under Sec. 48-16-104; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

          (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under Sec. 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

  48-23-103. Dissent by nominees and beneficial owners.

          (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights.  The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

          (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:

          (1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

  PART 2
  PROCEDURE FOR EXERCISE OF DISSENTERS  ' RIGHTS

  48-23-201. Notice of dissenters' rights.

          (a) If proposed corporate action creating dissenters' rights under Sec. 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

          (b) If corporate action creating dissenters' rights under Sec. 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Sec. 48-23-203.

          (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

  48-23-202. Notice of intent to demand payment.

          (a) If proposed corporate action creating dissenters' rights under Sec. 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must:

          (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

          (2) Not vote the shareholder's shares in favor of the proposed action.  No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by Sec. 48-23-201.

          (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

  48-23-203. Dissenters' notice.

          (a) If proposed corporate action creating dissenters' rights under Sec. 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Sec. 48-23-202.

          (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

          (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to Sec. 48-23-201.

  48-23-204. Duty to demand payment.

          (a) A shareholder sent a dissenters' notice described in Sec. 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to Sec. 48-23-203(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

          (b) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

          (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

          (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

  48-23-205. Share restrictions.

          (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under Sec. 48-23-207.

          (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

  48-23-206. Payment.

          (a) Except as provided in Sec. 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with Sec. 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

          (b) The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Sec. 48-23-209; and

          (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to Sec. 48-23-201 or Sec. 48-23-203.

  48-23-207. Failure to take action.

          (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

          (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under Sec. 48-23-203 and repeat the payment demand procedure.

  48-23-208. After-acquired shares.

          (a) A corporation may elect to withhold payment required by Sec. 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

          (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand.  The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under Sec. 48-23-209.

  48-23-209. Procedure if shareholder dissatisfied with payment or offer.

          (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under Sec. 48-23-206), or reject the corporation's offer under Sec. 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:

          (1) The dissenter believes that the amount paid under Sec. 48-23-206 or offered under Sec. 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under Sec. 48-23-206 within two (2) months after the date set for demanding     payment; or

          (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

          (b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

  PART 3
  JUDICIAL APPRAISAL OF SHARES

  48-23-301. Court action.

          (a) If a demand for payment under Sec. 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest.  If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

          (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located.  If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

          (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

          (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value.  The appraisers have the powers described in the order appointing them, or in any amendment to it.  The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

          (e) Each dissenter made a party to the proceeding is entitled to judgment:

          (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

          (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under Sec. 48-23-208.

  48-23-302. Court costs and counsel fees.

          (a) The court in an appraisal proceeding commenced under Sec. 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court.  The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Sec. 48-23-209.

          (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

         (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

          (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

          (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

  PART II

  INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 20. Indemnification of Directors and Officers.

          The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation.  In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding.  The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received.  Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation; (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (iii) such officer or director breached his duty of care to the corporation.

          The Charter and Bylaws of First Pulaski National Corporation (the "Company") provide that to the fullest extent permitted by law no director shall be personally liable to the Company or its shareholders for monetary damages for breach of any fiduciary duty as a director.  Under the TBCA, this provision relieves the Company's directors from personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from a judgment or other final adjudication establishing (i) any breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) any unlawful distributions.  The Company currently has in effect an executive liability insurance policy which provides coverage for its directors and officers.

  page II-1

  Item 21. Exhibits.
Exhibit Number		Description
2	--

  Agreement and Plan of Reorganization by and among First Pulaski National Corporation and Belfast Holding Company, dated as of June 12, 2001 (See Appendix A to the Proxy Statement/Prospectus contained in the Registration Statement of which this exhibit is a part).*

3.1	--	Charter of the First Pulaski (incorporated by reference to Amendment No. 1 to First Pulaski's Registration Statement No. 2-73488 on Form S-14/A).
3.2	--	Bylaws of First Pulaski (incorporated by reference to Amendment No. 1 to First Pulaski's Registration Statement No. 2-73488 on Form S-14/A.
3.3	--	Amended Bylaws of First Pulaski (Restated Electronically for SEC filing purposes).**
4	--	Form of Common Stock Certificates.**
5	--	Opinion of Bass, Berry & Sims PLC.**
8	--	Opinion of Bass, Berry & Sims PLC as to certain tax matters.**
23.1	--	Consent of Putman & Hancock, CPAs, relating to Financial Statements of First Pulaski.
23.2	--	Consent of David A. Kidd, independent CPA, relating to Financial Statements of the Bank of Belfast.
23.3	--	Consent of Bass, Berry & Sims PLC (included in opinion filed as Exhibit 5). **
24	--	Power of Attorney (included on Page II-4).
99.1	--	Form of Proxy of Belfast.

  ______________________

  * Exhibits omitted pursuant to Regulation S-K, Item 601(b)(2) of the SEC or filed as Appendices to the Proxy Statement/Prospectus. First Pulaski undertakes to furnish the remaining Exhibits to the SEC supplementally upon request.

           ** To be filed by amendment.

  page II-2

  Item 22. Undertakings.

  (a)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c)     (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

           (2) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d)     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  page II-3

  SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pulaski, State of Tennessee on August 21, 2001.

                                                                                  FIRST PULASKI NATIONAL CORPORATION

                                                                                  /s/James T. Cox
                                                                                  ________________________________________
                                                                                  James T. Cox, Chief Executive Officer

  SIGNATURE PAGE AND POWER OF ATTORNEY

          Know all men by these presents, that each person whose signature appears below constitutes and appoints James T. Cox and Mark A. Hayes (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/James T.Cox ____________________ James T. Cox	Chairman, Chief Executive Officer and Director	August 21, 2001
/s/Mark A. Hayes ____________________ Mark A. Hayes	President and Director	August 21, 2001
/s/Harold Bass ____________________ Harold Bass	Secretary/Treasurer (our Principal Accounting Officer)	August 21, 2001
/s/David E. Bagley ____________________ David E. Bagley	Director	August 21, 2001
/s/James K. Blackburn IV ____________________ James K. Blackburn IV	Director	August 21, 2001
/s/James H. Butler ____________________ James H. Butler	Director	August 21, 2001
/s/Greg G. Dugger ____________________ Greg G. Dugger DDS	Director	August 21, 2001
page II-4
/s/William A. McNairy ____________________ William A. McNairy	Director	August 21, 2001
/s/Bill Yancey ____________________ Bill Yancey	Director	August 21, 2001
/s/Johnny Bevill ____________________ Johnny Bevill	Director	August 21, 2001
/s/Wade Boggs ____________________ Wade Boggs	Director	August 21, 2001
/s/Parmenas Cox ____________________ Parmenas Cox	Director	August 21, 2001
/s/Charles D. Haney ____________________ Charles D. Haney	Director	August 21, 2001
/s/James Rand Hayes ____________________ James Rand Hayes	Director	August 21, 2001
/s/W. Harwell Murrey MD ____________________ W. Harwell Murrey MD	Director	August 21, 2001

  page II-5

  INDEX TO EXHIBITS
Exhibit Number		Description
2	--

  Agreement and Plan of Reorganization by and among First Pulaski National Corporation and Belfast Holding Company, dated as of June 12, 2001 (See Appendix A to the Proxy Statement/Prospectus contained in the Registration Statement of which this exhibit is a part).*

3.1	--	Charter of the First Pulaski (incorporated by reference to Amendment No. 1 to First Pulaski's Registration Statement No. 2-73488 on Form S-14/A).
3.2	--	Bylaws of First Pulaski (incorporated by reference to Amendment No. 1 to First Pulaski's Registration Statement No. 2-73488 on Form S-14/A).
3.3	--	Amended Bylaws of First Pulaski (Restated Electronically for SEC filing purposes).**
4	--	Form of Common Stock Certificates.**
5	--	Opinion of Bass, Berry & Sims PLC.**
8	--	Opinion of Bass, Berry & Sims PLC as to certain tax matters.**
23.1	--	Consent of Putman & Hancock, CPAs relating to Financial Statements of First Pulaski.
23.2	--	Consent of David A. Kidd, independent CPA, relating to Financial Statements of the Bank of Belfast.
23.3	--	Consent of Bass, Berry & Sims PLC (included in opinion filed as Exhibit 5). **
24	--	Power of Attorney (included on Page II-4).
99.1	--	Form of Proxy of Belfast.

  ______________________

  * Exhibits omitted pursuant to Regulation S-K, Item 601(b)(2) of the SEC or filed as Appendices to the Proxy Statement/Prospectus. First Pulaski undertakes to furnish the remaining Exhibits to the SEC supplementally upon request.

  ** To be filed by amendment.